As filed with the Securities and Exchange Commission on August 6, 2001

                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              DIANON SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                               8071                            06-1128081
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
      INCORPORATION OR               CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)
        ORGANIZATION)

                              200 WATSON BOULEVARD
                               STRATFORD, CT 06615
                                 (203) 381-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                              MR. KEVIN C. JOHNSON
                              DIANON SYSTEMS, INC.
                              200 WATSON BOULEVARD
                               STRATFORD, CT 06615
                                 (203) 381-4000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   ----------

                                   copies to:

 Dennis J. Block, Esq.      Mr. Michael W. George       Robert E. Wilson, Esq.
 Cadwalader, Wickersham          UroCor, Inc.        Fulbright & Jaworski L.L.P.
         & Taft              840 Research Parkway     1301 McKinney, Suite 5100
    100 Maiden Lane        Oklahoma City, OK 73104       Houston, Texas 77010
New York, New York 10038        (405) 290-4000              (713) 651-5107
     (212) 504-6000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into UroCor, Inc. as described in the Agreement and Plan of Merger dated as of June 28, 2001.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE        AGGREGATE       REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED          PER UNIT        OFFERING PRICE         FEE
---------------------------------------------------------------------------------------------------------
Common Stock, with par
  value of $0.01 per share
  (1) .......................      4,416,299 (2)           (3)         $182,291,862 (4)    $45,573 (5)
=========================================================================================================

(1) Includes Dianon Preferred Stock purchase rights which, until events specified in Dianon's Rights Agreement occur, will not be exercisable or evidenced separately from the Dianon common stock.

(2) The maximum number of shares of Dianon common stock, par value $0.01 per share, issuable in the merger in exchange for shares of UroCor common stock, based upon the maximum exchange ratio of .4064 of a share of Dianon common stock for each share of UroCor common stock and assumes (a) 9,981,380 shares of UroCor common stock outstanding on July 31, 2001 and
      (b) 885,497 shares of UroCor common stock that may be issued pursuant to outstanding options between July 31, 2001 and the closing of the merger.

(3)   Not applicable.

(4) Estimated to calculate the registration fee under Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on (i) the market value of UroCor shares to be received by Dianon in the merger, set by the average of the high and low sales prices of UroCor common stock on July 30, 2001 on the consolidated tape, which was $16.775, times (ii) 10,866,877 shares of UroCor common stock, which includes 9,981,380 outstanding shares of UroCor common stock and 885,497 shares of UroCor common stock that may be issued pursuant to outstanding options prior to the closing of the merger .

(5) This fee has been calculated under Section 6(b) of the Securities Act, as .025 of one percent of $182,291,862.

      THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH STATES THAT THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THAT THE COMMISSION, ACTING UNDER SECTION 8(A), DETERMINES.

================================================================================

        [PRELIMINARY DRAFT DATED AUGUST 6, 2001-- SUBJECT TO COMPLETION]

[DIANON LOGO]                                                      [UROCOR LOGO]

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

      The boards of directors of DIANON Systems, Inc. and UroCor, Inc. have unanimously approved a merger between our two companies that we believe will be able to create substantially more stockholder value than could be achieved by either company individually. The combined company will be named Dianon Systems, Inc., with its headquarters in Stratford, Connecticut. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger transaction and related matters.

      If the merger is completed, UroCor stockholders will receive up to 0.4064 of a share of Dianon common stock for each share of UroCor common stock, subject to adjustment as described in this joint proxy statement/prospectus. Holders of UroCor common stock will be entitled to receive shares of Dianon common stock with a value of up to $18 in exchange for each share of UroCor common stock they hold, determined on the basis of the market price of Dianon common stock as described in this joint proxy statement/prospectus. Dianon stockholders will continue to own their existing Dianon shares. We estimate that Dianon will issue approximately 3.8 million shares of Dianon common stock to UroCor stockholders as a result of the merger, assuming Dianon's July 27, 2001 closing market price of $50.23 per share. Upon completion of the merger, Dianon's stockholders will own approximately 68% of the combined company, and UroCor stockholders will own approximately 32% of the combined company. This information is based on the number of Dianon and UroCor shares outstanding on August 2, 2001 and does not take into account UroCor or Dianon stock options or other equity-based awards. The shares of Dianon common stock received by UroCor stockholders as a result of the merger will be quoted on the Nasdaq National Market under the symbol "DIAN". WE ARE ASKING THE DIANON STOCKHOLDERS TO APPROVE THE ISSUANCE OF THE SHARES OF DIANON COMMON STOCK TO BE ISSUED IN THE MERGER. WE ARE ASKING THE UROCOR STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

      In addition, Dianon is asking its stockholders, in connection with its annual meeting, to vote in favor of the election of eight Dianon directors, to approve the adoption of the 2001 Stock Incentive Plan, to ratify the appointment of Arthur Andersen LLP as Dianon's independent public accountants for the 2001 fiscal year and to consider other Dianon annual meeting matters described in this joint proxy statement/prospectus.

      We cannot complete the merger unless the stockholders of UroCor adopt the merger agreement and approve the merger and the stockholders of Dianon approve the issuance of Dianon common stock in connection with the merger. Approval of the 2001 Stock Incentive Plan and other Dianon annual meeting matters is not a condition of the merger.

      We have each scheduled a meeting of our respective stockholders to vote on these important matters.

      The dates, times and places of the meetings are:

      For DIANON stockholders:

      October 1, 2001

      10:00 a.m. E.D.T.

      at Dianon's corporate headquarters
      200 Watson Boulevard
      Stratford, Connecticut

      For UROCOR stockholders:

      October 1, 2001

      11:00 a.m. C.D.T.

      Renaissance Hotel
      10 Broadway Avenue
      Oklahoma City, Oklahoma

      This document gives you detailed information about the proposed merger. It also contains information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this document carefully and in its entirety. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION FOR A DESCRIPTION OF THE VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION.

      We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company.


/s/  Kevin C. Johnson                      /s/  Michael W. George
Kevin C. Johnson                           Michael W. George
President and Chief Executive Officer      President and Chief Executive Officer
DIANON Systems, Inc.                       UroCor, Inc.

--------------------------------------------------------------------------------
      Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED AUGUST ___, 2001, AND IS FIRST BEING MAILED TO THE STOCKHOLDERS OF DIANON ON OR ABOUT AUGUST ___, 2001 AND UROCOR ON OR ABOUT AUGUST ___, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Dianon and UroCor from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and telephone number.

             DIANON SYSTEMS, INC.                  UROCOR, INC.
             David R. Schreiber                    Bruce C. Hayden
             200 Watson Boulevard                  840 Research Parkway
             Stratford, CT 06615                   Oklahoma City, OK 73104
             Tel: (203) 381-4055                   Tel:  (405) 290-4117

      If you would like to request documents, please do so by September __, 2001 in order to receive them before your meeting.

      See "Additional Information for Stockholders - Where You Can Find More Information".

                                  [DIANON LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of the stockholders of DIANON Systems, Inc. ("Dianon") will be held at Dianon's corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut, on October 1, 2001, at 10:00 A.M., for the following purposes:

      1. To consider and vote upon a proposal to approve the issuance of shares of Dianon common stock under an Agreement and Plan of Merger, dated as of June 28, 2001, among DIANON Systems, Inc., UroCor Acquisition Corp., a wholly-owned subsidiary of Dianon, and UroCor, Inc. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

      2.    To elect directors for the ensuing year;

      3.    To consider and approve the adoption of the 2001 Stock Incentive
            Plan;

      4. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of Dianon for the fiscal year ending December 31, 2001; and

      5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on August 29, 2001 will be entitled to vote at the Annual Meeting. As of that date, there were [ ] shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from September 21, 2001 to the date of the Annual Meeting at Dianon's corporate headquarters.

      Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                       By Order of the Board of Directors


                               David R. Schreiber
                               Corporate Secretary

200 Watson Boulevard
Stratford, Connecticut 06615
August __, 2001

                                  [UROCOR LOGO]

               NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF UROCOR

      NOTICE IS HEREBY GIVEN that UroCor, Inc. ("UroCor") will hold a special meeting of its stockholders, on October 1, 2001 at 11:00 a.m., local time, at the Renaissance Hotel, 10 Broadway Avenue, Oklahoma City, Oklahoma, for the following purposes:

      1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 28, 2001, among DIANON Systems, Inc., UroCor Acquisition Corp., a wholly-owned subsidiary of Dianon, and UroCor, Inc., and approve the merger contemplated by that agreement. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

      2. To transact such other business as may properly come before the special meeting and any adjournment or postponement.

      Holders of common stock at the close of business on August 29, 2001 are entitled to receive notice of and to vote their shares at the special meeting or any adjournment or postponement thereof. As of that date, there were [ ] shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A list of the stockholders entitled to vote at the UroCor special meeting will be available at the special meeting and for ten days prior to the meeting, during business hours, at UroCor's corporate headquarters at the address set forth below.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                        By Order of the Board of Directors

                                        Bruce C. Hayden
                                        Corporate Secretary

AUGUST ___, 2001
UROCOR, INC.
840 RESEARCH PARKWAY
OKLAHOMA CITY, OK  73104

                                 -- IMPORTANT --

      Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. In this way, if you are unable to attend in person, your shares can still be voted at the UroCor special meeting.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   CHAPTER ONE

                                   THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER ..................................    I-1

SUMMARY .................................................................    I-6
    The Companies .......................................................    I-6
    Our Recommendations to Stockholders .................................    I-7
    Stockholder Votes Required ..........................................    I-7
    The Merger ..........................................................    I-7
    What UroCor Stockholders Will Receive ...............................    I-8
    Ownership of Dianon After the Merger ................................    I-9
    Conditions to the Completion of the Merger ..........................    I-9
    Termination of Merger Agreement .....................................    I-9
    Regulatory Approvals ................................................   I-11
    Material Federal Income Tax Consequences of the Merger ..............   I-11
    Comparative Per Share Market Price Information ......................   I-11
    Dissenters' Appraisal Rights ........................................   I-11
    Interests of Officers and Directors in the Merger ...................   I-12
    Accounting Treatment of the Merger ..................................   I-12
    Opinions of Financial Advisors ......................................   I-12
    Other Dianon Annual Meeting Matters .................................   I-12

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA ........................   I-14

SELECTED HISTORICAL FINANCIAL DATA OF DIANON ............................   I-15

SELECTED HISTORICAL FINANCIAL DATA OF UROCOR ............................   I-16

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA ....................   I-17

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF
   DIANON AND UROCOR ....................................................   I-18

COMPARATIVE PER SHARE DATA ..............................................   I-19

COMPARATIVE PER SHARE AND OTHER DATA ....................................   I-20

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION .............   I-21

RISK FACTORS ............................................................   I-22
    Risks Related to the Merger .........................................   I-22
    Risks Related to Our Business and Industry After the Merger .........   I-26

FORWARD-LOOKING STATEMENTS ..............................................   I-36

THE PROPOSED MERGER .....................................................   I-38
    General .............................................................   I-38
    Dianon Proposals ....................................................   I-38
    UroCor Proposal .....................................................   I-38
    Background of the Merger ............................................   I-38
    Dianon's Reasons for the Merger .....................................   I-48
    Factors Considered by, and Recommendation of, the Board of
      Directors of Dianon ...............................................   I-50
    Factors Considered by, and Recommendation of, the Board of
      Directors of UroCor ...............................................   I-52
    Accounting Treatment ................................................   I-55
    Material Federal Income Tax Consequences of the Merger ..............   I-55
    Regulatory Matters Relating to the Merger ...........................   I-57
    No Appraisal Rights .................................................   I-57
    Certain Litigation ..................................................   I-57

    Federal Securities Laws Consequences; Stock Transfer Restriction
      Agreements ........................................................   I-58

OPINIONS OF FINANCIAL ADVISORS ..........................................   I-58
 Opinions of Dianon's Financial Advisor .................................   I-58
 Opinion of UroCor's Financial Advisor ..................................   I-66

INTERESTS OF CERTAIN PERSONS IN THE MERGER ..............................   I-75
UroCor's Arrangements With Executive Officers and Key Employees  I-75
    Ownership Of Common Stock; Stock Options ............................   I-77
    Indemnification; Directors' And Officers' Insurance .................   I-77

THE MERGER AGREEMENT ....................................................   I-78
    General .............................................................   I-78
    Closing Matters .....................................................   I-78
    Consideration to be Received in the Merger ..........................   I-78
    Treatment of Stock Options ..........................................   I-79
    Exchange of Certificates in the Merger ..............................   I-79
    Fractional Shares ...................................................   I-80
    Listing of Dianon Stock .............................................   I-80
    Covenants ...........................................................   I-80
    Other Covenants and Agreements ......................................   I-84
    Representations and Warranties ......................................   I-85
    Conditions ..........................................................   I-86
    Termination of Merger Agreement .....................................   I-87
    Amendments, Extensions and Waivers ..................................   I-89

                                   CHAPTER TWO

                             SELECTED FINANCIAL DATA

                                  CHAPTER THREE

                    INFORMATION ABOUT THE MEETINGS AND VOTING

Matters Relating to the Meetings ........................................  III-1
Vote Necessary to Approve Dianon and UroCor Proposals ...................  III-3
Proxies .................................................................  III-3
How to Vote by Proxy ....................................................  III-4
Other Business; Adjournments ............................................  III-5
Dianon Stockholder Account Maintenance ..................................  III-5

                                  CHAPTER FOUR

                            CERTAIN LEGAL INFORMATION

COMPARISON OF DIANON/UROCOR STOCKHOLDER RIGHTS ..........................   IV-1
    Summary of Material Differences Between Current Rights of UroCor
      Stockholders and Rights Those Stockholders Will Have as Dianon
      Stockholders Following the Merger .................................   IV-1

DESCRIPTION OF DIANON CAPITAL STOCK .....................................   IV-3
    Authorized Capital Stock ............................................   IV-3
    Dianon Common Stock .................................................   IV-3
    Dianon Preferred Stock ..............................................   IV-4
    Transfer Agent and Registrar ........................................   IV-4
    Stock Exchange Listing; Delisting and Deregistration of UroCor
      Common Stock ......................................................   IV-4

LEGAL MATTERS ...........................................................   IV-4

EXPERTS .................................................................   IV-4

                                  CHAPTER FIVE

                      OTHER DIANON ANNUAL MEETING PROPOSALS

ELECTION OF DIRECTORS ...................................................    V-1
    Information Concerning Directors and Nominees  V-1
    Committees of the Board .............................................    V-3
    Attendance at Board and Committee Meetings ..........................    V-4
    Compensation of Directors ...........................................    V-4
    Voting for Directors ................................................    V-5

EXECUTIVE OFFICERS ......................................................    V-6

EXECUTIVE COMPENSATION ..................................................    V-7
    Compensation Committee Report .......................................    V-7
    Compensation Program Components .....................................    V-7
    Discussion of 2000 Compensation for the Chief Executive Officer .....    V-8

SUMMARY COMPENSATION TABLE ..............................................    V-8

Performance Graph .......................................................    V-9
    Employment and Severance Agreements .................................   V-10
    Change of Control Provisions ........................................   V-11
    Section 16(a) Beneficial Ownership Reporting Compliance .............   V-12
    Stock Options .......................................................   V-12

OWNERSHIP OF VOTING STOCK BY MANAGEMENT .................................   V-14

OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS ..................   V-15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................   V-15

ADOPTION OF THE 2001 STOCK INCENTIVE PLAN ...............................   V-16
    Principal Provisions of the Plan ....................................   V-16
    General Provisions ..................................................   V-16
    Discretionary Awards ................................................   V-17
    Automatic Awards to Outside Directors ...............................   V-20
    Provisions Relating to a Change of Control ..........................   V-21
    Other Provisions ....................................................   V-21
    Certain Federal Income Tax Consequences .............................   V-22
    Benefits Under the Plan .............................................   V-24
    Additional Information ..............................................   V-24

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS' APPOINTMENT .............   V-24

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K ..............................   V-25

                                   CHAPTER SIX

                     ADDITIONAL INFORMATION FOR STOCKHOLDERS

FUTURE DIANON STOCKHOLDER PROPOSALS .....................................   VI-1

WHERE YOU CAN FIND MORE INFORMATION .....................................   VI-2

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS UROCOR, INC.

ANNEXES

    Annex A   Agreement and Plan of Merger
    Annex B   Opinion of Lazard Freres & Co.
    Annex C   Opinion of U.S. Bancorp Piper Jaffray, Inc.
    Annex D   Charter of the Audit Committee of the Board of Directors of Dianon
    Annex E   2001 Stock Incentive Plan

                                                        CHAPTER ONE - THE MERGER


                                   CHAPTER ONE

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY IS DIANON ACQUIRING UROCOR?

A: The board of directors of Dianon believes that this merger will further enhance Dianon's position as a leader in the full-service cancer diagnostics market and create a company with a leading share in the urology segment of this market. In addition, the boards of directors of Dianon and UroCor believe that the merger will:

      o     increase scale nationwide;

      o build customer base and strengthen relationships with managed care customers;

      o expand capacity with a group of board-certified, experienced urological pathologists;

      o     enhance technological capabilities;

      o     strengthen information databases; and

      o     present significant opportunities for earnings growth.

      For more detailed reasons for the merger, see "The Proposed Merger - Dianon's Reasons for the Merger."

Q:    DOES UROCOR'S BOARD OF DIRECTORS RECOMMEND ADOPTION OF THE MERGER
      AGREEMENT?

A: Yes. After careful consideration, the UroCor board of directors unanimously recommends that the UroCor stockholders vote in favor of adoption of the merger agreement and approval of the merger. Additional information pertaining to the recommendation of the board of directors can be found under "The Proposed Merger - Dianon's Reasons for the Merger."

Q:    WHAT WILL UROCOR STOCKHOLDERS RECEIVE FOR THEIR UROCOR SHARES?

A: UroCor stockholders will receive up to 0.4064 of a share of Dianon common stock for each share of UroCor common stock, subject to adjustment as described in this joint proxy statement/prospectus. As a result of such adjustment UroCor stockholders will receive shares of Dianon common stock with a value of up to $18 in exchange for each share of UroCor common stock they hold, determined on the basis of the market price of Dianon common stock as described in this joint proxy statement/prospectus.

      Dianon will not issue fractional shares in the merger. As a result, the total number of shares of Dianon common stock that each UroCor stockholder will receive in the

                                                        CHAPTER ONE - THE MERGER


      merger will be rounded down to the nearest whole number, and UroCor stockholders will receive a cash payment for the value of the remaining fraction of a share of Dianon common stock that they would otherwise receive, if any. See "The Merger Agreement--Consideration to be Received in the Merger".

Q:    WILL DIANON STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Dianon stockholders will continue to hold the Dianon shares they currently own.

Q:    WHAT WILL HAPPEN TO UROCOR STOCK OPTIONS AS A RESULT OF THE MERGER?

A: All stock options that are outstanding at the closing of the merger under the UroCor employee stock option plan and the UroCor non-employee director stock option plan will be assumed by Dianon and become exercisable for shares of Dianon common stock. All outstanding stock options under the UroCor employee stock option plan will become fully vested upon the closing of the merger. The outstanding stock options under the UroCor non-employee director stock option plan will not vest upon the closing of the merger. At August [ ], 2001, there were [ ] shares of UroCor common stock subject to issuance upon exercise pursuant to options granted under the UroCor employee stock option plan.

Q:    WHAT WILL HAPPEN TO UROCOR AS A RESULT OF THE MERGER?

A: If the merger is completed, UroCor will become a wholly-owned subsidiary of Dianon, and UroCor's common stock will cease to be traded on the Nasdaq National Market.

Q:    WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed, both companies will continue to operate as independent companies. UroCor may be required to pay a termination fee and certain expenses to Dianon under the merger agreement if the merger is not completed for certain reasons. See "The Merger Agreement--Termination of the Merger Agreement."

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger in the fourth quarter of this year. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time. We hope to complete the merger as soon as reasonably practicable. In addition, subject to certain exceptions, either Dianon or UroCor may terminate the merger agreement if the merger is not completed by December 31, 2001. See "The Merger Agreement--Termination of the Merger Agreement".

                                                        CHAPTER ONE - THE MERGER


Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: UroCor stockholders who exchange their shares of UroCor common stock for shares of Dianon common stock pursuant to the merger generally will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of Dianon common stock. The merger will not have any tax consequences for Dianon stockholders. To review the tax consequences to stockholders in greater detail, see "The Proposed Merger - Material Federal Income Tax Consequences of the Merger".

Q: WHAT WILL UROCOR STOCKHOLDERS' TAX BASIS BE IN THE DIANON COMMON STOCK THEY RECEIVE IN THE MERGER?

A: Each UroCor stockholder's tax basis in his or her shares of Dianon common stock received in the merger will equal that stockholder's current tax basis in his or her UroCor common stock reduced by the amount of basis allocable to fractional shares for which the stockholder receives a cash payment, if any.

Q:    WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?

A: The Dianon stockholder meeting will take place on October 1, 2001 at Dianon's headquarters at 200 Watson Boulevard, Stratford, Connecticut, at 10:00 a.m. The UroCor stockholder meeting will take place on October 1, 2001 at the Renaissance Hotel, 10 Broadway, Oklahoma City, Oklahoma, at 11:00 a.m., local time.

Q:    WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's stockholder meeting. You can do this in one of three ways:

      o     timely delivery of a valid, later-dated proxy;

      o written notice to your company's Secretary before the meeting that you have revoked your proxy; or

      o voting by ballot at either the Dianon annual meeting or the UroCor special meeting.

Q:    WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: If you are a Dianon stockholder, the failure to return your proxy card could be a factor in establishing a quorum for the annual meeting of Dianon stockholders. If you are a UroCor stockholder, the failure to return your proxy card will have the

                                                        CHAPTER ONE - THE MERGER


      same effect as voting against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on either the approval of the merger by UroCor stockholders or the share issuance by Dianon stockholders. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting. If you are a Dianon stockholder and do not give voting instructions to your broker, your broker may not vote your shares on the share issuance proposal without instructions from you, and you will not be counted as voting for purposes of the Dianon share issuance proposal unless you appear in person at the Dianon meeting with a legal, valid proxy from the record holder. If you are a UroCor stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the UroCor meeting with a legal, valid proxy from the record holder. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send UroCor stockholders written instructions for exchanging their stock certificates. Dianon stockholders will keep their existing stock certificates.

Q:    AM I ENTITLED TO DISSENTERS' RIGHTS?

A: No. Neither Dianon nor UroCor stockholders will be entitled to dissenters' appraisal rights.

Q:    WHO CAN HELP ME ANSWER MY QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A: If you are a Dianon stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, or if you have questions with respect to the annual meeting, you should contact:

            DIANON Systems, Inc.
            David R. Schreiber
            Chief Financial Officer
            200 Watson Boulevard
            Stratford, Connecticut 06615
            Telephone:  (203) 381- 4055

      If you are a UroCor stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, or if you have questions with respect to the special meeting, you should contact:

                                                        CHAPTER ONE - THE MERGER


            UroCor, Inc.
            Bruce C. Hayden
            Chief Financial Officer
            840 Research Parkway
            Oklahoma City, Oklahoma 73104
            Telephone:  (405) 290-4117

                                                        CHAPTER ONE - THE MERGER


                                     SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information".

THE COMPANIES

DIANON SYSTEMS, INC.
200 Watson Boulevard
Stratford, CT 06615
(203) 381-4000
Internet address: www.Dianon.com

Dianon provides a full line of anatomic pathology testing services and a number of genetic and clinical chemistry testing services to patients, physicians and managed care organizations throughout the United States. Dianon's principal physician audience for these services includes approximately 50,000 clinicians engaged in the fields of medical oncology, urology, dermatology, gynecology and gastroenterology. Dianon is one of the leading specialized providers of anatomic pathology testing services in the United States.

Dianon performs all testing at either its main facility in Stratford, Connecticut or at its other facilities located in Tampa, Florida; New City, New York; Woodbury, New York or Englewood, Colorado (the latter acquired in October
2000). Dianon provides most test results to physicians within forty-eight hours. In 1996, Dianon opened a specimen processing facility at the hub of its airfreight provider in Ohio in order to prepare certain specimens for more rapid processing when they arrive in the appropriate laboratory and to improve overall turnaround time to the physicians.

UROCOR, INC.
840 Research Parkway
Oklahoma City, OK  73104
Internet address: www.Urocor.com

UroCor markets a comprehensive range of products and services to assist in detecting, diagnosing, treating and managing prostate cancer, bladder cancer, kidney stones and other complex urologic disorders. UroCor's primary focus is providing products and services to help urologists improve patient care and outcomes while reducing the total cost of managing these diseases.

UroCor provides comprehensive diagnostic services to detect major urologic conditions, enhance the accuracy of prognosis of individual patient's disease, monitor the patient's therapy and identify recurrence of the disease. UroCor manufactures ProstaSeed and acquires marketing and co-promotion rights to urologic pharmaceutical products and selected devices. UroCor markets these services and products directly to urologists and managed care organizations across the United States through its urology-focused sales force.

UroCor also performs research and development work pursuant to which it develops, evaluates and customizes new diagnostic products and technologies for use in diagnostic service offerings and facilitates and the development and utilization of disease databases and related information systems. UroCor utilizes information systems to develop proprietary urologic

                                                        CHAPTER ONE - THE MERGER


disease databases and disease management models directed at improving the diagnosis and treatment of patients. These efforts led to the development of UroSavant (R), a proprietary service that tracks individual client's prostate disease management data and compares results to regional and national statistics, as well as the capability to deliver diagnostic reports to clients via the Internet.

OUR RECOMMENDATIONS TO STOCKHOLDERS

TO DIANON STOCKHOLDERS:

Dianon's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the share issuance proposal in connection with the merger.

Dianon's board of directors also recommends that you vote FOR the election of the directors, FOR the adoption of the 2001 Stock Incentive Plan and FOR the proposal to approve Arthur Andersen LLP as our independent public accountants.

TO UROCOR STOCKHOLDERS:

UroCor's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to adopt the merger agreement and approve the merger.

STOCKHOLDER VOTES REQUIRED

FOR DIANON STOCKHOLDERS:

Approval of the share issuance proposal requires the affirmative vote of at least a majority of the votes cast by the holders of Dianon common stock, provided that the total votes cast represent a majority of the outstanding shares of Dianon common stock. A plurality of votes cast is required to elect directors. Approvals of Arthur Andersen LLP as independent public accountants and the adoption of the 2001 Stock Incentive Plan require the affirmative vote of a majority of the shares present or represented at the annual meeting.

As of August 29, 2001, directors, executive officers and affiliates of Dianon beneficially owned an aggregate of ________ shares, or ___ %, of Dianon common stock.

NONE OF THE DIANON PROPOSALS ARE CONDITIONED ON APPROVAL OF ANY OTHER DIANON PROPOSAL.

FOR UROCOR STOCKHOLDERS:

Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the outstanding shares of UroCor common stock.

As of August 29, 2001, directors, executive officers and affiliates of UroCor beneficially owned an aggregate of ________ shares, or ___ %, of UroCor common stock.

THE MERGER

Under the terms of the proposed merger, a wholly-owned subsidiary of Dianon formed for the purpose of the merger will merge with and into UroCor. As a result, UroCor will become a wholly-owned subsidiary of Dianon.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger. For a summary of the merger agreement, see "The Merger Agreement."

                                                        CHAPTER ONE - THE MERGER


WHAT UROCOR STOCKHOLDERS WILL RECEIVE

As a result of the merger, UroCor stockholders will be entitled to receive, for each share of UroCor common stock they own, up to 0.4064 of a share of Dianon common stock, subject to adjustment as described below.

The merger agreement provides that, at the effective time of the merger, each share of UroCor common stock issued and outstanding immediately prior to the effective time of the merger, together with the associated rights issued under the UroCor stockholder rights plan, will be converted into the right to receive the shares of Dianon common stock and associated rights at the following exchange ratio:

      o If the Dianon "market price" is less than or equal to $44.29, the exchange ratio shall equal 0.4064; and

      o If the Dianon "market price" is greater than $44.29, the exchange ratio shall equal a quotient (rounded to four decimal points), the numerator of which is $18.00, and the denominator of which is the Dianon "market price".

The Dianon "market price" will be the average daily closing price per share of Dianon common stock as reported on the Nasdaq for the "random trading days." The "random trading days" will be the five trading days selected by Dianon and UroCor by lot out of the fifteen trading days ending on and including the third Nasdaq trading day preceding the closing date of the merger.

Dianon will not issue any fractional shares in the merger. As a result, the total number of shares of Dianon common stock that each UroCor stockholder will receive in the merger will be rounded down to the nearest whole number, and UroCor stockholders will receive a cash payment for the remaining fraction of a share of Dianon common stock that they would otherwise receive, if any. See "The Merger Agreement--Exchange of Certificates in the Merger".

Example:

      o If you currently own 100 shares of UroCor common stock and the Dianon market price is equal to $44.00, then after the merger you will receive 40 shares of Dianon common stock and a check for the sale proceeds for .64 of one share of Dianon common stock, rounded to the nearest one cent, or, in this case $28.16. The value of the Dianon stock that you will receive will fluctuate as the price of Dianon common stock changes after the merger.

      o If you currently own 100 shares of UroCor stock and the Dianon market price is $48.00 per share, then after the merger you will receive 37 shares of Dianon common stock and a check for the sale proceeds for 0.5 of one share of Dianon common stock, rounded to the nearest one cent, or, in this case, $24.00 in cash. The value of the Dianon stock that you will receive will fluctuate as the price of Dianon common stock changes after the merger.

On August 1, 2001, the most recent practicable date prior to the mailing of this document, the closing price of Dianon common shares was $51.81. Based on that Dianon closing price, the 0.4064 exchange ratio would be adjusted to become
0.3474. Applying this exchange ratio of 0.3474 to the Dianon closing price on that date, each holder of UroCor common shares would be entitled to receive shares of Dianon common stock with a value of $18 for each share of UroCor common stock. The actual value of the Dianon common shares to be issued in the merger, however, will depend on the

                                                        CHAPTER ONE - THE MERGER


market price of Dianon common stock at that time, and may be more or less than the value given in this example. We urge you to obtain current price quotations for UroCor and Dianon common shares.

OWNERSHIP OF DIANON AFTER THE MERGER

Dianon will issue approximately 3.8 million shares of Dianon common stock to UroCor stockholders in the merger, assuming Dianon's July 27, 2001 closing market price of $50.23 per share. The shares of Dianon common stock to be issued to UroCor stockholders in the merger will represent approximately 32% of the outstanding Dianon common stock after the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

The completion of the merger depends upon a number of conditions, including the following:

      o adoption of the merger agreement and the approval of merger by the UroCor stockholders and approval of the share issuance by the Dianon stockholders;

      o     receipt of any material regulatory approvals;

      o     absence of any law or court order prohibiting the merger;

      o receipt of opinions of counsel to Dianon and UroCor that the merger will qualify as a tax-free reorganization;

      o material accuracy, as of the closing, of the representations and warranties in the merger agreement made by each party;

      o     Nasdaq listing of the shares of common stock to be issued by Dianon;

      o no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to have a material adverse effect on either UroCor or Dianon.

TERMINATION OF MERGER AGREEMENT

      Right to Terminate. Dianon and UroCor can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if any of the following occurs:

      o the merger has not been completed by December 31, 2001 for reasons other than relating to regulatory approval, and, in such event, no later than March 31, 2002;

      o a governmental authority or a court order permanently prohibits the completion of the merger;

                                                        CHAPTER ONE - THE MERGER


      o either Dianon's or UroCor's stockholders do not give the required approvals necessary to complete the merger; or

      o the board of directors of UroCor authorizes UroCor to enter into an agreement with a third party that the UroCor board determined is a "superior proposal" (as defined in the merger agreement).

      Dianon may terminate the merger agreement if any of the following occurs:

      o UroCor's board of directors either fails to recommend the merger to its stockholders, changes its recommendation, or fails to call a special meeting of UroCor stockholders to vote on the merger;

      o UroCor or any of its directors, employees or agents breaches the "no solicitation" (as defined in the merger agreement) provisions of the merger agreement;

      o UroCor's board of directors authorizes UroCor to accept an acquisition proposal (as defined in the merger agreement), or, after an acquisition proposal is made public, UroCor's board fails to affirm its recommendation of the merger with Dianon as soon as practicable and no later than three business days after being so requested by Dianon;

      o A tender or exchange offer is commenced and the UroCor board fails to recommend against such offer; or

      o UroCor breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

      UroCor may terminate the merger agreement if any of the following occurs:

      o Dianon breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

      Termination Fees and Expenses Payable by UroCor. UroCor has agreed to pay Dianon a termination fee of $5,128,000 and up to $1,000,000 of Dianon's expenses if one of the following occurs:

      o Dianon or UroCor terminates the merger agreement because the UroCor stockholder approval was not obtained and, prior to the UroCor stockholder meeting, any person shall have made or announced an intention to make an acquisition proposal;

      o Dianon or UroCor terminates the merger agreement because UroCor enters into an agreement with respect to an acquisition proposal that the UroCor board concludes is a superior proposal;

      o     Dianon terminates the merger agreement because:

            o the UroCor board fails to recommend the merger to UroCor's stockholders,

                                                        CHAPTER ONE - THE MERGER


                  withdraws or changes its recommendation or fails to call the stockholder meeting;

            o UroCor breaches the "no solicitation" clause set forth in the merger agreement;

            o the UroCor board approves or recommends an acquisition proposal or fails to affirm its recommendation of the merger with Dianon;

            o the UroCor board fails to recommend against a tender offer for UroCor stock; or

            o UroCor breaches the merger agreement and within 12 months enters into an agreement with a third party with respect to an acquisition proposal; or

      o Dianon terminates the merger agreement because any person consummates a tender offer or exchange offer for UroCor.

REGULATORY APPROVALS

Completion of the merger will not occur until receipt of all material regulatory approvals.

See "The Proposed Merger--Regulatory Matters Relating to the Merger".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of UroCor common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their UroCor common stock for Dianon common stock in the merger, except any gain or loss that may result from the receipt of cash instead of a fractional share of Dianon common stock. The companies themselves, as well as the current holders of Dianon common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of UroCor and Dianon that each receive an opinion from its counsel that the merger will be a tax-free reorganization for federal income tax purposes.

THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO SOME HOLDERS OF UROCOR COMMON STOCK, INCLUDING SOME HOLDERS SPECIFICALLY REFERRED TO IN "THE PROPOSED MERGER - MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER". YOUR TAX CONSEQUENCES WILL DEPEND UPON YOUR OWN PERSONAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Dianon and UroCor common stock are both quoted on the Nasdaq National Market under the symbols "DIAN" and "UCOR", respectively. On June 27, 2001, the last full trading day before the public announcement of the proposed merger, Dianon common stock closed at $40.01 and UroCor common stock closed at $16.95. On August 1, 2001, the most recent practicable date prior to the mailing of this document, the closing price per Dianon common share was $51.81 and the closing price per UroCor common share was $16.75.

DISSENTERS' APPRAISAL RIGHTS

The holders of Dianon and UroCor common stock do not have any dissenters' appraisal rights under Delaware law in connection with the merger.

                                                        CHAPTER ONE - THE MERGER


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

When UroCor stockholders consider their board of directors' recommendation that they vote in favor of the adoption of the merger agreement and approval of the merger, UroCor stockholders should be aware that a number of UroCor officers and directors may have interests in the merger that may be different from, or in addition to, their interests. See "Interests of Certain Persons in the Merger".

ACCOUNTING TREATMENT OF THE MERGER

The merger will be accounted for using the purchase method of accounting. This method accounts for a business combination as the acquisition of one entity by another. The acquiring company records the acquired assets less liabilities assumed at fair value. Any difference between acquisition cost and the sum of the fair values of the target's identifiable assets and liabilities is recorded as goodwill.

OPINIONS OF FINANCIAL ADVISORS

In connection with the merger, the Dianon board of directors received the opinion of Lazard Freres & Co., Dianon's financial advisor, and the UroCor board of directors received the opinion of U.S. Bancorp Piper Jaffray Inc., UroCor's financial advisor. Dianon's board of directors received the written opinion from Lazard as to the fairness, from a financial point of view, to Dianon of the exchange ratio in the merger as of June 28, 2001, and UroCor`s board received a written opinion from U.S. Bancorp Piper Jaffray as to the fairness from a financial point of view to the UroCor stockholders of the exchange ratio in the merger as of June 27, 2001. These opinions, which are attached as Annex B and Annex C, respectively, set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read these opinions in their entirety. THESE OPINIONS ARE DIRECTED TO THE BOARD OF DIRECTORS OF THE RESPECTIVE COMPANIES AND ARE NOT RECOMMENDATIONS TO STOCKHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINIONS SPEAK ONLY AS OF THEIR RESPECTIVE DATES AND THE FINANCIAL ADVISORS OF DIANON AND UROCOR ARE UNDER NO OBLIGATION TO CONFIRM THEIR OPINIONS AS OF A LATER DATE. FURTHER, THE DIANON AND UROCOR BOARDS OF DIRECTORS MAY NOT NECESSARILY REQUEST THAT THEIR FINANCIAL ADVISORS CONFIRM THEIR OPINIONS AS OF A LATER DATE.

OTHER DIANON ANNUAL MEETING MATTERS

At the Dianon annual meeting, Dianon is also asking its stockholders to:

      o     elect eight directors to the Dianon board of directors;

      o ratify the appointment of Arthur Andersen LLP as Dianon's independent public accountants for the 2001 fiscal year;

      o     approve the adoption of the 2001 Stock Incentive Plan; and

      o     conduct other business if properly presented.

Approval by Dianon stockholders of these other annual meeting proposals is not a condition to completion of the merger. Approval of the share issuance for the merger is not a condition to approval of these annual meeting proposals.

The Dianon Board recommends that you vote FOR the election of directors, FOR the approval of the adoption of the 2001 Stock Incentive Plan and FOR the ratification of

                                                        CHAPTER ONE - THE MERGER


the appointment of Arthur Andersen LLP as Dianon's independent public accountants for the 2001 fiscal year.

                                                        CHAPTER ONE - THE MERGER


                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS

The following information is provided to aid in the analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Dianon and UroCor for the years 1996 through 2000. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual reports on Form 10-K, quarterly reports on Form 10-Q and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information".

ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting. This method accounts for a business combination as the acquisition of one entity by another. The acquiring company records the acquired assets less liabilities assumed at fair value. Any difference between acquisition cost and the sum of the fair values of the target's identifiable assets and liabilities is recorded as goodwill.

MERGER-RELATED COSTS

We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys, accountants and financial printer, and integration related costs, including among others severance, the elimination of duplicate facilities and excess capacity, directly related to the transaction, will be approximately $18.5 million. See notes to pro forma financial statements in "Chapter Two - Selected Financial Data - Notes to Pro Forma Condensed Combined Financial Statements".

                                                        CHAPTER ONE - THE MERGER


                  SELECTED HISTORICAL FINANCIAL DATA OF DIANON

The following selected historical financial data for each of the years ended December 31, 1996 through 2000 has been derived from Dianon's audited consolidated financial statements. All other historical financial data was derived from unaudited financial statements. This information is only a summary and you should read it together with Dianon's historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information".

                                 AS OF AND     AS OF AND
                                  FOR THE       FOR THE
                                   THREE         THREE
                                  MONTHS        MONTHS                               AS OF AND FOR THE
                                   ENDED         ENDED                            YEAR ENDED DECEMBER 31,
                                 MARCH 31,     MARCH 31,       -------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997          1996
                                -----------   -----------      -----         -----         -----         -----         -----
                                (UNAUDITED)   (UNAUDITED)                  (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues .............         $26.8         $22.1         $95.7         $76.1         $62.2         $60.9         $56.0

Net income ...............           2.1           1.3           6.6           4.1           3.0           3.3           2.2

Depreciation .............            .8            .7           3.2           2.8           2.6           2.9           2.1
Cash dividends paid ......            --            --            --            --            --            --            --
Working capital ..........          32.9          26.8          32.6          25.3          24.3          21.4          18.1
Total assets .............          61.1          53.2          61.8          52.1          36.7          36.9          34.5
Long-term obligations ....            .2           5.8           2.7           6.4            .1            .1            .3
Stockholders' equity .....          54.5          40.5          52.3          38.8          31.4          29.1          26.6

Per common share data:
  Basic:

    Net income ...........           .28           .18           .92           .61           .44           .51           .35

  Diluted:
    Net income ...........           .26           .17           .84           .59           .43           .48           .35

Cash dividends paid per
  share ..................            --            --            --            --            --            --            --

Weighted average shares
  used to calculate:
  Basic earnings per share
  amounts ................           7.4           7.0           7.2           6.8           6.7           6.4           6.2
  Diluted earnings per
  share amounts ..........           8.0           7.6           7.8           7.1           6.9           6.8           6.3

                                                        CHAPTER ONE - THE MERGER


                  SELECTED HISTORICAL FINANCIAL DATA OF UROCOR

The following selected historical financial data for each of the years ended December 31, 1996 through 2000 has been derived from UroCor's audited consolidated financial statements. All other historical financial data was derived from unaudited financial statements. This information is only a summary and you should read it together with UroCor's historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information".

                                 AS OF AND     AS OF AND
                                  FOR THE       FOR THE
                                   THREE         THREE
                                  MONTHS        MONTHS                               AS OF AND FOR THE
                                   ENDED         ENDED                            YEAR ENDED DECEMBER 31,
                                 MARCH 31,     MARCH 31,       ------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997         1996
                                -----------   -----------      -----         -----         -----         -----        -----
                                (UNAUDITED)   (UNAUDITED)                  (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues ................      $15.4        $12.0          $52.6         $45.5         $47.6         $33.0        $26.5

Net income (loss) ...........        4.0           .4           (4.8)         (4.1)         (2.5)          4.3          2.4

Depreciation and
  non-intangible amortization         .6           .7            2.6           2.9           2.6           1.6          1.1
Cash dividends paid .........         --           --             --            --            --            --           --
Working capital .............       21.1         23.6           13.4          21.6          34.5          37.4         34.9
Total assets ................       54.4         44.5           51.3          42.2          53.3          54.5         50.3
Long-term obligations .......        1.1           .4            1.2            .3            --            .2           .7
Stockholders' equity ........       39.3         38.6           35.1          37.9          48.8          50.8         45.7

Per common share data:

  Basic .....................        .41          .04           (.50)         (.41)         (.24)          .42          .27
  Diluted ...................        .38          .04           (.50)         (.41)         (.24)          .38          .24

Cash dividends paid per share         --           --             --            --            --            --           --

Weighted average shares used
  to calculate:
  Basic earnings per share
  amounts ...................        9.8          9.4            9.7           9.9          10.4          10.2          8.7
  Diluted earnings per share
  amounts ...................       10.5          9.7            9.7           9.9          10.4          11.1          9.8

                                                        CHAPTER ONE - THE MERGER


              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data has been derived from and should be read with the Selected Pro Forma Condensed Combined Financial Statements and related notes in "Chapter Two - Selected Financial Data". The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Dianon and the historical consolidated balance sheet of UroCor, giving effect to the merger as if it had been consummated on March 31, 2001. The Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2001 and the year ended December 31, 2000 combine the historical consolidated statements of income of Dianon and UroCor, giving effect to the merger as if it had occurred on January 1, 2001 and January 1, 2000, respectively. The unaudited pro forma financial statements give effect to the merger using the purchase method of accounting. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as indicating the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                        CHAPTER ONE - THE MERGER


             UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF
                                DIANON AND UROCOR

                                         AS OF AND FOR THE     AS OF AND FOR THE
                                         THREE MONTHS ENDED        YEAR ENDED
                                              MARCH 31,           DECEMBER 31,
                                                2001                  2000
                                         ------------------    -----------------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)

  Net revenues ................               $  42.2                $ 148.2
  Net income ..................               $   3.2                $   7.5
  Per common share data:
    Net income:
    Basic .....................               $   .29                $   .70
    Diluted ...................               $   .27                $   .65

  Cash dividends paid per share                    --                     --

  Total assets ................               $ 283.4
  Long-term obligations .......               $   4.1

                                                        CHAPTER ONE - THE MERGER


                           COMPARATIVE PER SHARE DATA

Set forth below are the net income, cash dividends and book value per common share data separately for Dianon and UroCor on a historic basis, for Dianon on a pro forma combined basis and on a pro forma combined basis per UroCor equivalent share. Based upon the Dianon closing price of $50.23 per share on July 27, 2001, the exchange ratio for the business combination assumed for these purposes and used herein is 0.3584 of a share of Dianon common stock for each share of UroCor common stock. The Dianon pro forma data was derived by combining the historic consolidated financial information of Dianon and UroCor using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements". The UroCor equivalent share pro forma information shows the effect of the merger from the perspective of an owner of UroCor common shares. The information was computed by multiplying the Dianon pro forma information by the percentage of the total shares outstanding, after the merger, held by former UroCor stockholders. You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information". The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as indicating the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                        CHAPTER ONE - THE MERGER


                      COMPARATIVE PER SHARE AND OTHER DATA

                                                  AS OF AND FOR THE          AS OF AND FOR THE
                                                  THREE MONTHS ENDED      YEAR ENDED DECEMBER 31,
                                                    MARCH 31, 2001                 2000
                                                  ------------------      -----------------------

UNAUDITED PRO FORMA COMBINED
Per common share data:
  Net income

    Basic ..............................                 $   .29                   $   .70
    Diluted ............................                     .27                       .65
    Cash dividends paid ................                      --                        --
    Stockholders' equity (in millions) .                 $ 260.9

DIANON HISTORICAL Per common share data:

  Net income

    Basic ..............................                 $   .28                   $   .92
    Diluted ............................                     .26                       .84
    Cash dividends
      paid .............................                      --                        --
    Stockholders' equity (in millions) .                    54.6                      52.3

UROCOR HISTORICAL Per common share data:

  Net income

    Basic ..............................                 $   .41                   $  (.50)
    Diluted ............................                     .38                      (.50)
    Cash dividends paid ................                      --                        --
    Stockholders' equity (in millions) .                    39.3                      35.1

UROCOR UNAUDITED PRO FORMA EQUIVALENTS
Per common share data:
  Net income

    Basic ..............................                 $   .10                   $   .23
    Diluted ............................                     .09                       .21
  Cash dividends paid ..................                      --                        --
  Stockholders' equity (in millions) ...                    84.3

                                                        CHAPTER ONE - THE MERGER


           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Dianon common stock and UroCor common stock are each quoted on the Nasdaq National Market. Dianon's and UroCor's ticker symbols are "DIAN" and "UCOR," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low last-reported closing prices per share of Dianon and UroCor common stock as reported on the Nasdaq. Neither Dianon nor UroCor has paid any cash dividends over this period.

                                  DIANON COMMON STOCK    UROCOR COMMON STOCK
                                     HIGH       LOW       HIGH         LOW
                                  ---------   -------   ---------   ---------
1998
  First Quarter ...............   $11 1/4     $8 1/4    $7 3/4      $5 11/16
  Second Quarter ..............   $10 15/16   $8 1/8    $8          $6 3/4
  Third Quarter ...............   $9 5/8      $6        $7 3/16     $4 1/4
  Fourth Quarter ..............   $9          $5 1/4    $7          $4 1/8

1999
  First Quarter ...............   $9 1/8      $7        $6 1/2      $4 5/16
  Second Quarter ..............   $11         $8        $5 7/8      $3
  Third Quarter ...............   $11         $8 5/8    $5 1/4      $3 1/2
  Fourth Quarter ..............   $13 7/8     $9        $4 1/4      $2 3/4

2000
  First Quarter ...............   $24 1/4     $13       $8 5/16     $3 3/4
  Second Quarter ..............   $30 1/4     $13 1/4   $5 1/4      $3 3/8
  Third Quarter ...............   $47 1/2     $25 1/8   $8 13/16    $4 3/8
  Fourth Quarter ..............   $46         $26       $9 1/4      $5 17/32

2001
  First Quarter  ..............   $45 1/4     $20 1/2   $12 3/16    $7
  Second Quarter  .............   $47 1/4     $27       $17 13/32   $8
  Third Quarter (through August
    1, 2001) ..................   $55 1/2     $39 1/4   $17 11/16   $14 49/69

On June 27, 2001, the last full trading day before Dianon and UroCor publicly announced the execution of the merger agreement, the last reported closing prices per share of Dianon and UroCor were $40.01 and $16.95, respectively. On August 1, 2001, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, Dianon common stock closed at $51.81 and UroCor common stock closed at $16.75. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Although dividends are subject to future approval and declaration by Dianon's and UroCor's respective boards of directors, neither Dianon nor UroCor currently plan to pay any dividends on their common stock until closing of the merger. The dividend policy of the combined company will be determined by its board of directors following the merger. In formulating this policy, we expect the board of directors to consider various factors, including financial condition, cash flows and earnings of the combined company.

                                                        CHAPTER ONE - THE MERGER


                                  RISK FACTORS

DIANON AND UROCOR STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THOSE FACTORS DISCUSSED IN THE DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH WE HAVE INCORPORATED INTO THIS DOCUMENT AND THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, BEFORE VOTING ON THE MERGER PROPOSALS.

                           RISKS RELATED TO THE MERGER

THE VALUE OF DIANON SHARES TO BE RECEIVED IN THE MERGER WILL FLUCTUATE.

      If the average daily closing price per share of Dianon common stock as quoted on the Nasdaq National Market for the five trading days selected by Dianon and UroCor by lot out of the 15 trading days ending on and including the third trading day preceding the closing date of the merger is less than or equal to $44.29, the exchange ratio will be fixed at 0.4064 of a share of Dianon common stock for every share of UroCor common stock. If the average daily closing price of Dianon common stock is greater than $44.29, the exchange ratio shall be adjusted to equal a quotient of $18 divided by that average daily closing price. The market prices of Dianon common stock and UroCor common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the stockholder meetings of Dianon and UroCor. For example, during the 12-month period ending on August 1, the most recent date prior to the mailing of this joint proxy statement/prospectus, the closing price of Dianon common stock varied from a low of $20.50 to a high of $55.50 and ended that period at $51.81, and the closing price of UroCor common stock varied from a low of $4.38 to a high of $17.69 and ended that period at $16.75. See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.

      These variations may be the result of various factors including:

      o changes in the business, operations or prospects of Dianon, UroCor or the combined company;

      o governmental and/or litigation developments and/or regulatory considerations;

      o market assessments as to whether and when the merger will be consummated;

      o     the timing of the merger; and

      o     general market and economic conditions.

      Stockholders of Dianon and UroCor are urged to obtain current market quotations for Dianon and UroCor common stock.

SHARES OF DIANON COMMON STOCK ARE SUBJECT TO DIFFERENT MARKET RISKS THAN SHARES OF UROCOR COMMON STOCK.

Upon completion of the merger, holders of shares of common stock of UroCor will become holders of shares of common stock of Dianon. The business, strategy, financial condition, results

                                                        CHAPTER ONE - THE MERGER


of operations and common stock of Dianon differ in material respects from those of UroCor. Accordingly, holders of shares of common stock of Dianon are subject to different market risks than holders of shares of UroCor common stock. For a description of and other information about the common stock of Dianon and the differences between the common stock of Dianon and the common stock of UroCor, see "Comparative Per Share Market Price and Dividend Information" and "Comparison of Dianon/UroCor Stockholder Rights". For a description of the business, strategy, financial condition and results of operations of Dianon, see the discussions in the reports on Forms 10-K, 10-Q and 8-K that we have incorporated by reference and described under "Where You Can Find More Information".

THE MARKET PRICE OF DIANON COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

The market price of Dianon common stock may decline as a result of the merger if:

      o     the integration of Dianon and UroCor is unsuccessful;

      o we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

      o the effect of the merger on our financial results is not consistent with the expectations of financial analysts or investors.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

      o the necessity of coordinating geographically separated organizations;

      o     employee redeployment, relocation or severance;

      o     conversion of information systems;

      o     integration of operational processes and procedures;

      o     reorganization or closure of facilities; and

      o     relocation or disposition of excess equipment.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined companies' businesses, the loss of key personnel and the inability to maintain customer relationships. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

                                                        CHAPTER ONE - THE MERGER


Among the factors considered by the Dianon and the UroCor boards of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

WE WILL INCUR SIGNIFICANT INTEGRATION AND RESTRUCTURING COSTS IN CONNECTION WITH THE MERGER.

We estimate that merger-related fees and costs, consisting primarily of SEC filing fees, fees and costs of investment bankers, attorneys, accountants and financial printer, and integration related costs, including among others severance, the elimination of duplicate facilities and excess capacity, directly related to the transaction, will be approximately $18.5 million. This amount is a preliminary estimate and is subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Dianon and UroCor. Although Dianon and UroCor expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that any benefit will be achieved in the near term, or at all. See "Unaudited Pro Forma Condensed Combined Financial Statements" for more detail on the charges we expect to incur in connection with the merger.

THE MERGER MAY CAUSE DILUTION TO HISTORICAL DIANON EARNINGS.

The merger and the transactions contemplated by the merger agreement may have a dilutive effect on historical earnings per share of Dianon due to the additional shares of Dianon that will be issued in the merger and that may be issued upon exercise of UroCor options assumed by Dianon in connection with the merger. On a historical basis for Dianon, diluted earnings per share were $0.84 for the year ended December 31, 2000, as compared to $0.65 on a pro forma basis for the combined company. See "Unaudited Pro Forma Condensed Combined Financial Statements" for additional pro forma financial information for the combined company after the merger.

THE "NO SOLICITATION" RESTRICTIONS IN THE MERGER AGREEMENT AND THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE UROCOR.

While the merger agreement is in effect, subject to specified exceptions, UroCor is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Dianon. In addition, in the merger agreement, UroCor agreed to pay a termination fee to Dianon in specified circumstances, including circumstances where a third party acquires or seeks to acquire UroCor. These provisions could discourage other companies from trying to acquire UroCor even though those other companies might be willing to offer greater value to UroCor stockholders than Dianon has offered in the merger agreement. The payment of the termination fee could also have a material adverse effect on UroCor's financial condition.

                                                        CHAPTER ONE - THE MERGER


DIRECTORS AND OFFICERS OF UROCOR HAVE POTENTIAL CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR OPINIONS WITH RESPECT TO THE MERGER.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of UroCor when considering the UroCor board's recommendation of the merger. The directors and officers of UroCor have interests in the merger that are in addition to, or different from, their interests as UroCor stockholders. The UroCor board was aware of these conflicts of interest when it approved the merger. These interests relate to:

      o Rights to accelerated stock option vesting and receipt of certain benefits under change in control agreements; and

      o Rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of UroCor.

See "Interests of Certain Persons in the Merger".

PROVISIONS OF DIANON'S CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR DIANON COMMON STOCK.

Provisions in Dianon's certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition or merger in which Dianon is not the surviving company or which changes its management. For example, its certificate of incorporation gives the Dianon board of directors the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit its consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock. The issuance of preferred stock could also have a dilutive effect on Dianon's stockholders. In addition, Dianon's by-laws and certain provisions of Dianon's certificate of incorporation may be amended only by the affirmative vote of 80% of the holders of outstanding shares of Dianon common stock. Also, because Dianon is incorporated in Delaware, it is governed by the provisions of
Section 203 of the Delaware General Corporation Law, and, in addition, Dianon's certificate of incorporation contains provisions which apply to any transactions involving an "Interested Stockholder" (as defined in Dianon's certificate of incorporation). These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination involving Dianon. These provisions could limit the price that investors might be willing to pay in the future for Dianon common stock. In addition, Dianon's board of directors has adopted a rights plan which would have the effect of making an unsolicited hostile takeover unlikely without the consent of Dianon's board of directors.

                                                        CHAPTER ONE - THE MERGER


           RISKS RELATED TO OUR BUSINESS AND INDUSTRY AFTER THE MERGER

CHANGES IN REIMBURSEMENT POLICIES FOR CLINICAL LABORATORY SERVICES MAY REDUCE OUR REVENUES.

      Government payors, such as Medicare and Medicaid, as well as private insurers and large employers, have taken steps and may continue to take steps to control the cost, use and delivery of health care services. For the year ended December 31, 2000, approximately 37% of Dianon's total net revenue was provided under the Medicare and Medicaid programs. The Medicare and Medicaid amounts include the 20% co-payment and deductible normally billed to the patient when anatomic pathology services are involved. At least 90% of the Medicare and Medicaid net revenues are derived under the Medicare program. Any efforts on the part of these or other payors to reduce reimbursement for our laboratory testing services could reduce our revenue and adversely affect our operating results.

      Our business depends on continued participation in these programs and we are generally required by law to accept reimbursement from Medicare and Medicaid as payment in full for covered tests performed for Medicare and Medicaid beneficiaries. In an effort to address increasing health care costs, legislative and regulatory changes continue to be introduced with an objective of reducing amounts paid for laboratory services under the Medicare and Medicaid programs. Recent examples include:

o federal legislation or proposed legislation to reduce ceilings on Medicare reimbursement for laboratory testing services;

o changes in the number of tests which can be concurrently ordered and billed for;

o limits on the ability of laboratories to bill for tests unless the tests are considered to be medically necessary and properly documented by the ordering physician; and

o requirements in the 1997 Balanced Budget Act that the U.S. Health Care Finance Administration, or HCFA, conduct and complete by 2002 five Medicare bidding demonstrations involving various types of medical services. HCFA is expected to include a laboratory demonstration project in a metropolitan statistical area as part of the legislative mandate. Competitive bidding for laboratory tests is still under review. If competitive bidding were implemented on a regional or national basis for laboratory testing, it could materially adversely affect the clinical laboratory industry and our business.

      Due to these legislative and regulatory changes, we may receive lower reimbursement from Medicare or Medicaid or we may not be reimbursed for a portion of our Medicare and Medicaid related testing.

      In addition, Medicare and Medicaid recently have been denying reimbursement in some cases for tests developed internally by laboratory companies that are not subject to review by and therefore do not receive marketing clearance from U. S. Food and Drug Administration. If these occurrences continue or increase, we may receive lower reimbursement from or not be

                                                        CHAPTER ONE - THE MERGER


reimbursed by Medicare or Medicaid for a portion of our testing services using our internally-developed tests.

IF WE DO NOT COMPLY WITH THE STRICT FRAUD AND ABUSE LAWS APPLICABLE TO OUR BUSINESS, WE WILL BE SUBJECT TO SIGNIFICANT PENALTIES AND POTENTIAL DISQUALIFICATION OR EXCLUSION FROM REIMBURSEMENT PROGRAMS WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

      Existing federal laws governing Medicare and Medicaid, as well as similar state laws, impose a variety of broadly described fraud and abuse prohibitions on healthcare providers, including clinical laboratories. These laws are interpreted liberally and enforced aggressively by multiple government agencies, including the U.S. Department of Justice, the U.S. Department of Health and Human Services Office of the Inspector General, or Inspector General, and the states. The federal government's enforcement efforts have been increasing, in part as a result of the enactment of the Health Insurance Portability and Accountability Act, which, among other things, provided for the establishment of a program to coordinate federal, state and local law enforcement programs, and to conduct investigations, audits and inspections relating to payment for healthcare, and for the establishment of a federal anti-fraud and abuse account for enforcement efforts, funded through collection of penalties and fines for violations of the healthcare anti-fraud and abuse laws. Over the last several years, the clinical laboratory industry has been the focus of major governmental enforcement initiatives.

      In fact, Dianon has received a subpoena dated November 14, 2000, issued by the United States Attorney's Office for Connecticut, requesting the production of a variety of documents, with a particular focus on documents relating to billing for tumor biomarkers, DNA testing and screening tests. Dianon is cooperating with the United States Attorney's Office regarding this matter, which is in a very preliminary stage.

      Also, UroCor announced on June 29, 2001, that it had received final judicial and governmental approvals of a tentative settlement agreement with the United States Department of Justice ("DOJ") previously announced on February 16, 2001 concerning matters covered by the DOJ's investigation into actions of UroCor during 1992 through 1998 in connection with billing claims submitted by UroCor to Medicare and other federal and state insurance programs for its diagnostics testing services. Under the final settlement agreement, UroCor refunded the various programs a total of $9.0 million. The settlement covers UroCor liabilities to the federal government and state insurance programs with respect to the matters under investigation through December 31, 2000. Under the terms of the settlement, there was no admission by UroCor of any wrongdoing in connection with matters covered by the investigation. UroCor also has agreed to operate under a corporate integrity agreement for a period of up to five years. Among other things, the corporate integrity agreement requires UroCor to cooperate with the United States Attorney's Office for the Western District of Oklahoma in connection with a criminal investigation related to the DOJ investigation. In addition, UroCor has incurred and expects to continue to incur expenses relating to the DOJ investigation, including without limitation, the administration of the DOJ settlement (including compliance with the corporate integrity agreement), and may incur additional expenses in connection with any related governmental investigations or proceedings (including the criminal investigation) and any potential indemnification of legal and other fees and costs for current and past directors, officers and employees of UroCor. UroCor currently estimates that it could incur up to $6 million of these potential indemnification expenses.

                                                        CHAPTER ONE - THE MERGER


      Fraudulent Billing

      Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recoupment of non-fraudulent overpayments, as a large number of laboratories have been forced by the federal and state governments, as well as by private payors, to enter into substantial settlements under these laws. Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future.

      Anti-kickback Laws

      The Medicare and Medicaid anti-kickback laws prohibit intentionally providing anything of value to influence the referral of Medicare and Medicaid business. Most states have their own Medicaid anti-kickback laws, and several states also have anti-kickback laws that apply to referral of all patients. Recently, the Inspector General has provided additional guidance regarding arrangements that may violate the anti-kickback laws. The Inspector General concluded in a 1999 Advisory Opinion that an arrangement under which a laboratory offered substantial discounts to physicians for laboratory tests billed directly to the physicians might violate the anti-kickback law, because the discounts could be viewed as being provided to the physician in exchange for the physician's referral to the laboratory of non-discounted Medicare business, unless the discounts could otherwise be justified. The Medicaid laws in some states also have prohibitions related to discriminatory pricing.

      We do at times enter into discounting arrangements in billing for our services. Depending upon the nature of any regulatory or enforcement action taken or the content of legislation, which might be initiated to address this issue, we could experience a significant decrease in revenue which could have a material adverse effect on our business. The law provides for civil or criminal penalties or exclusion from participation in Medicare and Medicaid. We are unable to predict at this time whether any further regulatory, enforcement, or legislative action will be taken.

      Self-Referral Prohibition

      Under another federal law, known as the "Stark" law or "self-referral prohibition," physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including clinical chemistry and anatomic pathology services) may not, subject to certain exceptions, refer clinical laboratory testing for Medicare patients to that entity. Similarly, laboratories may not bill Medicare or Medicaid or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare and Medicaid claims for the affected testing services, as well as the imposition of civil monetary penalties. Some states also have laws similar to the Stark law.

      We seek to structure our arrangements with physicians and other customers to be in compliance with the anti-kickback, Stark and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel. We also have a compliance committee which meets on a regular basis to review various operations and relationships as well as adopt policies. However, we are unable to predict how these laws

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will be applied in the future, and no assurances can be given that its arrangements will not become subject to scrutiny under them.

      Food & Drug Administration

      Neither the U.S. Food and Drug Administration, ("FDA"), nor any other governmental agency currently fully regulates the new tests we internally develop. Although the FDA previously asserted that its jurisdiction extends to tests generated in a clinical laboratory, it has allowed these tests to be run and the results to be rendered without FDA premarket approval. However, we cannot predict the extent of future FDA regulation and there can be no assurance that the FDA will not consider testing conducted at a clinical laboratory to require premarketing clearance. Hence, we might be subject in the future to greater regulation, or different regulations, that could have a material effect on our finances and operations.

      Fee-Splitting

      The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine. If we do not comply with existing or additional regulations, or if we incur penalties, it could increase our expenses, prevent us from increasing net revenue, or hinder our ability to conduct our business. In addition, changes in existing regulations or new regulations may delay or prevent us from marketing our products or cause us to reduce our pricing.

THE CLINICAL LABORATORY INDUSTRY IS INTENSELY COMPETITIVE. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE, WE MAY LOSE MARKET SHARE.

      The clinical laboratory industry is highly competitive. This industry is dominated by several national independent laboratories, but includes many smaller niche and regional independent laboratories as well. Our primary competitors include:

o large commercial enterprises, such as Quest Diagnostics, that offer a wide test and product menu on a national scale in both clinical chemistry and anatomic pathology;

o specialized anatomic pathology laboratories like Impath and Ameripath that focus on a narrow segment of the cancer diagnostic market; and

o local pathology practices that are affiliated with medical centers, universities or free-standing providers.

      Our actual and potential competitors include large clinical laboratories that have substantially greater financial, marketing, logistical and laboratory resources than available to us, special purpose clinical laboratories that have limited test offerings and a highly focused data product and marketing strategy similar to ours, as well as companies that manufacture test kits and other diagnostic tools. In addition, hospitals often compete with us by providing routine testing services to physicians. Our estimate is that there are over 11,500 laboratories in the United States that could be considered actual or potential competitors for the testing business of cancer-treating or cancer-diagnosing physicians. We anticipate that competition will continue to

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                                                        CHAPTER ONE - THE MERGER


increase due to factors such as the potential for commercial applications of biotechnology and the continued availability of investment capital and government funding of cancer related research. If we are not be able to compete successfully with our existing and potential competitors, our business may suffer.

IF WE LOSE OUR COMPETITIVE POSITION IN PROVIDING VALUABLE INFORMATION TECHNOLOGY SOLUTIONS AS AN ANCILLARY SERVICE TO OUR CUSTOMERS, WE MAY NOT BE ABLE TO MAINTAIN OR GROW OUR MARKET SHARE.

      Over the past five years, we have made a substantial investment in our information technology solutions, such as remote reporting and physician office system interfacing, to facilitate electronic test ordering and results reporting as a value added service for our customers. Based on management's experience in the industry and discussions with our customers, we believe that our competitors have not yet implemented similar information technology tools. We further believe that these solutions are one factor considered by our customers when selecting a reference laboratory. In the future, our competitors may offer similar or better information technology solutions to our existing and potential customer base. Under these circumstances we will lose this competitive advantage, and, as a result, may be unable to maintain or increase our market share.

WE MAY BE SUBJECT TO PROFESSIONAL LIABILITY LITIGATION, WHICH MAY BE COSTLY TO DEFEND AND RESULT IN SIGNIFICANT MONETARY DAMAGES.

      The development, marketing, sale and performance of healthcare services exposes us to the risk of litigation, including medical malpractice. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. We currently maintain insurance which we believe to be adequate to cover our exposure in any professional liability claims and employee-related matters which are incurred in the ordinary course of business. However, we may be faced with litigation claims which exceed our insurance coverage or are not covered under our insurance policy. In addition, litigation could have a material adverse effect on our business if it impacts our existing and potential customer relationships, creates adverse public relations, diverts management resources from the operation of the business or hampers our ability to perform tests or otherwise conduct our business.

IF WE DO NOT COMPLY WITH LAWS AND REGULATIONS GOVERNING THE CONFIDENTIALITY OF MEDICAL INFORMATION, IT WILL ADVERSELY AFFECT OUR BUSINESS.

      The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), or the Act, includes provisions that affect how electronically transmitted patient information and claims are to be handled. The reach of these provisions is quite broad because they apply to all health information that is or ever has been electronically transmitted or electronically maintained by a health plan, health care provider or health care data clearinghouse. Pursuant to the Act, rules have been published addressing standards for electronic data formatting, the security of electronic transmission and maintenance of health information, and protecting the privacy of health information. Failure to comply with these rules could result in significant civil and/or criminal penalties. Implementation by us of the various Act requirements may take several years and may require significant capital and internal labor expenditures by us. As the final

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                                                        CHAPTER ONE - THE MERGER


regulations implementing the Act are currently being reviewed by the Bush administration, we cannot accurately estimate our total cost of compliance at this time.

      In addition to the HIPAA provisions described above, there are a number of state laws regarding the confidentiality of medical information, some of which apply to clinical laboratories. These laws vary widely, and new laws in this area are pending, but they most commonly restrict the use and disclosure of medical information without patient consent. Penalties for violation of these laws include sanctions against a laboratory's state licensure, as well as civil and/or criminal penalties. While we believe that we are in substantial compliance with applicable state laws concerning confidentiality of medical information, any noncompliance by us could subject us to significant fines and/or cause us to lose one or more of our state licenses.

OUR BUSINESS IS SUBJECT TO STRINGENT LAWS AND REGULATIONS GOVERNING CLINICAL LABORATORIES, AND IF WE ARE NOT ABLE TO COMPLY, OUR BUSINESS MAY SUFFER.

      The Clinical Laboratory Improvement Amendments of 1988 ("CLIA") extends federal oversight to virtually all clinical laboratories by requiring that they be certified by the federal government or by a federally-approved accreditation agency. Pursuant to CLIA, clinical laboratories must meet quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections.

      The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory's CLIA certificate, which certificate is necessary to conduct business, as well as significant fines and/or criminal penalties. The loss or suspension of a license, imposition of a fine or other penalties, or future changes in the CLIA law or regulations (or interpretation of the law or regulations) could have a material adverse effect on our business.

      We are also subject to state regulation in some states. CLIA provides that a state may adopt regulations different from or more stringent than those under federal law, and a number of states do have their own lab regulatory schemes. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. We believe that we are in compliance with federal and state laboratory requirements, and our laboratories have continuing programs to ensure that their operations meet all applicable regulatory requirements, but no assurances can be given that our laboratories will pass all future licensure or certification inspections.

FAILURE IN OUR INFORMATION TECHNOLOGY SYSTEMS COULD SIGNIFICANTLY INCREASE TURNAROUND TIME, REDUCE OUR PRODUCTION CAPACITY, AND OTHERWISE DISRUPT OUR OPERATIONS, WHICH MAY REDUCE OUR CUSTOMER BASE AND RESULT IN REDUCED REVENUE.

      Our success depends, in part, on the continued and uninterrupted performance of our information technology systems. Sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner would reduce significantly the attractiveness of our services to our customers. Our business, results of

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                                                        CHAPTER ONE - THE MERGER


operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

      Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

IF WE FAIL TO DEVELOP OR ACQUIRE LICENSES FOR NEW OR IMPROVED TESTING TECHNOLOGIES, OR IF OUR CUSTOMERS USE NEW TECHNOLOGIES TO PERFORM THEIR OWN TESTS, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR CORE BUSINESS STRATEGY.

      Our ability to grow our cancer diagnostic business will depend, in part, on our ability to license new or improved testing technologies on favorable terms. We may not be able to negotiate acceptable licensing arrangements and we cannot be certain that such arrangements will yield commercially successful diagnostic tests. If we are unable to license these testing technologies at competitive rates, our research and development costs may increase as a result. In addition, if we are unable to license new or improved testing methods, our methods may be outdated when compared with our competition and our testing volume and revenue may be materially and adversely affected. Finally, advancing technology may enable other clinical laboratories, hospitals, physicians or other medical providers to perform tests in their offices or hospitals without requiring the services of outside laboratories. If these or other advances in technology result in a decreased demand for our services, our testing volume and revenue would decrease.

IF PROTECTION OF THE INTELLECTUAL PROPERTY UNDERLYING OUR TECHNOLOGY AND TRADE SECRETS IS INADEQUATE, THEN THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY OR SIMILAR TECHNOLOGIES, THUS REDUCING OUR ABILITY TO COMPETE.

      We currently rely on certain technologies for which we believe patents are not economically feasible and therefore may be developed independently or copied by our competitors. Furthermore, we rely on certain proprietary trade secrets and know-how, which we have not patented. Although we have taken steps to protect our unpatented trade secrets and know-how, principally through the use of confidentiality agreements with our employees, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed or discovered by competitors. If our trade secrets become known or are independently developed or discovered by competitors, it could have a material adverse effect on our ability to compete.

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                                                        CHAPTER ONE - THE MERGER


INFRINGEMENT ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS MAY GIVE RISE TO COSTLY LITIGATION, WHICH MAY CAUSE US TO PAY SUBSTANTIAL DAMAGES OR PROHIBIT US FROM PERFORMING CERTAIN TESTS.

      Other companies or individuals, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to develop, perform or sell our tests. As a result, we may be found to infringe on the proprietary rights of others. We could incur substantial costs in defending any litigation. An adverse result in an intellectual property litigation could force us to do any of the following:

o cease developing, performing, or selling products or services that incorporate the challenged intellectual property;

o obtain and pay for licenses from the holder of the infringed intellectual property right;

o     redesign or reengineer our tests; or

o     pay substantial damages.

      In the event that there is a successful infringement claim against us and we fail to obtain the necessary licenses on commercially reasonable terms, we may be required to reengineer our tests. Any efforts to reengineer our tests could substantially increase our costs, force us to interrupt product sales or delay new test releases.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY THE INCREASING ROLE AND PRICING STRUCTURE OF MANAGED-COST HEALTH CARE ORGANIZATIONS.

      We may experience declines in average revenue per test processed as managed care organizations maintain or strengthen their significant role in the health care insurance market.

      Traditionally, laboratory service agreements with managed care organizations have been competitively priced due to the volume of testing involved and the expectation that a laboratory would capture not only the volume of testing to be covered under the contract, but also the additional fee-for-service business from patients of participating physicians who are not covered by the managed care plan. However, if the number of patients covered under managed care plans continues to increase, there will be less fee-for-service business and, accordingly, less higher margin business to offset the lower margin managed care business. Furthermore, physicians increasingly are affiliated with more than one managed care organization, which may decrease the likelihood of any particular independent laboratory capturing their fee-for-service business.

      As a participating provider in managed care plans, a physician may be required to refer laboratory tests to specific laboratories, depending on the plan in which each covered patient is enrolled. Laboratories that are not authorized to perform tests under a given physician's managed care plan or plans may also fail to capture that physician's fee-for-service business. The increase in managed care has also slowed the growth in utilization of routine laboratory testing services.

                                                        CHAPTER ONE - THE MERGER


THE COMPLEXITIES OF BILLING MAY AFFECT OUR REVENUE AND CASH FLOW.

      Billing for laboratory services is complicated. Laboratories have a mix of various payors, such as individual patients, insurance companies, Medicare, Medicaid, doctors, hospitals, laboratories and employer groups. All of these payors have different billing requirements. Most of our bad debt expense is the result of the inability to collect from financially impaired clients and individual patients.

        Billing complications include, but are not limited to, the following:

o     disputes between payors as to which party is responsible for payment;

o     disparity in coverage among various payors;

o     assuring adherence to specific billing requirements;

o     complexity of billing information systems;

o     disparity in information requirements among payors; and

o     high volume/low dollar claims.

      We may experience some or all of these billing complications and do not know what impact, if any, they would have on our financial condition and results of operations.

THE LOSS OF ANY OUR KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Our success depends on the managerial, marketing and scientific skills of our senior management and other key personnel. Competition for skilled personnel, including the skilled pathologists who are crucial to our success, is intense in the markets in which we operate. The loss of any of these individuals could have an adverse impact on our operations. Our ability to recruit and retain qualified sales and marketing personnel is important to the success of our business. To date, we have not experienced any significant problems in this regard. However, we cannot be sure that we will continue to be able to attract and retain these personnel.

WE RELY ON A FEW TESTS FOR A SIGNIFICANT PORTION OF OUR NET REVENUE. IF DEMAND FOR THESE TESTS WERE TO WEAKEN FOR ANY REASON, OUR NET REVENUE WOULD DECREASE.

      A significant portion of Dianon's net revenue is derived from 10 diagnostic tests. Net revenue from these 10 tests comprised approximately 80% of Dianon's total net revenue for the quarter ended March 31, 2001. In fact, for the quarter ended March 31, 2001, over 40% of Dianon's net revenue had been derived from one test, its surgical biopsy. As a result, a significant portion of Dianon's net revenue is concentrated among these tests and in its surgical biopsy in particular. If competing tests are introduced by competitors or demand for these tests otherwise decreases, Dianon's net revenue would decrease.

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                                                        CHAPTER ONE - THE MERGER


IF WE FAIL TO COMPLY WITH ENVIRONMENTAL AND OCCUPATIONAL SAFETY LAWS AND REGULATIONS, WE WILL BE SUBJECT TO SIGNIFICANT FINES AND SANCTIONS.

      We are subject to licensing and regulation under Federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. Our laboratories are subject to applicable Federal and state laws and regulations relating to biohazard disposal of all laboratory specimens and we utilize outside vendors for disposal of such specimens. In addition, the Federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus.

      These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. Although we are not aware of any current material non-compliance with such Federal, state and local laws and regulations, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions, any of which could severely impact our ability to conduct our business.

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                                                        CHAPTER ONE - THE MERGER


                           FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Dianon, UroCor and the combined company. Forward-looking statements include the information in this document, specifically, regarding:

o     projections

o     efficiencies/cost avoidance

o     cost savings

o     revenue synergies

o     income and margins

o     earnings per share

o     growth

o     economies of scale

o     combined operations

o     the economy

o     future economic performance

o     conditions to, and the timetable for, completing the merger

o     future acquisitions

o     management's plans

o     business portfolios

o     merger and integration-related expenses

These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in "Risk Factors" above and elsewhere in this document, and in the documents which are incorporated by reference in this document, could affect the future results of Dianon and UroCor, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

Competitive Factors

o the intense competition in the clinical laboratory sector of the healthcare industry;

o     the timing of the introduction of new products and services;

o     the financial resources of competitors;

o the ability to respond to price pressures imposed by managed care groups, institutions and government agencies; and

o the ability to respond to technological advances attained by competitors and patents granted to competitors.

                                                        CHAPTER ONE - THE MERGER


Operating Factors

o the ability to attract and maintain new clients and commercialize innovative and competitive products and services nationwide;

o the ability to obtain and maintain regulatory approvals for new products and services in the United States;

o     the effect of other regulatory developments;

o the ability to gain consumer acceptance for our new products and technologies;

o the uncertainties in reimbursement rates and reimbursement coverage of various tests sold by us to beneficiaries of the Medicare program;

o the uncertainties relating to states erecting barriers to the performance of national anatomic laboratories, together with the competitive pressures from small specialized laboratories and well established pathologists;

o the ability to secure and defend intellectual property rights and, when appropriate, license required technology;

o     the ability to generate cash flows or obtain financing to fund growth;

o the ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures; and

o the ability to respond to unexpected safety or efficacy concerns arising with respect to marketed services and products, whether or not scientifically justified, leading to product recalls, litigation, withdrawals or declining sales.

Economic and Industry Conditions

o     the effect of economic conditions, inflation and interest rates;

o the effect of changes in currency exchange rates and political and economic conditions nationwide; and

o the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters.

                                                        CHAPTER ONE - THE MERGER


                               THE PROPOSED MERGER

GENERAL

      Dianon's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Dianon common stock for use at the Dianon annual meeting. UroCor's board of directors is also using this document to solicit proxies from the holders of UroCor common stock for use at the UroCor special meeting.

DIANON PROPOSALS

      At the Dianon annual meeting, holders of Dianon common stock are being asked to vote upon:

      o approval of the issuance of Dianon common stock in connection with the merger;

      o     election of eight directors to the Dianon board of directors;

      o     approval and adoption of the Dianon 2001 Stock Incentive Plan; and

      o approval of Arthur Andersen LLP as the independent public accountants of Dianon for the fiscal year ending December 31, 2001.

THE MERGER WILL NOT BE COMPLETED UNLESS DIANON'S STOCKHOLDERS APPROVE THE ISSUANCE OF SHARES OF DIANON COMMON STOCK IN THE MERGER. HOWEVER, APPROVAL OF ANY OTHER MATTER TO BE VOTED UPON AT THE DIANON ANNUAL MEETING IS NOT A CONDITION TO COMPLETION OF THE MERGER.

UROCOR PROPOSAL

At the UroCor meeting, holders of UroCor common stock will be asked to vote upon adoption of the merger agreement and approval of the merger.

THE MERGER WILL NOT BE COMPLETED UNLESS UROCOR'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

BACKGROUND OF THE MERGER

      In September 1995, November 1997 and February 1998, Dianon and UroCor executed mutual confidentiality agreements pursuant to which each party agreed to hold in confidence information received concerning the other party in connection with discussions between the parties concerning potential business combination transactions. In March 1998 and April 1998, UroCor sent to Dianon letters in which UroCor expressed preliminary interest in pursuing a business combination with Dianon pursuant to an exchange of shares. Subsequent to Dianon's receipt of these letters, representatives of our companies discussed these matters. In August 1998, Dianon sent a letter to UroCor and made a public announcement in which Dianon expressed its preliminary interest in pursuing a business combination with UroCor pursuant to a cash purchase by Dianon of UroCor common stock for $7.50 per share. Subsequent to UroCor's

                                                        CHAPTER ONE - THE MERGER


receipt of that letter, our companies held various discussions and exchanged correspondence regarding these matters. In November 1998, we ceased these discussions.

      At a UroCor board meeting on June 20, 2000, Michael W. George, UroCor's president and chief executive officer, presented to the UroCor board an overview of the company's historical, current and projected future plans for growth and various factors enhancing and inhibiting the company's abilities and outlook to promote future growth. In connection with that discussion, Mr. George advised the UroCor board that the company's executive management recommended that the company engage an investment banking firm to assist it in reviewing the company's strategic plans for future growth. The UroCor board authorized the company's management to continue to review these matters with the board and to engage an investment banking firm to assist the company in the review.

      After discussion with the UroCor board members, pursuant to a unanimous written consent of the UroCor board dated July 18, 2000, the UroCor board engaged U.S. Bancorp Piper Jaffray to assist the company in connection with its review of its strategic plan for future growth.

      At a UroCor board meeting held August 15, 2000, Mr. George and the other members of UroCor management discussed with the UroCor board the company's review of its strategic plan. At that board meeting, representatives of U.S. Bancorp Piper Jaffray made a preliminary presentation to the UroCor board regarding UroCor and other companies in UroCor's industry. The U.S. Bancorp Piper Jaffray representatives also discussed with the UroCor board the potential for pursuing a business combination transaction as an alternative for maximizing stockholder value. At the meeting, the UroCor board authorized UroCor management and U.S. Bancorp Piper Jaffray to continue to review strategic alternatives including potential business combination transactions with other companies.

      During the latter half of August 2001, UroCor management and U.S. Bancorp Piper Jaffray prepared a confidential offering memorandum describing UroCor and its business for purposes of soliciting preliminary indications of interest from potential acquirors. U.S. Bancorp Piper Jaffray and UroCor concurrently identified a list of several parties, including Dianon, that might be interested in pursuing a transaction with UroCor. U.S. Bancorp Piper Jaffray subsequently contacted these potential acquirors. Six of the potential acquirors, including Dianon, reviewed and executed a confidentiality agreement and subsequently received a copy of the confidential offering memorandum.

      On September 22, 2000, representatives of Dianon and UroCor had a conference call which involved a preliminary discussion about UroCor's business.

      On September 29, 2000 representatives of UroCor made a presentation to representatives of Dianon, which described certain strategic, operational and financial information about UroCor.

      On October 13, 2000, Lazard made a presentation to the Dianon board which reviewed a preliminary valuation analysis in connection with a potential acquisition of UroCor.

                                                        CHAPTER ONE - THE MERGER


      At a special meeting of the Dianon board on October 13, 2000, the Dianon board authorized Kevin C. Johnson, Dianon's president and chief executive officer, to negotiate a letter of preliminary interest in pursuing a business combination with UroCor.

      On October 16, 2000, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon expressed its preliminary interest in pursuing a business combination with UroCor. In the October 16, 2000 letter, Dianon proposed a price of $9.50 for each share of UroCor common stock in a pooling of interests transaction. The October 16, 2000 letter stated that any transaction would be conditioned on the settlement of the pending investigation of UroCor by the Department of Justice in a manner that would not be deemed to have a material adverse effect on UroCor. The October 16, 2000 letter also stated that any transaction would be conditioned on UroCor's share price immediately prior to announcement of a transaction not being materially different from its October 13, 2000 closing price of $7.00. Finally, the October 16, 2000 letter provided for UroCor to grant Dianon an exclusive period of 30 days to conduct due diligence on UroCor.

      On October 17, 2000, U.S. Bancorp Piper Jaffray discussed with the UroCor board its review of the company's strategic plan, including the status of discussions with various parties regarding the potential for pursuing a business combination transaction. The UroCor board also reviewed the October 16, 2000 letter from Dianon and discussed with UroCor's management and U.S. Bancorp Piper Jaffray the Dianon letter and the timing and scope of U.S. Bancorp Piper Jaffray's discussions with other companies compared to the status of the discussions with Dianon. U.S. Bancorp Piper Jaffray communicated that due primarily to UroCor's pending DOJ investigation, none of the other companies contacted were interested in pursuing a potential business combination transaction. Following that discussion, the UroCor board authorized UroCor's management and U.S. Bancorp Piper Jaffray to communicate to Dianon and its investment bankers that UroCor would be interested in discussing a potential business combination transaction with Dianon subject to further discussion of an appropriate purchase price for UroCor's shares of common stock, clarification of certain provisions in the Dianon letter regarding resolution of the Department of Justice matter and the removal of any conditions linking the proposed acquisition price to changes in UroCor's common stock trading price.

      On October 20, 2000, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon again expressed its preliminary interest in pursuing a business combination with UroCor. The October 20, 2000 letter superseded the October 16, 2000 letter. In the October 20, 2000 letter, Dianon proposed a fixed exchange ratio of 0.3038 Dianon shares for each share of UroCor common stock in a pooling of interests transaction. This equated to a price of $11.00 per share based on Dianon's average closing share price over the prior 30 trading days. The October 20, 2000 letter stated that any transaction would be conditioned on settlement of the pending investigation of UroCor by the Department of Justice in a manner that would not have a material adverse effect on UroCor or the combined company, as determined in Dianon's sole discretion. Finally, the October 20, 2000 letter provided for UroCor to grant Dianon an exclusive period of 30 days to conduct due diligence of UroCor.

      Subsequent to UroCor's receipt of Dianon's October 20, 2000 letter, UroCor's management and U.S. Bancorp Piper Jaffray and Dianon's management and Lazard engaged in various discussions regarding the provisions of that letter.

                                                        CHAPTER ONE - THE MERGER


      On October 29, 2000, members of Dianon's management and several directors of Dianon held a telephonic meeting in which Lazard presented an updated preliminary valuation analysis of UroCor.

      On October 30, 2000, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon again expressed its preliminary interest in pursuing a business combination with UroCor. The October 30, 2000 letter superseded the October 20, 2000 letter. The terms of Dianon's proposal were the same as in the October 20, 2000 letter, except that the October 30, 2000 letter defined with greater specificity the term "material adverse effect" and the circumstances under which Dianon could conclude that settlement of UroCor's DOJ investigation could have a material adverse effect on UroCor or the combined company. The October 30, 2000 letter also provided for a thirty-day renewal of the exclusivity period for Dianon to conduct due diligence of UroCor if UroCor had not settled with the DOJ and Dianon continued in good faith to negotiate a purchase of UroCor.

      Following UroCor's receipt of Dianon's October 30, 2000 letter, UroCor's management and U.S. Bancorp Piper Jaffray and Dianon's management and Lazard engaged in various discussions regarding the terms of that letter.

      On November 2, 2000, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon again expressed its preliminary interest in pursuing a business combination with UroCor. The November 2, 2000 letter superseded the October 30, 2000 letter. The terms of Dianon's proposal were the same as in the October 30, 2000 letter, except that Dianon agreed to notify UroCor if prior to the end of the 30 day exclusivity period Dianon had determined not to proceed with the transaction. After careful consideration of the Dianon letter compared to the interests of other potential acquirors, on behalf of UroCor, Mr. George executed the Dianon November 2, 2000 letter.

      During the week of November 6, 2000, Dianon, Lazard and Dianon's legal counsel, Cadwalader, Wickersham & Taft, delivered requests for documents to be reviewed in connection with Dianon's due diligence review of UroCor.

      During the week of November 13, 2000, representatives of Dianon, Lazard and Cadwalader, conducted a due diligence review of UroCor in Oklahoma City.

      During the week of November 20, 2000, Dianon and representatives of Lazard contacted UroCor and representatives of UroCor to inform UroCor of Dianon's preliminary due diligence findings, including that any transaction would likely not qualify for pooling of interests accounting and that the DOJ's investigation of UroCor had not been concluded to the satisfaction of Dianon.

      On December 6, 2000, the Dianon board met and management presented the findings of its due diligence investigation of UroCor, including that any transaction would likely not qualify for pooling of interests accounting and that the DOJ's investigation of UroCor had not been concluded to the satisfaction of Dianon. Based on the recommendation of management, the Dianon board concluded that the UroCor acquisition should not be pursued.

                                                        CHAPTER ONE - THE MERGER


      On December 6, 2000, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon confirmed that Dianon and UroCor were no longer in negotiations regarding a business combination.

      On February 16, 2001, UroCor announced that it had reached a tentative settlement with the Department of Justice regarding the DOJ's investigation into certain billing claims submitted by UroCor to Medicare and other federal and state insurance programs. The settlement was subject to certain judicial and governmental approvals.

      On February 20, 2001, the UroCor board met and management reviewed the status of the company's evaluation of its strategic plan. During the meeting, representatives of U.S. Bancorp Piper Jaffray updated the board regarding the review of the strategic plan including the review of any potential business combination transactions.

      During March 2001, representatives of UroCor and U.S. Bancorp Piper Jaffray identified another list of potential acquirors that might be interested in a business combination transaction with UroCor. U.S. Bancorp Piper Jaffray subsequently contacted these companies. Ten of the companies contacted either executed or were already bound by an existing confidentiality agreement. These parties, including Dianon, were subsequently provided with updated financial and operation information regarding UroCor.

      On April 3, 2001, UroCor received a preliminary, non-binding indication of interest from another potential strategic acquiror interested in pursuing a transaction with UroCor.

      On April 6, 2001, representatives of Dianon, UroCor, Lazard and U.S. Bancorp Piper Jaffray held a conference call in which UroCor discussed the status of the DOJ's investigation of UroCor and updated Dianon on UroCor's therapeutic and diagnostic businesses.

      During the week of April 16, 2001, the other potential strategic acquiror conducted a due diligence review of UroCor in Oklahoma City.

      On April 17, 2001, Lazard made a presentation to the Dianon board of directors which reviewed a preliminary valuation analysis in connection with a potential acquisition of UroCor. The board authorized Mr. Johnson to negotiate a letter of preliminary interest in pursuing a business combination with UroCor for a price of up to $13.00 per UroCor share.

      On April 19, 2001, the UroCor board met and U.S. Bancorp Piper Jaffray discussed with the board the current status of its work on behalf of UroCor, including review of potential business combination transactions. U.S. Bancorp Piper Jaffray reported to UroCor's board that due primarily to a lack of strategic fit and UroCor's market value at the time, none of the other companies contacted were interested in pursuing a potential business combination transaction. Subsequent to that discussion, management discussed with the UroCor board alternatives for UroCor's strategic plan including the review of potential business combination transactions and other alternatives for growth including initiating an acquisition strategy for both the company's diagnostic and therapeutics businesses. In connection with that discussion, Mr. George noted current limitations on UroCor with respect to pursuing those strategies, the need for financing resources in connection with any such strategy and related matters.

                                                        CHAPTER ONE - THE MERGER


      On April 20, 2001, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon expressed its preliminary interest in again pursuing a business combination with UroCor. In the April 20, 2001, letter Dianon proposed an acquisition price of between $12.00 and $13.00 per share and that approximately 50% of the consideration would be paid in Dianon common stock and the remainder would be paid in cash. Finally, the April 20, 2001 letter provided for UroCor to grant Dianon an exclusive period of 60 days to conduct due diligence of UroCor.

      After UroCor's receipt of Dianon's April 20, 2001 letter, UroCor's management and U.S. Bancorp Piper Jaffray and Dianon's management and Lazard engaged in various discussions regarding the provisions of that letter.

      On April 26, 2001, Mr. Johnson sent a letter to U.S. Bancorp Piper Jaffray in which Dianon again expressed its preliminary interest in pursuing a business combination with UroCor. The April 26, 2001 letter superseded the April 20, 2001 letter. In the April 26, 2001 letter, Dianon proposed to acquire UroCor at a price of $13.00 per share. Dianon proposed that 60% of the consideration would be in the form of Dianon common stock based on an exchange ratio of 0.3662 and 40% of the consideration would be in the form of cash. Dianon also stated in the letter that it was prepared to discuss an all-stock transaction. Finally, in the April 26, 2001 letter, Dianon reduced the exclusive period for due diligence to 30 days and agreed to permit UroCor to conduct due diligence on Dianon.

      On May 1, 2001, the UroCor board met and discussed the Dianon letter dated April 26, 2001. At that meeting, U.S. Bancorp Piper Jaffray led a discussion with the UroCor board regarding a potential business combination with Dianon and the other potential strategic acquiror. During the meeting, U.S. Bancorp Piper Jaffray reported to the UroCor board that it had received an updated letter from the other potential strategic acquiror indicating interest in pursuing a business combination transaction at a price that was higher than its initial indication, but still below UroCor's current market price. The UroCor board discussed this letter with Piper Jaffray and UroCor management and, based on an evaluation of lesser potential synergies from a combination with that company, the lower price offered, and the other party's unwillingness to improve upon its indication, decided not to pursue a transaction with that company at that time. The UroCor board subsequently discussed with U.S. Bancorp Piper Jaffray and UroCor's management the materials presented regarding a combination transaction with Dianon, a due diligence investigation of Dianon's business and other matters. Following these discussions, the board authorized management to execute the Dianon April 26, 2001 letter and to conduct a due diligence review of Dianon. The UroCor board also directed management to review and report to the board at the next meeting regarding the results of Dianon's due diligence review of UroCor, the results of UroCor's due diligence review of Dianon and to discuss further with the UroCor board the

                                                        CHAPTER ONE - THE MERGER


proposed business combination transaction and other alternatives for pursuing growth of the company and enhancing stockholder value. Following this UroCor board meeting, on behalf of UroCor, Mr. George executed the Dianon letter dated April 26, 2001.

      During the weeks of May 1, 2001 and May 7, 2001, representatives of Dianon, Lazard and Cadwalader conducted a due diligence review of UroCor in Oklahoma City. Also during this time, U.S. Bancorp Piper Jaffray communicated to Lazard UroCor's concerns regarding Dianon's proposed acquisition price relative to UroCor's current stock price.

      On May 25, 2001, the Dianon board met and discussed the potential acquisition of UroCor. During the meeting, representatives of Lazard updated the board on Lazard's financial analysis of UroCor. The board of directors of Dianon authorized Mr. Johnson to increase the offer price in the preliminary indication of interest up to $15.00 per UroCor share if necessary to continue the exclusive period for Dianon to negotiate with UroCor.

      During the week of May 28, 2001, representatives of UroCor and U.S. Bancorp Piper Jaffray conducted a due diligence review of Dianon at the offices of Cadwalader in New York City. On May 31, 2001, Dianon's legal counsel met with UroCor's legal counsel in Stamford, Connecticut, to discuss the Department of Justice's investigation of Dianon.

      On June 1, 2001, Mr. Johnson sent a letter to UroCor in which Dianon again expressed its preliminary interest in pursuing a business combination with UroCor. The June 1, 2001 letter superseded Dianon's April 26, 2001 letter. In the June 1, 2001 letter, Dianon offered a fixed exchange ratio of 0.3503 Dianon shares for each UroCor share, which implied a price of $15.00 per share based on Dianon's closing price on May 24, 2001. The June 1, 2001 letter provided for UroCor to extend the exclusive period to June 8, 2001. On behalf of UroCor, Mr. George executed Dianon's June 1, 2001 letter.

      On June 1, 2001, Cadwalader distributed a draft merger agreement to representatives of UroCor, U.S. Bancorp Piper Jaffray and UroCor's counsel, Fulbright & Jaworski L.L.P.

      On June 5, 2001, the UroCor board met and management reported to the board regarding the current developments in connection with UroCor's discussions with Dianon regarding a potential business combination transaction. Management also reported to the UroCor board regarding UroCor's due diligence investigation of Dianon including a review of financial matters and the current DOJ investigation of Dianon and Dianon's regulatory compliance program. Management also reported to the UroCor board that management continued to develop strategic plan alternatives in the event a potential business combination transaction was determined not to be an appropriate course of action. Following these discussions, the UroCor board authorized management to grant Dianon the exclusive right to continue to conduct a due diligence review of UroCor through June 21, 2001 and to continue to conduct a due diligence review of Dianon and to negotiate the proposed definitive terms of a business combination agreement.

      On June 6, 2001, Mr. Johnson sent a letter to UroCor in which Dianon again expressed its interest in pursuing a business combination with UroCor. The June 6, 2001 letter superseded Dianon's June 1, 2001 letter. The terms of Dianon's proposal were the same as in the June 1,

                                                        CHAPTER ONE - THE MERGER


2001 letter, except that the June 6, 2001 letter provided for an exclusive period until June 15, 2001. On behalf of UroCor, Mr. George executed Dianon's June 6, 2001 letter.

      From June 8, 2001 through the week of June 11, 2001, management of Dianon and UroCor negotiated the terms of the merger agreement and worked with representatives of Lazard, U.S. Bancorp Piper Jaffray, Cadwalader and Fulbright to prepare revised drafts of the merger agreement.

      On June 15, 2001, Cadwalader distributed to the Dianon board the current draft of the merger agreement and a memo summarizing the terms of the transaction.

      On June 16, 2001, at 7:30 a.m. E.D.T., the Dianon board held a telephonic meeting during which the UroCor merger was discussed. During the board meeting,
(a) Dianon management updated the Board on the status of the negotiations with UroCor, (b) representatives of Lazard made a presentation regarding the financial terms of the merger and gave their preliminary oral opinion that the exchange ratio (as defined in the draft merger agreement) was fair to Dianon from a financial point of view, (c) Cadwalader summarized the terms of the current draft of the merger agreement, (d) extensive discussion occurred among the directors, management and Dianon's advisors regarding the potential transaction, and (e) after such discussion, the Board authorized management to finalize the exchange ratio being offered to UroCor's stockholders, and to potentially increase such exchange ratio if (i) necessary to finalize the agreement and (ii) management was able to negotiate a limit on the exchange ratio such that the maximum price paid for each UroCor share would not exceed $17.00 per share.

      During the weekend of June 16, 2001, management of Dianon and UroCor negotiated the terms of the merger agreement and worked with representatives of Lazard, U.S. Bancorp Piper Jaffray, Cadwalader and Fulbright to prepare revised drafts of the merger agreement and the schedules and exhibits thereto.

      On June 17, 2001 at 8:00 a.m., C.D.T., the UroCor board held a special telephonic meeting during which the Dianon merger was discussed. During the board meeting, (a) UroCor management and representatives of U.S. Bancorp Piper Jaffray updated the board on the status of the negotiations with Dianon, (b) Fulbright summarized the terms of the current draft of the merger agreement, (c) representatives of U.S. Bancorp Piper Jaffray made a presentation regarding the financial terms of the merger and gave its oral opinion that, as of such date, the exchange ratio (as defined in the draft merger agreement) was fair to the UroCor stockholders from a financial point of view, (d) UroCor management reported to the board regarding alternative strategic options for enhancing stockholder value and compared and contrasted these alternatives with the alternative represented by the potential Dianon merger transaction, (e) extensive discussion occurred among the directors, management and UroCor's advisors regarding the potential transaction and (f) after such discussions, the UroCor board appointed directors Michael R. Miller, and Michael W. George, and senior vice president and chief financial officer, Bruce C. Hayden, as a special negotiating committee to negotiate with Dianon with respect to the provisions in the draft merger agreement regarding the treatment of the UroCor employee stock options and the proposed maximum consideration of $17.00 per share.

                                                        CHAPTER ONE - THE MERGER


      On June 17, 2001, at 7:00 p.m., E.D.T., the Dianon board held a special telephonic meeting during which the UroCor merger was discussed. During the board meeting, (a) Dianon management and representatives of Lazard updated the board on the status of the negotiations with UroCor, including the proposed "agreement in principle" that management had reached with UroCor management regarding an exchange ratio of 0.4064, limited to a maximum value of $17.00 per share, (b) representatives of Lazard gave their oral opinion that the exchange ratio of 0.4064 as defined in the merger agreement distributed to the Dianon board on June 17, 2001 by Cadwalader is fair to Dianon's stockholders from a financial point of view, (c) discussion occurred among the directors, management and the Company's advisors regarding the potential transaction, and (d) the Board authorized management to enter into the merger agreement substantially in the form distributed to the Board on June 17, 2001 by Cadwalader, with such changes as management may approve.

      On the evening of June 17, 2001, following the Dianon board meeting, Dianon management determined not to proceed with the merger based on its review of the estimates provided by UroCor of the transaction fees and bonuses that UroCor would pay in conjunction with the merger.

      On June 17, 2001 at 9:00 p.m., C.D.T., the UroCor board held a special telephonic meeting during which the special negotiating committee appointed at the meeting earlier that morning reported with respect to resolution of the stock option matters and the review of the appropriateness of the proposed maximum exchange ratio value of $17.00 per share. UroCor management also reported to the board that subsequent to the meeting held earlier that morning Dianon had notified UroCor's management of Dianon's concern regarding the estimated amount of the potential transaction fees payable by UroCor in conjunction with the merger, and the amounts payable after the closing of the transaction in connection with the change in control agreements entered into between UroCor and certain employees of the company. The UroCor board discussed these matters extensively. After that discussion, representatives of U.S. Bancorp Piper Jaffray reaffirmed to the UroCor board its oral opinion that, as of such date, the exchange ratio (as defined in the draft merger agreement) was fair to the UroCor stockholders from a financial point of view. Thereafter, the UroCor board appointed Messrs. Miller and George as a special committee of the UroCor board to act on behalf of the board with respect to any negotiation for resolution of the issues identified by Dianon with respect to the transaction fees and the estimated change in control agreement payments. Subject to the approval of the special committee of the resolution of these issues, the UroCor board authorized management to finalize and execute the merger agreement substantially in the form distributed to the board on June 17, 2001, with such changes as UroCor's management may approve.

      During the week of June 18, 2001, representatives of Dianon, UroCor, Lazard, U.S. Bancorp Piper Jaffray, Cadwalader and Fulbright discussed the issues regarding the transaction fees and employee bonuses that UroCor would pay in conjunction with the merger.

      On June 21, 2001, the UroCor board met and discussed current developments with respect to the Dianon transaction. At that meeting, representatives of U.S. Bancorp Piper Jaffray reported to the board regarding its discussions with Lazard who informed U.S. Bancorp Piper Jaffray that Dianon was continuing to review various issues with respect to UroCor and intended to communicate with UroCor at the conclusion of their review. Also at such meeting, UroCor

                                                        CHAPTER ONE - THE MERGER


management presented to the UroCor board an overview of UroCor's historical, current and projected future plans for growth and various factors enhancing and inhibiting the company's abilities and outlook for future growth. In connection with that discussion, UroCor's management discussed a potential approach pursuant to which UroCor would attempt to achieve growth by conducting an acquisition program with respect to both its diagnostics and therapeutics business. After the discussion, the UroCor directors authorized UroCor's management to proceed to develop in further detail the proposed acquisition strategy for further review by the directors pending resolution of the current discussions with Dianon.

      On June 25, 2001, representatives of UroCor and U.S. Bancorp Piper Jaffray and Dianon and Lazard agreed on the amount of certain transaction fees and employee bonuses that would be paid by UroCor in conjunction with the merger. UroCor's representatives also asked for an increase in the limit on the maximum value of the exchange ratio such that the maximum price per UroCor share would be valued at greater than $17.00.

      On June 26, 2001, at 12:05 p.m., E.D.T., the Dianon board held a special telephonic meeting during which the UroCor merger was discussed. During the Board meeting, (a) Dianon management updated the Board on the status of the negotiations with UroCor, including UroCor's agreement to reduce certain transaction fees and bonuses and UroCor's request to increase the maximum limit on the exchange ratio, (b) discussion occurred among the directors, management and the Company's advisors regarding the potential transaction and (c) the Board authorized management to increase the maximum limit on the exchange ratio to $18.00, and otherwise to finalize and execute the merger agreement substantially in the form distributed to the Board on June 17, 2001 by Cadwalader, with such changes as management may approve.

      On June 27, 2001 at 9:00 p.m., C.D.T., the UroCor board held a special telephonic meeting during which the Dianon transaction was discussed. During the meeting, (a) UroCor management updated the board on the status of the negotiations with Dianon subsequent to the UroCor board meeting on June 21, 2001, (b) representatives of U.S. Bancorp Piper Jaffray discussed the changes in the financial terms of the transaction since the prior meetings of the UroCor board, including the exchange ratio of 0.4064 and an increase in the maximum limit on the exchange ratio to $18.00 per share, (c) representatives of U.S. Bancorp Piper Jaffray made a presentation regarding the proposed financial terms of the merger and gave its oral opinion that, as of such date, the increased exchange ratio was fair to the stockholders of UroCor from a financial point of view, (d) Fulbright summarized the terms of the revised merger agreement, (e) extensive discussion occurred among the directors, management and UroCor's advisors regarding the revised terms of the potential transaction and (f) the UroCor board authorized UroCor management to enter into the merger agreement substantially in the form that had been forwarded by Dianon's counsel, with such changes as management may approve.

      During the day and evening of June 27, 2001, representatives of Dianon, UroCor, Lazard, U.S. Bancorp Piper Jaffray, Cadwalader and Fulbright negotiated the final form of the merger agreement. Dianon and UroCor signed the merger agreement in the early morning hours of June 28, 2001 and a press release announcing the transaction was issued on the morning of June 28, 2001.

                                                        CHAPTER ONE - THE MERGER


DIANON'S REASONS FOR THE MERGER

The following discussion of Dianon's reasons for the merger contains a number of forward-looking statements that reflect the current views of Dianon with respect to future events that may have an effect on the future financial performance of the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward Looking Information" and "Risk Factors."

      Dianon believes that a combination of Dianon and UroCor will create a leading national full-service cancer diagnostics company, with a leading market share in the urology segment of this market, and with greater diversity, breadth and financial resources, that will have the opportunity to enhance stockholder value in ways that are unlikely to be achieved by Dianon or UroCor alone. Specifically, Dianon believes that the combined company would be uniquely positioned to realize:

      o     enhanced revenue potential;

      o     significant cost savings;

      o more comprehensive customer base and strengthened relationship with managed care customers;

      o     enhanced technological capabilities;

      o the benefits of combining Dianon's and UroCor's complementary services and products;

      o Dianon's long term business strategy of adding complementary businesses that broaden Dianon's leading laboratory services, technology and market presence; and

      o     greater stockholder value.

      Dianon believes that the acquisition of UroCor by Dianon will result in the combined company becoming a leader in the growing field of cancer diagnostics in the country, with more than $180 million of annual revenues, EBITDA potentially exceeding $45 million, no debt and approximately 12 million outstanding shares, in each case on a pro forma basis in 2002.

      The consensus estimates for the combined company for the base business and the expected long-term earnings per share growth rate is 30% per annum. The Dianon board believes that the inherent operating leverage in Dianon's business will allow for significant selling, general and administrative ("SG&A") synergies to be realized with the acquisition of UroCor. Dianon expects the cost synergies to be completed during the second quarter of 2002, providing $0.07 to $0.12 earnings per share accretion in 2002. Further, Dianon anticipates $0.15 to $0.25

                                                        CHAPTER ONE - THE MERGER


earnings per share accretion in 2003. Dianon expects its cash flow to significantly strengthen in the near future, with 2002 EBITDA potentially exceeding $45 million.

      Dianon and UroCor share common operating philosophies, including the same strong commitment to technological innovation, diagnostic excellence and customer service. In addition, both companies have effective marketing programs focused on the urology community that, together with Dianon's comprehensive suite of services to other physician specialties, will strengthen the merged company's position as a leader in the area of cancer diagnostics. Dianon believes that the combined sales teams, comprised of highly experienced, technically trained representatives, will play a key role in growing the combined company's business and serving their customers. Moreover, this combination will provide synergistic opportunities that will strengthen Dianon's strategic position and earnings growth opportunity going forward.

      After the transaction, Dianon will have a more extensive network of laboratories and a direct sales and marketing presence in all key markets nationwide. Dianon expects to generate significant net cost savings through elimination of redundancies between Dianon and UroCor and sharing of competencies in core areas. Dianon's management expects that these net pre-tax savings will exceed $10 million annually after three years.

      In addition, Dianon believes that the acquisition of UroCor will:

      o     create a company with a leadership position in cancer diagnostics;

      o provide Dianon with a complementary market share and geographical reach in the urology segment of the diagnostic laboratory market, as well as access to more than 5,000 urologists nationwide;

      o     broaden and deepen Dianon's product portfolio;

      o     leverage SG&A infrastructure to drive Dianon's earnings growth;

      o     provide strong cash flow to reinvest in growth opportunities;

      o increase Dianon's outstanding shares by approximately 50%, promoting improved liquidity;

      o provide Dianon with a competitive advantage in managed care contracting environment;

      o     enhance Dianon's growth prospects; and

      o     create one of the largest cancer diagnostic databases.

                                                        CHAPTER ONE - THE MERGER


FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF DIANON

At its meeting on June 26, 2001, Dianon's board of directors:

      o determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Dianon and its stockholders; and

      o recommended that the Dianon stockholders vote FOR the approval of the issuance of Dianon common stock in the merger.

In the course of reaching its decision to approve the merger agreement, Dianon's board of directors consulted with Dianon's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

      (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Dianon and UroCor as separate entities and on a combined basis, including:

            o the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

            o the recent and historical stock price performance of Dianon common stock and UroCor common stock; and

            o the percentage of the combined company Dianon's stockholders would own following the merger.

      (2) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the anatomic pathology testing market, and the fact that the strategic combination of Dianon's and UroCor's businesses would create one of the nation's leading cancer diagnostics companies, particularly in the urology segment of the this market;

      (3) the strategic nature of the transaction, which combines Dianon's and UroCor's complementary businesses, and creates a broader company with enhanced national reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

      (4) the potential benefits to be derived from a combination of the two companies as described under "The Proposed Merger--Our Reasons for the Merger", including potential cost savings and efficiencies that would result from the merger;

      (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the medical laboratory industry;

                                                        CHAPTER ONE - THE MERGER


      (6) the nature of existing services and products to be sold by the combined company and the fact that the customer base to be served will be broader and more diverse;

      (7) the merger will present the opportunity for the stockholders of Dianon to participate in a larger company with a more diversified product line and, as stockholders of the combined company, benefit from future growth of the combined company;

      (8) the exchange ratio will enable Dianon stockholders to own approximately 65% of the outstanding stock of the combined company;

      (9) the analyses, presentations and opinion of Lazard to the effect that, as of the date of the opinion and subject to the matters set out in its opinion, the exchange ratio was fair from a financial point of view to Dianon, which is described below, under "Opinions of Financial Advisors--Opinion of Dianon's Financial Advisor";

      (10) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

      (11) the terms of the merger agreement regarding third party proposals, including the potential payment by UroCor of a termination fee to Dianon, and that the merger is conditioned on certain government proceedings relating to UroCor being fully and completely resolved, which is discussed under "The Proposed Merger - Certain Litigation";

      (12) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

      (13) the challenges of combining the businesses of two public companies and the risks of diverting management resources for an extended period of time;

      (14) the board of directors' continuing belief in the stockholder value opportunity represented by the strategic path the board had previously chosen and the unique implementation opportunity presented by the definitive transaction terms with UroCor; and

      (15) the opportunity for Dianon stockholders to vote on the share issuance with UroCor.

In view of the variety of factors and the amount of information considered, Dianon's board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Dianon's board of directors may have given different weights to different factors.

                                                        CHAPTER ONE - THE MERGER


Dianon's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

      o the factors described in (11), which figured negatively as a drawback, but which the Dianon board of directors felt was outweighed by the other benefits of the transaction; and

      o the factor described in (13), which figured negatively as a risk, although one which the Dianon board of directors felt could be managed successfully by Dianon management.

For additional information concerning the matters discussed, and the conclusions reached, at various meetings of Dianon's board of directors held between October 13, 2000 and June 26, 2001, see "Background of the Merger".

THE DIANON BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DIANON AND ITS STOCKHOLDERS. THE DIANON BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF UROCOR

At its meeting on June 27, 2001, the UroCor board of directors:

      o determined that the merger agreement and the merger with Dianon are advisable and fair to, and in the best interests of, UroCor and its stockholders;

      o     approved the merger agreement with Dianon;

      o directed that the proposed transaction be submitted for consideration by the UroCor stockholders; and

      o recommended that the UroCor stockholders vote FOR adoption of the merger and approval of the merger agreement.

      In the course of reaching its decision to approve the merger agreement, the UroCor board of directors consulted with UroCor's management, as well as its legal counsel and financial advisors, and considered the following material factors:

                                                        CHAPTER ONE - THE MERGER


      (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of Dianon and UroCor as separate entities and on a combined basis, including:

            o the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

            o the recent and historical stock price performance of Dianon common stock and UroCor common stock; and

            o the percentage of the common stock of Dianon that UroCor stockholders would own following the merger.

      (2) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the anatomic pathology testing market;

      (3) the strategic nature of the transaction, which combines Dianon's and UroCor's complementary businesses, and creates a broader company with enhanced national reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

      (4) the potential limitations for future growth arising from UroCor's focus solely in urology, specifically with respect to the industry trend for diagnostic services payors to contract with more broad-based providers of these services and the concomitant restrictions on UroCor's ability to obtain preferred or exclusive contracts with such payors;

      (5) UroCor's determination that in the absence of a business combination transaction, the company's ability to achieve long-term growth would require expansion of its business into different disease states, such as those in which Dianon already conducts business, and that UroCor's ability to achieve such growth would require significant capital costs and incurrence of significant financial resources;

      (6) UroCor's assessment of risks in achieving growth through expanding its therapeutic products business;

      (7) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the medical laboratory industry;

      (8) the nature of existing services and products to be sold by the combined company and the fact that the customer base to be served will be broader and more diverse;

      (9) the merger will present the opportunity for the stockholders of UroCor to participate in a larger company with a more diversified product line and, as stockholders of the combined company, benefit from future growth of the combined company;

                                                        CHAPTER ONE - THE MERGER


      (10) the fact that the exchange ratio (based on Dianon's trading price at the close of business on June 27, 2001, the last trading day before the execution of the merger agreement was announced) represented a premium of 32% over UroCor's 90-day average stock price.

      (11) the exchange ratio will enable UroCor stockholders to own approximately 35% of the outstanding stock of the combined company;

      (12) the analyses, presentations and opinion of U.S. Bancorp Piper Jaffray to the effect that, as of the date of the opinion and subject to the matters set out in its opinion, the exchange ratio was fair from a financial point of view to the stockholders of UroCor, which is described below, under "Opinion of Financial Advisors -- Opinion of UroCor's Financial Advisor";

      (13) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

      (14) the terms of the merger agreement regarding third party proposals, including the potential payment by UroCor of a termination fee to Dianon, and that the merger is conditioned on certain government proceedings relating to UroCor being fully and completely resolved;

      (15) the headquarters of the combined company will remain at Stratford, Connecticut and Dianon shall maintain a facility at UroCor's former headquarters in Oklahoma City, Oklahoma;

      (16) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

      (17) the opportunity for UroCor stockholders to vote on the proposed merger with Dianon.

THE UROCOR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, UROCOR AND ITS STOCKHOLDERS. THE UROCOR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER CONTEMPLATED BY THE AGREEMENT.

                                                        CHAPTER ONE - THE MERGER


                              ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting. This method accounts for a business combination as the acquisition of one entity by another. The acquiring company records the acquired assets less liabilities assumed at fair value. Any difference between acquisition cost and the sum of the fair values of the target's identifiable assets and liabilities is recorded as goodwill.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion only addresses shares of UroCor common stock held as capital assets. It does not address all aspects of federal income taxation that may be relevant to a stockholder of UroCor in light of that stockholder's particular circumstances or to a UroCor stockholder subject to special rules, such as:

      o     a stockholder who is not a citizen or resident of the United States;

      o a stockholder that is a foreign corporation, foreign estate or foreign trust;

      o a financial institution or insurance company; o a tax-exempt organization;

      o     a dealer or broker in securities;

      o a stockholder that holds its UroCor common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

      o a stockholder that acquired its UroCor common stock pursuant to the exercise of options or otherwise as compensation.

      Tax Opinions. Dianon has received an opinion of Cadwalader, Wickersham & Taft, and UroCor has received an opinion of Fulbright & Jaworski L.L.P. (together with Cadwalader, Wickersham & Taft, "outside tax counsel"), that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Dianon, Dianon merger subsidiary and UroCor will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of each of Dianon and UroCor to complete the merger that the relevant outside tax counsel confirm its opinion as of the closing date. Neither Dianon nor UroCor intends to waive this condition.

                                                        CHAPTER ONE - THE MERGER


The opinions of outside tax counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date (the "closing date opinions") will each rely, on (1) representations and covenants made by Dianon, the Dianon merger subsidiary and UroCor, including those contained in certificates of officers of Dianon, the Dianon merger subsidiary and UroCor, and
(2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of outside tax counsel have assumed, and outside tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, either or both outside tax counsel may not be able to render the required closing date opinions or the tax consequences of the merger could differ from those discussed here or described in the opinions that outside tax counsel have delivered. Opinions of outside tax counsel neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. Dianon and UroCor do not intend to obtain a ruling from the IRS on the tax consequences of the merger.

      Federal Income Tax Treatment of the Merger. The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Dianon, UroCor and the Dianon merger subsidiary will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. None of Dianon, the Dianon merger subsidiary and UroCor will recognize any gain or loss for federal income tax purposes as a result of the merger.

      Federal Income Tax Consequences to UroCor Stockholders. For federal income tax purposes:

      o A holder of UroCor common stock will not recognize any gain or loss upon the exchange of that stockholder's shares of UroCor common stock for shares of Dianon common stock in the merger.

      o To the extent that a holder of UroCor common stock receives cash instead of a fractional share of Dianon common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder's shares of UroCor common stock allocable to that fractional share of Dianon common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the share of UroCor common stock exchanged for the fractional share of Dianon common stock was more than one year at the effective time of the merger.

      o A holder of UroCor common stock will have a tax basis in the Dianon common stock received in the merger equal to (1) the tax basis of the UroCor common stock surrendered by that holder in the merger, less (2) any tax basis of the UroCor common stock surrendered that is allocable to a fractional share of Dianon common stock for which cash is received.

                                                        CHAPTER ONE - THE MERGER


      o The holding period for shares of Dianon common stock received in exchange for shares of UroCor common stock in the merger will include the holding period for the shares of UroCor common stock surrendered in the merger.

      Federal Income Tax Consequences to Dianon Stockholders. There will be no federal income tax consequences to a holder of Dianon capital stock as a result of the merger.

This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE EACH STOCKHOLDER OF UROCOR TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE MERGER.

                    REGULATORY MATTERS RELATING TO THE MERGER

Neither Dianon nor UroCor are required to obtain any material regulatory consents or approvals to conclude the merger. Although Dianon and UroCor are not required to file notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. Federal and state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions.

                               NO APPRAISAL RIGHTS

Holders of UroCor common stock do not have dissenters' appraisal rights under Delaware law that would give them the right to obtain the payment of cash in exchange for their UroCor common stock as a result of the merger. Holders of Dianon common stock are also not entitled to dissenters' appraisal rights under Delaware law in connection with the merger.

                               CERTAIN LITIGATION

UroCor announced on June 29, 2001, that it had received final judicial and governmental approvals of a tentative settlement agreement with the United States Department of Justice ("DOJ") previously announced on February 16, 2001 concerning matters covered by the DOJ's investigation into actions of UroCor during 1992 through 1998 in connection with billing claims submitted by UroCor to Medicare and other federal and state insurance programs for its diagnostics testing services. Under the final settlement agreement, UroCor refunded the various programs a total of $9.0 million. The settlement covers UroCor liabilities to the federal government and state insurance programs with respect to the matters under investigation through December 31, 2000. Under the terms of the settlement, there was no admission by UroCor of any wrongdoing in connection with matters covered by the investigation. UroCor also has agreed to operate under a corporate integrity agreement for a period of up to five years. Among

                                                        CHAPTER ONE - THE MERGER


other things, the corporate integrity agreement requires UroCor to cooperate with the United States Attorney's Office for the Western District of Oklahoma in connection with a criminal investigation related to the DOJ investigation. In addition, UroCor has incurred and expects to continue to incur expenses relating to the DOJ investigation, including without limitation, the administration of the DOJ settlement (including compliance with the corporate integrity agreement), and may incur additional expenses in connection with any related governmental investigations or proceedings (including the criminal investigation) and any potential indemnification of legal and other fees and costs for current and past directors, officers and employees of UroCor. UroCor currently estimates that it could incur up to $6 million of these potential indemnification expenses.

   FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

This joint proxy statement/prospectus does not cover any resales of the Dianon common stock to be received by the stockholders of UroCor upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

All shares of Dianon common stock received by UroCor stockholders in the merger will be freely transferable, except that shares of Dianon common stock received by persons who are deemed to be "affiliates" of UroCor under the Securities Act of 1933, as amended, at the time of the UroCor special meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of UroCor for such purposes generally include individuals or entities that control, are controlled by or are under common control with UroCor, as the case may be, and include directors and executive officers of UroCor. The merger agreement requires that UroCor use reasonable efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Dianon common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF DIANON'S FINANCIAL ADVISOR

Lazard Freres & Co., Dianon's financial advisor, has rendered a written opinion, dated as of June 28, 2001 to the Dianon board of directors as to the fairness, from a financial point of view, to Dianon of the exchange ratio in the merger. The full text of the written opinion of Lazard Freres is attached to this document as Annex B. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Lazard Freres in providing their opinions. THE OPINION OF LAZARD FRERES IS DIRECTED TO THE DIANON BOARD OF DIRECTORS AND DOES NOT CONSTITUTE RECOMMENDATIONS TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

      Under a letter agreement, dated November 17, 2000, Dianon retained Lazard Freres & Co. LLC to act as its financial advisor. As part of this engagement, the board of directors of Dianon requested that Lazard evaluate the fairness, from a financial point of view, to

                                                        CHAPTER ONE - THE MERGER


Dianon of the exchange ratio to be offered in the merger. Lazard has delivered to the board of directors of Dianon a written opinion dated June 28, 2001 that, as of that date, the exchange ratio to be offered in the merger was fair from a financial point of view to Dianon.

      THE FULL TEXT OF THE LAZARD OPINION IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE LAZARD OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION SET FORTH IN ANNEX B. DIANON STOCKHOLDERS ARE URGED TO READ THE LAZARD OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD IN CONNECTION THEREWITH. LAZARD'S WRITTEN OPINION IS DIRECTED TO THE DIANON BOARD AND ONLY ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DIANON STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION. STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION.

      In the course of performing its review and analysis for rendering its opinion, Lazard, among other things:

      -     reviewed the financial terms and conditions of the Merger Agreement;

      - analyzed certain historical business and financial information relating to Dianon and UroCor;

      - reviewed financial projections for Dianon that were not provided by Dianon but were contained in certain securities analysts' research reports that were recommended for review by management of Dianon;

      - reviewed various financial forecasts and other data relating to UroCor's business provided to us by management of UroCor and by management of Dianon;

      - held discussions with members of the senior management of Dianon and UroCor with respect to the businesses and prospects of Dianon and UroCor, respectively, the strategic objectives of each, and possible benefits which might be realized following the merger;

      - reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Dianon to be realized by the combined entities in connection with the merger;

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                                                        CHAPTER ONE - THE MERGER


      - reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Dianon and UroCor;

      - reviewed the historical stock prices and trading volumes of Dianon common stock and UroCor common stock; and

      - conducted such other financial studies, analyses and investigations as were deemed appropriate.

      Lazard relied upon the accuracy and completeness of all information publicly available or reviewed by or discussed with Lazard. Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any assets or liabilities of Dianon or UroCor, or concerning the solvency of, or issues relating to solvency concerning, Dianon or UroCor. With respect to financial forecasts, including the synergistic savings and benefits projected to be realized following the merger and the timing thereof, and other information that were provided to or discussed with Lazard, Lazard assumed that they were reasonably prepared based on the best currently available estimates and judgments of Dianon and UroCor as to the future financial performance of Dianon and UroCor. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

      Lazard also assumed, with Dianon's consent, that the merger would be completed according to the terms of the merger agreement, without waiver of any material term or condition contained in that agreement, and that the merger would be accounted for as a purchase under U.S. generally accepted accounting principles and would qualify as a tax-free reorganization for U.S. federal income tax purposes. Lazard also assumed that the synergistic savings and benefits of the merger projected by the management of Dianon would be realized both in scope and timing and that the governmental investigation of UroCor (and all related claims) relating to claims submitted by UroCor to Medicare and other federal health care programs had been resolved on terms that would not adversely effect the value of UroCor. In addition, Lazard assumed that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Dianon and UroCor.

      Lazard was not asked to consider, and Lazard's opinion did not address, the relative merits of the merger, any alternative potential transactions or the company's underlying decision to effect the merger. Lazard also noted that its opinion was necessarily based upon information available, and economic, monetary, stock market and other conditions existing and disclosed, to Lazard as of the date of its opinion.

      The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

      Contribution Analysis. Lazard performed a contribution analysis in order to evaluate the percentage contribution of each of Dianon and UroCor to the combined company on a pro forma basis. Lazard calculated the relative contribution by both Dianon and UroCor to the

                                                        CHAPTER ONE - THE MERGER


combined company with respect to certain projected financial data for Dianon and UroCor, including revenues, EBITDA, earnings before interest and taxes (EBIT) and net income, as set forth below. Lazard performed two separate contribution analyses, one of which was based on the projected financial data for UroCor provided by management of UroCor and the other was based on the projected financial data for UroCor provided by management of Dianon taking into account the synergies projected by Dianon's management to result from the merger.

                                  PERCENTAGE CONTRIBUTION
                       (BASED ON PROJECTED FINANCIAL DATA FOR UROCOR
                               PROVIDED BY UROCOR MANAGEMENT)
                       ---------------------------------------------
                                 DIANON               UROCOR
                       ----------------------- ---------------------

REVENUES

    2001E                         65.6%                34.4%

    2002E                         65.9%                34.1%

EBITDA

    2001E                         65.9%                34.1%

    2002E                         63.2%                36.8%

EBIT

    2001E                         71.5%                28.5%

    2002E                         66.5%                33.5%

NET INCOME

    2001E                         58.5%                41.5%

    2002E                         65.4%                34.6%

MARKET VALUE                      64.5%                35.5%

ENTERPRISE VALUE                  66.1%                33.9%

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                                                        CHAPTER ONE - THE MERGER


                                  PERCENTAGE CONTRIBUTION
                       (BASED ON PROJECTED FINANCIAL DATA FOR UROCOR PROVIDED BY DIANON MANAGEMENT AND TAKING INTO
                                 ACCOUNT PROJECTED SYNERGIES)
                       ---------------------------------------------
                                 DIANON               UROCOR
                       ----------------------- ---------------------

REVENUES

    2001E                         69.3%                30.7%

    2002E                         71.8%                28.2%

EBITDA

    2001E                         47.4%                52.6%

    2002E                         51.1%                48.9%

EBIT

    2001E                         45.7%                54.3%

    2002E                         49.9%                50.1%

NET INCOME

    2001E                         46.6%                53.4%

    2002E                         51.1%                48.9%

MARKET VALUE                      64.5%                35.5%

ENTERPRISE VALUE                  66.1%                33.9%

      Discounted Cash Flow Analysis. Lazard performed three separate discounted cash flow analyses in order to derive ranges of implied per share values for UroCor common stock based on the present value of expected future cash flows of UroCor. The first discounted cash flow analysis was based on financial forecasts for UroCor as a stand-alone entity provided by the management of UroCor. This analysis, which did not take into account potential synergies, was based on a range of terminal multiples of EBITDA of 12.0x to 16.0x and a range of discount rates from 10% to 12% for UroCor's diagnostic business and a range of terminal multiples of EBITDA of 7.0x to 11.0x and a range of discount rates of 10% to 12% for UroCor's therapeutics business. Using this analysis, Lazard derived a range of implied per share values of $22.13 to $31.39 for UroCor common stock. The second discounted cash flow analysis was based on financial forecasts for UroCor as a stand-alone entity provided by management of Dianon. This analysis, which did not take into account potential synergies, was based on a range of terminal multiples of EBITDA of 12.0x to 16.0x and a range of discount rates of 10% to 12%. Using this analysis, Lazard derived a range of implied per share values of $9.53 to $12.70 for UroCor common stock. The third discounted cash flow analysis was based on the information derived in the second analysis but also took into account the potential synergies estimated by Dianon's management to result from the merger. The discounted cash flow analysis of the synergies was based on a range of perpetual growth rates of -2.5% to 2.5% and a range of discount rates of 10% to 12%. The forecasts for synergies assumed net synergies, including costs to achieve such synergies, of $-8.5 million in 2001, $16.8 million in 2002 and $17.7 million thereafter. Using this analysis, Lazard derived a range of implied per share values, including the value of net synergies, of $15.84 to $23.90 for UroCor common stock.

                                                        CHAPTER ONE - THE MERGER


      Premiums Paid Analysis. Lazard performed a premiums paid analysis based on premiums paid in the following transactions that involved U.S. healthcare companies and that had transaction values that ranged from $100 million to $500 million and were announced during the two year period prior to the announcement of the merger:

             ACQUIROR NAME                          TARGET NAME
-------------------------------------      ---------------------------------

Celera Genomics                            AXYS Pharmaceuticals Inc.
Inveresk Research International Ltd.       Clintrials Research Inc.
Philips Medical Systems International      ADAC Laboratories Inc.
Investor Group                             Sunrise Medical Inc.
Tyco International Ltd.                    InnerDyne Inc.
Jomed N.V.                                 EndoSonics Corp.
Cephalon Inc.                              Anesta Corp.
Molecular Devices Corp.                    LJL Biosystems Inc.
GE Medical Systems                         Lunar Corp.
Welch Allyn Inc.                           Protocol Systems Inc.
Invivo Corp.                               Protocol Systems Inc.
King Pharmaceuticals Inc.                  Medco Research Inc.
Baxter International Inc.                  North American Vaccine Inc.
MedImmune Inc.                             US Bioscience Inc.
Schering Berlin Inc.                       Diatide Inc.
Guidant Corp.                              Cardio Thoracic Systems Inc.
Tyco International Ltd.                    General Surgical Innovations Inc.
Teva Pharmaceuticals USA                   Copley Pharmaceutical Inc.
Inamed Corp.                               Collagen Aesthetics Inc.
Investor Group                             Maxxim Medical Inc.
TA Associates Inc.                         Physicians Specialty Corp.
Solvay SA                                  Unimed Pharmaceuticals Inc.
Meggitt PLC                                Whittaker Corp.

      Using publicly available data, Lazard calculated the following premium percentages paid in the foregoing precedent transactions:

                                                        CHAPTER ONE - THE MERGER


                     PERCENT STOCK PREMIUM BEFORE TRANSACTION
                                ANNOUNCEMENT DATE
                     ----------------------------------------
                      LOW       MEDIUM       MEAN       HIGH
                     -----      ------      ------     ------

1 Day Before          2.1%       25.2%       28.4%      71.4%

1 Week Before         0.6%       27.7%       32.6%      74.6%

1 Month Before       (6.8%)      43.1%       40.0%      73.5%

      Using the range of premiums paid in the foregoing precedent transactions, Lazard derived a range of implied per share values of $14.90 to $26.17 for the UroCor common stock.

      Comparable Publicly Traded Companies Analysis. Lazard performed a comparable public companies analysis based on financial multiples of selected comparable companies in the diagnostic laboratories industry in order to derive a range of implied per share values for UroCor common stock. In performing this analysis, Lazard reviewed certain financial information for UroCor and compared such information to corresponding financial information, ratios and public market multiples for four (4) other diagnostic laboratory companies Lazard deemed to be comparable to UroCor, based on similarities in diagnostic services provided, information services provided, customer base, payer mix, geographic presence and technology. The companies included in this analysis were:

      o     Ameripath, Inc.

      o     Impath, Inc.

      o     Laboratory Corporation of America

      o     Quest Diagnostics, Inc.

      Using publicly available information, Lazard calculated the enterprise value of each of these comparable companies as a multiple of their respective calendar 2001 estimated earnings before interest, income taxes, depreciation and amortization (EBITDA):

                            LOW      MEDIAN      MEAN       HIGH
                           -----      -----     ------     ------

Enterprise value as a
multiple of

2001E EBITDA               12.7x      13.3x      13.7x      14.9x

      Using the multiples calculated in the comparable publicly traded companies' analysis and based on the financial forecasts for UroCor prepared by management of Dianon, Lazard derived a range of implied per share values of $6.45 to $7.30 for UroCor common stock.

                                                        CHAPTER ONE - THE MERGER


      Historical Exchange Ratio Analysis. Lazard reviewed the implied exchange ratio of shares of UroCor Common Stock to shares of Dianon Common Stock based on the closing prices of the shares from June 15, 2000 to June 15, 2001.

      The following table illustrates the implied exchange ratio on the dates or for the periods indicated:

                IMPLIED EXCHANGE
                   RATIO AS OF                            AVERAGE IMPLIED EXCHANGE RATIO FROM
                ----------------          ------------------------------------------------------------------
                     6/15/01               5/15/01            4/15/01            3/15/01            6/15/00
                                          (30 DAYS)          (60 DAYS)          (90 DAYS)           (1 YEAR)
                ----------------          ---------          ---------          ---------           --------

Exchange Ratio       0.4064x                0.3852x            0.3485x            0.3316x            0.2388x

      Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Dianon board of directors that the exchange ratio to be offered in the merger is fair to Dianon from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion.

      In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dianon and UroCor. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

      No company or transaction used in any of the analyses is identical to Dianon, UroCor, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Dianon and UroCor and other factors that could affect the public trading values or the announced merger transaction values, as the case may be, of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

      Lazard's opinion and financial analyses were not the only factors considered by the Dianon board of directors in its evaluation of the merger and should not be viewed as

                                                        CHAPTER ONE - THE MERGER


determinative of the views of the Dianon board of directors or Dianon's management. Lazard has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

      Under the terms of Lazard's engagement, Dianon has agreed to pay Lazard an advisory fee of approximately $4 million. A substantial portion of this fee will not be paid unless and until the merger is completed. Dianon has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Dianon agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement.

      Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Dianon or UroCor for its own account and for the account of Lazard's customers. Lazard was selected to act as investment banker to Dianon because of its expertise and its reputation in investment banking and mergers and acquisitions and a strong presence in the healthcare industry.

OPINION OF UROCOR'S FINANCIAL ADVISOR

U.S. Bancorp Piper Jaffray Inc., UroCor's financial advisor, has rendered a written opinion, dated June 27, 2001, to the UroCor board of directors as to the fairness, from a financial point of view, to holders of UroCor common stock of the exchange ratio in the merger. The full text of the written opinion of U.S. Bancorp Piper Jaffray is attached to this document as Annex C. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray in providing their opinion. THE OPINION OF U.S. BANCORP PIPER JAFFRAY IS DIRECTED TO THE UROCOR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE RECOMMENDATIONS TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

      UroCor retained U.S. Bancorp Piper Jaffray to act as the exclusive financial advisor of the UroCor board of directors in connection with the merger and to render to the UroCor board of directors an opinion as to the fairness, from a financial point of view, to the holders of common stock of UroCor of the exchange ratio set forth in the merger agreement.

      On June 27, 2001, U.S. Bancorp Piper Jaffray rendered to the UroCor board of directors its oral opinion, subsequently confirmed in writing, as of that date and based upon and subject to the assumptions, factors, and limitations stated in the written opinion and described below, that the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of common stock of UroCor. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. The UroCor stockholders should read the opinion carefully in its entirety in conjunction with the proxy statement/prospectus and should carefully consider

                                                        CHAPTER ONE - THE MERGER


the assumptions made, matters considered and the limits of the review undertaken by U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the UroCor board of directors, addresses only the fairness, from a financial point of view, to the holders of UroCor common stock of the proposed exchange ratio. The opinion does not address UroCor's underlying business decision to participate in the merger and does not constitute a recommendation to any UroCor stockholder as to how a stockholder should vote with respect to the merger at UroCor's special meeting of stockholders.

      In addition, U.S. Bancorp Piper Jaffray's opinion was one of many factors taken into consideration by the UroCor board of directors in its evaluation of the proposed merger. Consequently, the analyses of U.S. Bancorp Piper Jaffray described below should not be viewed as determinative of the views of UroCor's management with respect to the proposed exchange ratio or the merger. U.S. Bancorp Piper Jaffray assumed that the structure, the amount of consideration, and other terms of the merger are the most beneficial terms from UroCor's perspective that could, under the circumstances, be negotiated among the parties, and expressed no opinion as to whether any alternative transaction might be more favorable to UroCor.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, among other things:

      o a draft of the merger agreement dated June 27, 2001 and drafts of other documents related to the merger;

      o selected publicly available financial, operating and business information related to UroCor and Dianon;

      o publicly available market and securities data of UroCor and Dianon and selected public companies deemed comparable to UroCor and Dianon;

      o to the extent publicly available, financial information relating to selected merger and acquisition transactions deemed comparable to the proposed merger; and

      o internal financial information of UroCor and Dianon prepared for financial planning purposes and furnished to U.S. Bancorp Piper Jaffray by management of UroCor and Dianon.

      In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of the senior management of UroCor and Dianon regarding the business and prospects of their respective companies and the joint prospects of a combined company.

      For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by UroCor and Dianon or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of UroCor and Dianon that the information provided to it by UroCor and Dianon was prepared on a reasonable basis, the financial planning data and other business outlook information reflect the best currently available estimates of management, and management was not aware of any information or facts that would make the

                                                        CHAPTER ONE - THE MERGER


information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray also assumed that there had been no material changes in UroCor's and Dianon's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to U.S. Bancorp Piper Jaffray.

      In delivering its opinion to the UroCor board of directors on June 27, 2001, U.S. Bancorp Piper Jaffray presented to the UroCor board of directors various analyses and other information material to the opinion. The following is a summary of these analyses:

      UROCOR STOCK TRADING ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the stock trading history of UroCor. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

                                                                 UroCor Stock
                                                                     Price
                                                                 ------------

Closing price on June 27, 2001.............................          $16.95
30 calendar day closing average............................           16.08
90 calendar day closing average............................           13.32
120 calendar day closing average...........................           12.34
52 week high trade.........................................           17.40
52 week low trade..........................................            4.13

      U.S. Bancorp Piper Jaffray also presented graphs illustrating UroCor's daily and weekly stock price and volume performance over the prior 12 month period, daily stock price and volume performance over the prior six month period and quarterly stock price and volume performance over the prior 18 month period.

      EXCHANGE RATIO ANALYSIS. U.S. Bancorp Piper Jaffray analyzed the exchange ratio against the "implied" exchange ratio based on historical stock prices for UroCor and Dianon. U.S. Bancorp Piper Jaffray examined the exchange ratios implied by the stock prices of UroCor and Dianon on June 27, 2001 and one month, three months, six months and one year prior to such date, and determined the 52 week high and low implied exchange ratios.

                                  Ratios
                                ---------
Merger exchange ratio            0.4064x
June 27, 2001                    0.4236x
1 month                          0.4048x
3 month                          0.3817x
6 month                          0.1813x
1 year                           0.1891x
52 week high                     0.4805x
52 week low                      0.1259x

      U.S. Bancorp Piper Jaffray also presented a graph illustrating the implied exchange ratio based on historical stock prices for UroCor and Dianon over the past year.

      ANALYSIS OF SELECTED PUBLIC COMPANIES. U.S. Bancorp Piper Jaffray compared certain publicly available financial, operating and stock market information for UroCor with similar

                                                        CHAPTER ONE - THE MERGER


information for the following selected publicly held companies, each of which is involved in the clinical diagnostic and anatomic pathology laboratory segments of the health care services market:

      o     AmeriPath, Inc.;

      o     DIANON Systems, Inc.;

      o     Dynacare, Inc.;

      o     IMPATH, Inc.;

      o     Laboratory Corporation of America Holdings;

      o     Quest Diagnostics, Inc;

      o     Specialty Laboratories, Inc.; and

      o     UNILAB Corporation.

U.S. Bancorp Piper Jaffray calculated enterprise value, which it defined as equity market value plus debt, less cash and cash equivalents, relative to each company's latest 12 months revenue, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. U.S. Bancorp Piper Jaffray also calculated share price relative to each company's latest 12 months earnings per share and estimated calendar year 2001 and 2002 earnings per share, commonly referred to as EPS, estimates. All multiples were based on closing stock prices on June 27, 2001. EPS estimates for the selected companies were based on estimates as reported by the Institutional Brokers Estimate System, commonly referred to as IBES, and EPS estimates for UroCor were based on the internal estimates of the management of UroCor. U.S. Bancorp Piper Jaffray then compared the multiples for the selected companies to the multiples for UroCor assuming a UroCor common stock price of $16.26 in the merger. This analysis indicated multiples of selected valuation data as follows:

                                        UROCOR                  SELECTED COMPANIES
                                        ------      ------------------------------------------
                                        $16.26      MEDIAN       MEAN        HIGH        LOW
                                        ------      ------      ------      ------      ------
Enterprise value to:
    Latest 12 months revenue .......      3.1x        2.8x        3.0x        4.6x        1.0x
    Latest 12 months EBITDA ........     21.5x       15.9x       16.9x       31.9x        7.9x
    Latest 12 months EBIT ..........     34.6x       21.6x       23.4x       43.5x       12.4x
Latest twelve months
price/earnings ratio ...............     46.5x       43.8x       43.0x       65.3x       23.9x
2001 price/earnings ratio ..........     39.7x       34.8x       35.3x       59.2x       20.9x
2002 price/earnings ratio ..........     25.4x       26.7x       28.0x       49.3x       17.9x

ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. U.S. Bancorp Piper Jaffray reviewed multiples of revenue, EBITDA, EBIT, and net income paid in the following eight transactions:

                                                        CHAPTER ONE - THE MERGER


        DATE                       ACQUIROR                          TARGET
---------------------   --------------------------------  -----------------------------
June 1, 2001            Laboratory Corporation of         ViroMed Laboratories
                        America
March 26, 2001          Laboratory Corporation of         Path Lab Holdings
                        America
November 20, 2000       AmeriPath                         Inform DX
June 20, 2000           Laboratory Corporation of         National Genetics Institute
                        America
May 25, 1999            Kelso & Company                   Unilab Corporation
April 6, 1999           Unilab Corporation                Physicians Clinical Laboratory
February 9, 1999        Quest Diagnostics                 SmithKline Beecham Plc
October 22, 1998        Kroll-O'Gara Company              Lab Specialists of America

      The selected transactions were chosen because the target companies were companies in the clinical diagnostic and anatomic pathology laboratory industry that, for purposes of this analysis, U.S. Bancorp Piper Jaffray considered generally comparable to UroCor. Each transaction had a transaction value of greater than $25 million and involved a purchase of a majority interest in the target company with cash, stock, or a combination of cash and stock. No transaction used in the selected transaction analysis is identical to the merger. All multiples were based on available information at the time of announcement of the relevant transaction.

                                      UROCOR        SELECTED TRANSACTIONS
                                      ------   ---------------------------------
                                      $16.26   MEDIAN    MEAN     HIGH     LOW
                                      ------   ------   ------   ------   ------
Enterprise Value to:
    Latest 12 months revenue ......     3.1x     1.7x     1.5x     2.0x     0.6x
    Latest 12 months EBITDA .......    21.5x     8.6x     9.9x    14.6x     6.4x
    Latest 12 months EBIT .........    34.6x    13.1x    14.5x    21.9x    10.1x
Equity Value to:
    Latest 12 months net income ...    51.9x    20.5x    29.2x    49.6x    17.6x

      PREMIUM PAID ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the range of premiums paid in 30 change-of-control transactions of healthcare services companies with transaction values greater than $25 million completed from January 1, 1998 to June 27, 2001. These transactions indicated a range of premiums based on the target company's stock price one week prior and a four weeks prior to announcement of the transaction. The following table sets forth the median, mean, high and low premiums paid in these transactions as compared to the premium to be paid in the merger based on a UroCor common stock price of $16.26.

                                      UROCOR           SELECTED PREMIUMS
                                      ------   ---------------------------------
                                      $16.26   MEDIAN    MEAN     HIGH     LOW
                                      ------   ------   ------   ------   ------
Premium to stock price:
     One week prior
     to announcement ..............     0.7%    31.5%    33.1%     85.3%   -2.8%
     Four weeks prior to
     announcement .................     2.1%    33.1%    40.4%    116.7%   -0.3%

      This analysis also noted that the premium paid in the merger represented a 30.0% premium over UroCor's stock price on May 1, 2001, three days after UroCor announced its first quarter financial results, and an 85.8% premium over UroCor's stock price on February 21, 2001, three days after UroCor announced its tentative settlement with the Department of Justice.

      DISCOUNTED CASH FLOW ANALYSIS. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for UroCor to estimate the present value of the stand-alone, unleveraged,

                                                        CHAPTER ONE - THE MERGER


after-tax free cash flows that UroCor could generate through December 31, 2005 based on estimates provided by the management of UroCor. The stand-alone discounted cash flow analysis was determined by adding the present value at June 30, 2001 of the projected free cash flows generated by UroCor over the period from July 1, 2001 through December 31, 2005, the present value of UroCor's estimated terminal value in 2005 and UroCor's cash at March 31, 2001, and subtracting UroCor's total debt, including accruals for the cost of UroCor's settlement with the Department of Justice, on March 31, 2001. The range of estimated terminal values for UroCor was calculated by applying terminal value multiples ranging from 8.0x to 10.0x to the projected 2005 EBITDA of UroCor. The cash flows and terminal values were discounted to present value using discount rates ranging from 20.0% to 30.0%. This analysis yielded an implied equity reference range for UroCor common stock of $10.15 to $16.03 per share, as compared to a UroCor common stock price of $16.26 in the merger.

      CONTRIBUTION ANALYSIS. U.S. Bancorp Piper Jaffray analyzed the pro forma relative contribution of UroCor to the estimated revenues, EBITDA and pre-tax income of the combined company in calendar years 2000, 2001 and 2002 based on estimates provided by the management of UroCor and, with respect to and as directed by Dianon, estimates from a CS First Boston research report. This analysis indicated the following:

      o for calendar year 2000, UroCor would have contributed approximately 35.5% of the revenues, 31.1% of the EBITDA and 28.0% of the pre-tax income of the pro forma combined company;

      o in calendar year 2001, UroCor would have contributed approximately 34.7% of the revenues, 35.3% of the EBITDA and 31.3% of the pre-tax income of the pro forma combined company; and

      o in calendar year 2002, UroCor would have contributed approximately 34.1% of the revenues, 36.9% of the EBITDA and 34.3% of the pre-tax income of the pro forma combined company.

      Based on the exchange ratio and Dianon's stock price on June 27, 2001, current holders of UroCor common stock would own approximately 35.4% of the equity of the pro forma combined company upon completion of the merger.

      DIANON STOCK TRADING ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the stock trading history of Dianon. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

                                                                    Dianon
                                                                  Stock Price
                                                                  -----------
Closing price on June 27, 2001.............................          $40.01
30 calendar day closing average............................           37.50
90 calendar day closing average............................           37.18
120 calendar day closing average...........................           35.46
52 week high trade.........................................           47.50
52 week low trade..........................................           20.50

                                                        CHAPTER ONE - THE MERGER


      U.S. Bancorp Piper Jaffray also presented graphs illustrating Dianon' daily and weekly stock price and volume performance of Dianon over the prior 12 month and three year period.

      The summary set forth above does not purport to be a complete description of the opinion of U.S. Bancorp Piper Jaffray to the UroCor board of directors or the financial analyses performed and factors considered by U.S. Bancorp Piper Jaffray in connection with its opinion. In reaching its conclusion as to the fairness of the exchange ratio, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, fairness opinions are not readily susceptible to summary description. U.S. Bancorp Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of UroCor and Dianon. No company, transaction or business used in the analyses as a comparison is identical to UroCor, the pro forma combined company or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions being analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

      For purposes of rendering its opinion, U.S. Bancorp Piper Jaffray assumed, in all respects material to its analysis, that:

      o the final form of the merger agreement would be substantially similar to the last draft it reviewed, without modification or waiver of material terms or conditions by UroCor or Dianon;

      o the representations and warranties of UroCor, Dianon and UroCor Acquisition Corp. contained in the merger agreement are true and correct;

      o UroCor, Dianon and UroCor Acquisition Corp. will each perform all of the covenants and agreements to be performed by it under the merger agreement; and

                                                        CHAPTER ONE - THE MERGER


      o all conditions to the obligations of each of UroCor, Dianon and UroCor Acquisition Corp. to complete the merger will be satisfied without waiver of any of these conditions.

U.S. Bancorp Piper Jaffray also assumed that all regulatory approvals and consents required in connection with the completion of the merger will be obtained in a manner that will not adversely affect UroCor or Dianon. U.S. Bancorp Piper Jaffray further assumed that neither UroCor nor Dianon is party to any pending transactions, including any external financing, recapitalization, acquisition or merger, other than the merger or in the ordinary course of business. U.S. Bancorp Piper Jaffray further assumed that no transactions in securities of UroCor or Dianon will occur before the closing date of the merger or as a result of the merger. In addition, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a reorganization for federal income tax purposes and will be treated as a purchase for accounting purposes.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of UroCor or Dianon, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of UroCor or Dianon common stock have traded or at which the shares of UroCor, Dianon or the combined company may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

      U.S. Bancorp Piper Jaffray is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. UroCor selected U.S. Bancorp Piper Jaffray to serve as its exclusive financial advisor based on U.S. Bancorp Piper Jaffray's reputation, expertise and experience in similar transactions. U.S. Bancorp Piper Jaffray regularly publishes research reports regarding the health care industry and publicly owned companies in the health care industry. In the ordinary course of business, U.S. Bancorp Piper Jaffray may actively trade or hold the securities and other instruments and obligations of UroCor or Dianon for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

      Pursuant to a letter agreement, dated July 13, 2000, as amended as of June 17, 2001, between UroCor and U.S. Bancorp Piper Jaffray, UroCor agreed to pay U.S. Bancorp Piper Jaffray a retainer fee of $100,000 and $500,000 for rendering its opinion, both of which amounts will be credited against a $4,000,000 transaction fee payable upon completion of the merger. In addition, UroCor has agreed to reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify U.S. Bancorp Piper Jaffray and certain related parties against certain liabilities incurred, including certain liabilities under the federal securities laws, relating to, or arising out of the engagement of U.S. Bancorp Piper Jaffray by the UroCor board of directors.

                                                        CHAPTER ONE - THE MERGER


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of UroCor's board of directors with respect to the merger, stockholders should be aware that some officers of UroCor, including one officer who also is a director, have some interests in the merger that may be different from, or in addition to, the interests of stockholders of UroCor. The board of directors of UroCor was aware of these interests and considered them, among other matters, in making their recommendation. See Chapter Five, entitled "Other Dianon Annual Meeting Proposals," for a discussion of the compensation, including unvested options, none of which vest upon completion of the merger, and security ownership of the executive officers and directors of Dianon.

UROCOR'S ARRANGEMENTS WITH EXECUTIVE OFFICERS AND KEY EMPLOYEES

      Change In Control Agreements. Michael W. George and the other executive officers and key employees listed in the table below, have executed substantially identical Change in Control Agreements with UroCor, which provide certain benefits in the event of a change in control of UroCor. Stockholder approval of the merger will constitute a "change in control" under these Change in Control Agreements.

      Under the terms of these Change in Control Agreements, in the event the employee is terminated at any time after a change in control transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the employee would be entitled to receive (a) payment of accrued but unpaid base salary and earned but unused vacation time through the date of termination, (b) a lump sum cash payment equal to either one or one and one-half times the sum of the annual base salary of the employee in effect at any time since the effective date of the agreement plus the amount of the highest annual bonus received by the employee at any time after the effective date of the agreement (excluding any bonus received under the UroCor 2001 Bonus Plan discussed below) and (c) the continuation of life, disability and health insurance coverages for either 12 or 18 months. The Change in Control Agreements also provide special payments to the employees to reimburse them, if necessary, for any federal excise tax or similar state or local tax that may be imposed on payments following a change in control.

      As of July 31, 2001, the approximate value of the lump sum cash payments described in (b) above plus earned but unused vacation time described in (a) above due under these change in control agreements to each employee upon a qualifying termination of employment following a change in control, not including any payments that may be made with respect to any excise tax, would be as follows:

 UroCor Employee                                                       Amount
-----------------                                                    ----------

John L. Armstrong                                                    $  267,176
Ronald J. Morris                                                        253,458
Bruce C. Hayden                                                         320,770
Melissa A. Walker                                                       240,308
Karl K. Nigg                                                            326,225
Robert W. Veltri                                                        319,568
Michael W. George                                                       450,567
Stanley L. Mills                                                        242,048
Gerard J. O'Dowd                                                        398,946
Joseph R. McNeil                                                         92,596

All UroCor executive officers and key employees as a group
(10 persons)                                                         $2,911,662

                                                        CHAPTER ONE - THE MERGER


Equity-Based Awards. Pursuant to the terms of UroCor's equity-based compensation plans, all unvested options to purchase UroCor stock held by UroCor's employees, including executive officers, will become vested and exercisable upon completion of the merger.

As of July 31, 2001, the number of unvested options held by executive officers and other key employees of UroCor that will become vested in this manner is as follows:

                                                      Number of       Weighted Avg.
 UroCor Employee                                  Unvested Options   Exercise Price
 ---------------                                  ----------------   --------------

John L. Armstrong                                           87,000         3.69
Ronald J. Morris                                            57,500         7.87
Bruce C. Hayden                                             63,750         4.24
Melissa A. Walker                                           60,250         9.38
Karl K. Nigg                                                56,875         5.20
Robert W. Veltri                                             1,875         4.63
Michael W. George                                          218,468         4.18
Stanley L. Mills                                             3,750         4.63
Gerard J. O'Dowd                                             3,000         4.63
Joseph R. McNeil                                            10,000         8.00
                                                           -------

All UroCor executive officers and key employees            562,468
as a group (10 persons)

UroCor 2001 Bonus Plan. Under the terms of the merger agreement, UroCor may pay up to a total of $1,200,000 under the UroCor 2001 Bonus Plan to executive officers and other employees as follows:

UroCor Employee/Group of Employees                                      Amount
----------------------------------                                      ------

Michael W. George                                                     $  113,930
Bruce C. Hayden                                                           62,852
Karl K. Nigg                                                              71,884
John L. Armstrong                                                         51,041
Robert W. Veltri                                                          45,916
Stanley L. Mills                                                          26,827
Ronald J. Morris                                                          28,984
All other employees                                                      798,566

All UroCor key executives and employees as a group                    $1,200,000

                                                        CHAPTER ONE - THE MERGER


OWNERSHIP OF COMMON STOCK; STOCK OPTIONS

As of June 26, 2001, directors and executive officers of Dianon beneficially owned an aggregate of 2,294,023 shares of Dianon common stock, including options to purchase 414,506 shares of Dianon common stock exercisable within 60 days.

As of July 31, 2001, directors and executive officers of UroCor owned an aggregate of 1,310,722 shares of UroCor common stock, plus options to purchase 651,917 shares of UroCor common stock exercisable within 60 days.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

Dianon is obligated, for six years after the merger, to maintain in effect UroCor's current directors' and officers' liability insurance (but the annual premiums for such insurance may not exceed $240,000) covering acts or omissions occurring prior to the effective time of the merger.

Dianon will cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of 6 years the current provisions regarding indemnification of officers, directors and employees.

                              THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All stockholders of Dianon and UroCor are urged to read the merger agreement carefully and in its entirety.

GENERAL

      Under the merger agreement, a wholly-owned subsidiary of Dianon will merge with and into UroCor, with UroCor continuing as the surviving corporation. The merger will be accounted for as a purchase transaction and is structured to qualify as a tax-free reorganization.

CLOSING MATTERS

      Closing. Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See "--Conditions" below for a more complete description of the conditions that must be satisfied prior to closing.

      Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Dianon and UroCor will file a certificate of merger in such form as is required by and executed in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State or at such subsequent time as Dianon and UroCor agree and specify in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

      The merger agreement provides that, at the effective time of the merger, each share of UroCor common stock issued and outstanding immediately prior to the effective time of the merger, together with the associated rights issued under the UroCor stockholder rights plan, will be converted into the right to receive the shares of Dianon common stock and associated rights at the following exchange ratio:

      o If the Dianon "market price" is less than or equal to $44.29, the exchange ratio shall equal 0.4064; and

      o If the Dianon "market price" is greater than $44.29, the exchange ratio shall equal a quotient (rounded to four decimal points), the numerator of which is $18.00, and the denominator of which is the Dianon market price

      The Dianon "market price" shall mean the average daily closing price per share of Dianon common stock as reported on the Nasdaq for the "random trading days." "Random trading days" means the five trading days selected by lot out of the fifteen trading days ending on

                                                        CHAPTER ONE - THE MERGER


and including the "determination date" (with "random trading days" selected by lot by Dianon and UroCor at 5:00 p.m. New York time on the "determination date"), and "determination date" means the third Nasdaq trading day preceding the closing date of the merger.

      In addition, any shares of UroCor common stock owned by Dianon, held by UroCor as treasury stock or owned by any of their respective subsidiaries will be automatically canceled, and will not be exchanged for any shares of Dianon common stock or other consideration.

      Each share of Dianon common stock will remain outstanding following the merger and will continue to represent one share of common stock of Dianon after the merger.

TREATMENT OF STOCK OPTIONS

      The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option or right to purchase shares of UroCor common stock granted under the UroCor stock plans will be assumed by Dianon and converted into an option or a right to purchase shares of Dianon common stock under the same terms and conditions as were applicable to the options as granted under the UroCor stock plans. Options or rights to purchase shares of UroCor common stock granted under the UroCor 1992 stock plan, whether vested or unvested, will be assumed by Dianon and converted into fully vested options or rights to purchase shares of Dianon common stock under the same terms and conditions as were applicable to the options as granted under the UroCor stock plans. The number of shares of Dianon common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio.

      To the extent permitted by law, Dianon will comply with the terms of the UroCor stock plans and will take reasonable steps to ensure that the stock options which qualified as incentive stock options prior to the completion of the merger continue to qualify as incentive stock options of Dianon after the merger.

      For a further discussion of the treatment of UroCor stock options and other employee benefit plans under the merger agreement, see "The Merger Agreement--Covenants" and "Interests of Certain Persons in the Merger".

EXCHANGE OF CERTIFICATES IN THE MERGER

      Before the closing of the merger, Dianon will appoint an exchange agent to handle the exchange of UroCor stock certificates for stock certificates of Dianon and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange UroCor stock certificates for stock certificates of Dianon, to each former UroCor stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering UroCor stock certificates. You should not return certificates with the enclosed proxy card.

      UroCor stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive uncertificated, book-entry shares of Dianon common stock into which the shares of UroCor common stock were converted in the merger.

                                                        CHAPTER ONE - THE MERGER


      After the merger, each certificate that previously represented shares of UroCor stock will only represent the right to receive the shares of Dianon common stock into which those shares of UroCor common stock have been converted.

      Dianon will not pay any dividends or any other distributions to holders of any UroCor stock certificates until the UroCor stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, Dianon will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those UroCor shares have been converted.

      After the effective time of the merger, UroCor will not register any transfers of the shares of UroCor common stock.

      Dianon stockholders do not need to exchange their stock certificates.

FRACTIONAL SHARES

      No fractional shares of Dianon common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of Dianon common stock an amount in cash determined by multiplying the fractional share interest by the closing price for a share of Dianon stock on the Nasdaq on the date of the effective time of the merger or, if such date is not a business day, on the business day immediately following the date on which the effective time of the merger occurs.

LISTING OF DIANON STOCK

      Dianon has agreed to use its reasonable efforts to cause the shares of Dianon common stock to be issued in the merger and the shares of Dianon common stock to be reserved for issuance upon exercise of the UroCor stock options to be approved for quotation on the Nasdaq, prior to the closing date.

COVENANTS

      We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

      No Solicitation. UroCor has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of UroCor or its subsidiaries shall, (and UroCor shall cause its employees, agents and representatives not to), directly or indirectly:

      o initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party "acquisition proposal" of the type described below;

      o have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

                                                        CHAPTER ONE - THE MERGER


      o     engage in negotiations concerning an acquisition proposal;

      o knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

      o     accept an acquisition proposal.

      However, UroCor is permitted, as is contemplated under the federal securities laws, to take and disclose to its stockholders its position with respect to any acquisition proposal.

      In addition, UroCor is permitted to provide information to or enter into negotiations with a third party in response to an acquisition proposal that the UroCor board of directors determines is reasonably likely to result in a "superior proposal," if, prior to the UroCor stockholder meeting, a majority of the UroCor board of directors determines in good faith that a failure to do so would result in a breach of the directors' fiduciary duties under applicable law. In addition, before UroCor provides information to, or enters into negotiations with, a third party, it must provide notice to Dianon and enter into a customary confidentiality agreement with the person making the acquisition proposal.

      An "acquisition proposal" means any inquiry, proposal or offer from any person or entity other than Dianon relating to any direct or indirect acquisition or purchase of more than 10% of the total assets (including without limitation stock of any subsidiaries) of UroCor and its subsidiaries, taken as a whole, or any shares of any class or series of equity securities of UroCor or any of its subsidiaries constituting more than 10% of the outstanding shares of UroCor common stock, any tender offer or exchange offer involving more than 10% of the outstanding shares of UroCor common stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving UroCor or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

      A "superior proposal" means any written proposal not solicited in breach of the "no-solicitation" provisions of the merger agreement by UroCor made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of UroCor common stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of UroCor and its subsidiaries and otherwise on terms which a majority of the members of the board of directors of UroCor determines in good faith (after consultation with outside counsel and taking into consideration the advice of a financial advisor of nationally recognized reputation) to be more favorable to UroCor's stockholders, from a financial point of view, than the merger. In reaching such good faith determination, the board of directors of UroCor shall give significant consideration to whether such third party proposal includes definitive financing and is reasonably capable of being consummated.

                                                        CHAPTER ONE - THE MERGER


      UroCor Board of Directors' Covenant to Recommend.

      UroCor's board will recommend that its stockholders approve the transaction and will not withdraw or modify its recommendation. However, prior to the UroCor stockholder meeting, the UroCor board may, subject to payment of the "termination fee" (See "The Merger Agreement--Termination of Merger Agreement" for a discussion of the termination fee), change its recommendation and/or approve another transaction if an unsolicited superior proposal is made to UroCor, and a majority of the UroCor board determines in good faith (after consultation with outside counsel) that a failure to do so would result in a breach of the directors' fiduciary duties to UroCor's stockholders under applicable law.

      UroCor is obligated to notify Dianon within 72 hours prior to any change in recommendation or approval of another transaction by UroCor board. UroCor may not enter into a binding agreement for another transaction prior to the third business day following Dianon's receipt of such written notification.

      Operations of Dianon and UroCor Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct our business in the usual, regular and ordinary course in all material respects substantially in the same manner as previously conducted and to use our reasonable efforts to preserve intact our present lines of business and relationships with third parties.

      In addition to these mutual covenants, Dianon has certain other interim covenants, including: o restrictions with respect to the paying or declaring of any dividends (other than from a subsidiary to its parent);

      o     restrictions on Dianon issuing any securities or options;

      o     restrictions with respect to amending its governing documents;

      o actions which would cause its representations and warranties to be no longer true;

      o that Dianon will not and will not permit any of its subsidiaries to commit or authorize any of the foregoing actions; and

      o that Dianon will not take any action that would prevent the merger from qualifying as a reorganization under section 368(a).

      In addition to the mutual covenants described above, UroCor has certain other interim covenants, including:

            o restrictions with respect to the paying or declaring of any dividends (other than from a subsidiary to its parent);

            o restrictions with respect to the issuance of securities and options;

            o     restrictions with respect to amending its governing documents;

            o restrictions with respect to acquisitions, dispositions, investments, or indebtedness;

            o a requirement that UroCor not incur or commit capital expenditures above agreed-upon levels;

            o that UroCor will not pay or discharge any claims or liabilities, or waive any benefits of or fail to enforce any agreement;

            o that UroCor will not establish, amend or modify any benefit plans or agreements;

            o that UroCor shall not increase the compensation of any directors, executive officers or employees; however, UroCor may pay up to an aggregate of $1,200,000 under the UroCor 2001 Bonus Plan prior to the effective time;

            o restrictions on transfer or license of any intellectual property;

            o that UroCor will not enter or amend any of the specified contracts and obligations;

            o     that UroCor will not obtain any real property;

            o     that UroCor will not increase the headcount of employees;

            o     that UroCor shall not change its accounting methods;

            o that UroCor will not take actions which would cause its representations and warranties to be no longer true;

            o that UroCor shall not make material tax elections or take any action that would prevent the merger from qualifying as a reorganization under section 368(a); and

            o that UroCor will not and will not permit any of its subsidiaries from committing or authorizing any of the foregoing actions.

      Reasonable Efforts Covenant. We have agreed to cooperate with each other and to use our reasonable efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. However, neither of us will be required for any reason to sell, hold separate or otherwise dispose of assets, or to conduct our business in a specified manner.

      Employee Matters.

            o Prior to the effective time, UroCor may pay up to an aggregate of $1,200,000 under the UroCor 2001 Bonus Plan solely to the employees specified in the merger

                                                        CHAPTER ONE - THE MERGER


                  agreement and thereafter shall, prior to the effective time, terminate such plan. Dianon may pay such bonus amounts to UroCor employees who continue to be employed by Dianon following the effective time].

            o On or before July 1, 2001, UroCor shall take such actions as are necessary to amend the UroCor 1997 Employee Stock Purchase Plan to provide that (a) at the effective time, the offering period under such plan in which the effective time occurs shall expire, (b) no shares of UroCor common stock shall be purchased with respect to such offering period and (c) at the effective time, UroCor shall pay to each participant in such plan in cash an amount equal to the aggregate amount of such participant's payroll deduction contributions accumulated during such offering period through the effective time.

OTHER COVENANTS AND AGREEMENTS

      Meeting of Stockholders. The merger agreement contains a covenant that we will each convene a meeting of our stockholders to consider and vote upon the merger and related transactions as soon as reasonably practicable.

      Insurance and Indemnification. Dianon is obligated, for six years after the merger, to maintain in effect UroCor's current directors' and officers' liability insurance (but the annual premiums for such insurance may not exceed $240,000) covering acts or omissions occurring prior to the effective time of the merger. Dianon will cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of 6 years the current provisions regarding indemnification of officers, directors and employees.

      S-8 Registration Statement. Dianon will prepare and file with the SEC a Registration Statement on Form S-8 registering the issuance of Dianon common stock issuable on exercise of the UroCor stock options which shall be converted into options to purchase Dianon common stock, and Dianon shall use its best efforts to cause the such Registration Statement to become effective on or prior to the effective time.

      Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement, subject to termination of the merger agreement. See "The Merger Agreement--Termination of Merger Agreement".

      Accountants' Letters. We have each agreed to use our reasonable efforts to deliver to each other copies of two comfort letters from our independent public accountants, one dated as of the date the registration statement containing this joint proxy statement/prospectus is declared effective by the SEC and one dated as of the closing date of the merger, in form reasonably satisfactory to the other party and customary in scope for comfort letters delivered by independent accountants.

      Other Covenants. The merger agreement contains covenants relating to the cooperation between Dianon and UroCor in the preparation of this joint proxy statement/prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains substantially reciprocal representations and warranties of Dianon and UroCor as to, among other things:

      o due organization, standing and power of each party and their subsidiaries;

      o     capital structure;

      o     authority to enter into the merger agreement, no conflicts;

      o     timely filing of reports and financial statements;

      o     accuracy of information supplied;

      o     respective board approvals;

      o     stockholder vote required;

      o     disclosure of material litigation;

      o     compliance with laws;

      o     absence of material adverse changes or events;

      o     disclosure of environmental matters;

      o     intellectual property;

      o     brokers or finders;

      o     opinions of financial advisor;

      o     taxes;

      o     certain contracts;

      o     related party transactions;

      o     absence of changes in employee benefit plans;

      o     ERISA compliance; and

      o     labor matters.

                                                        CHAPTER ONE - THE MERGER


      In addition, UroCor makes the following representations and warranties:

      o     actions with respect to UroCor Rights Agreement;

      o     accounts receivable and accruals; and

      o     limitation on certain transaction fees.

The merger agreement also contains certain representations and warranties of Dianon and its wholly-owned merger subsidiary regarding such subsidiary, including organization, corporate authorization, non-contravention and no prior business activities.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

CONDITIONS

      Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

      o the adoption and approval of the merger agreement and the merger by the UroCor stockholders, and the approval of the share issuance by the Dianon stockholders;

      o the absence of any law, order or injunction prohibiting completion of the merger or which would have a material adverse effect on the combined company;

      o the approval for listing by Nasdaq of the Dianon stock to be issued in the merger, subject to official notice of issuance;

      o the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole;

      o the SEC having declared effective the Dianon registration statement, of which this joint proxy statement/prospectus forms a part; and

      o that there not be pending or threatened any suit, action or proceeding by any governmental entity, challenging the acquisition by Dianon or its merger subsidiary of any shares of UroCor common stock, seeking to restrain or prohibit consummation of the merger, seeking to place limitations on the ownership of shares of UroCor common stock by Dianon, seeking to prohibit or limit the ownership or operation by UroCor or Dianon and their respective subsidiaries of any material portion of the business or assets of UroCor or Dianon and their respective subsidiaries taken as a whole, or to compel UroCor or Dianon and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of UroCor or Dianon and their respective subsidiaries taken as a whole, as a result of the merger or any of

                                                        CHAPTER ONE - THE MERGER


            the other transactions contemplated by the merger agreement or seeking to prohibit Dianon or any of its subsidiaries from effectively controlling in any material respect the business or operations of UroCor or Dianon and their respective subsidiaries taken as a whole.

      In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

      o the representations and warranties of the other company contained in the merger agreement being true and correct in all material respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date;

      o each party having performed or complied in all material respects with its obligations and covenants contained in the merger agreement;

      o the receipt of an opinion of each company's counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code and that each of Dianon, UroCor and the Dianon merger subsidiary will be a party to the reorganization;

      o no event having occurred which would trigger a distribution under the other company's stockholder rights plan; and

      o no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a material adverse effect on each company or its prospects.

TERMINATION OF MERGER AGREEMENT

      Right to Terminate. Dianon and UroCor can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if any of the following occurs:

      o the merger has not been completed by December 31, 2001 for reasons other than relating to regulatory approval, and, in such event, no later than March 31, 2002;

      o a governmental authority or a court order permanently prohibits the completion of the merger;

      o either Dianon's or UroCor's stockholders do not give the required approvals necessary to complete the merger; or

      o the board of directors of UroCor authorizes UroCor to enter into an agreement with a third party with respect to an acquisition proposal that the board determined is a superior proposal (as defined in the merger agreement)

                                                        CHAPTER ONE - THE MERGER


      Dianon may terminate the merger agreement if any of the following occurs:

      o UroCor's board of directors either fails to recommend the merger to its stockholders, changes its recommendation, or fails to call the UroCor special meeting to vote on the merger;

      o UroCor or any of its directors, employees or agents breaches the "no-solicitation" provision of the merger agreement;

      o UroCor's board of directors authorizes UroCor to accept an acquisition proposal, or, after an acquisition proposal is made public, UroCor's board fails to affirm its recommendation of the merger with Dianon as soon as practicable and no later than 3 business days after requested by Dianon;

      o A tender or exchange offer is commenced and the UroCor board fails to recommend against such offer; or

      o UroCor breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

      UroCor may terminate the merger agreement if any of the following occurs:

      o Dianon breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days.

      Termination Fees and Expenses Payable by UroCor. UroCor has agreed to pay Dianon a termination fee of $5,128,000 and up to $1,000,000 of Dianon's expenses if one of the following occurs:

            o Dianon or UroCor terminates because the UroCor stockholder approval was not obtained and prior to the UroCor stockholders meeting any person shall have made or announced an intention to make an acquisition proposal with respect to UroCor;

            o if Dianon or UroCor terminate because UroCor enters into an agreement with respect to an acquisition proposal that the UroCor Board concludes is a superior proposal;

            o Dianon terminates the merger agreement because:

                  i. the UroCor board fails to recommend the merger agreement, withdraws or changes its recommendation or fails to call the stockholder meeting;

                  ii. UroCor breaches the "no solicitation" clause in the merger agreement;

                  iii. the UroCor board approves or recommends an acquisition proposal or fails to affirm its recommendation of the merger with Dianon;

                                                        CHAPTER ONE - THE MERGER


                  iv. the UroCor board fails to recommend against a tender offer; or

                  v. UroCor breaches the merger agreement and within 12 months enters into an agreement with a third party with respect to an acquisition proposal; or

      o Dianon terminates because any person consummates a tender offer or exchange offer for UroCor.

AMENDMENTS, EXTENSIONS AND WAIVERS

      The merger agreement may be amended by the parties at any time, provided that if the merger agreement is amendment after the stockholder meetings then approval of such amendment by the stockholders may be required under applicable law or stock exchange rules. All amendments to the merger agreement must be in a writing signed by each party.

      At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

      o extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

      o waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

      o waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

      All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                                   CHAPTER TWO

                             SELECTED FINANCIAL DATA

      The following tables include financial results actually achieved by Dianon and UroCor ("historical" amounts) as well as results assuming that the companies had been combined for the periods shown (the "pro forma combined" amounts) under the purchase method of accounting.

      The historical information is derived from:

      o the audited financial statements of Dianon as of and for the years ended December 31, 1996 through December 31, 2000 and the unaudited financial statements as of and for the three months ended March 31, 2001 and March 31, 2000; and

      o the audited financial statements of UroCor as of and for the years ended December 31, 1996 through December 31, 2000 and the unaudited financial statements as of and for the three months ended March 31, 2001 and March 31, 2000.

      The pro forma information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere herein, which combine the historical consolidated financial statements of Dianon and UroCor and give effect to the merger as if it had been consummated on March 31, 2001 for the balance sheet and on January 1, 2000 for the income statement when presented for the year ended December 31, 2000. The pro forma income statement presented as of March 31, 2001 reflect effects of the merger if it had been consummated on January 1, 2001.

      You should not assume that Dianon and UroCor would have achieved the combined pro forma results if they had actually been combined during the periods shown. The selected financial data included in this section should be read in conjunction with the historical Consolidated Financial Statements of Dianon and UroCor and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, included in this joint proxy statement/prospectus.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                     CONSOLIDATED SELECTED FINANCIAL DATA OF
                       DIANON SYSTEMS, INC. -- HISTORICAL

                                 AS OF AND     AS OF AND
                                  FOR THE       FOR THE
                                   THREE         THREE
                                  MONTHS        MONTHS                               AS OF AND FOR THE
                                   ENDED         ENDED                            YEAR ENDED DECEMBER 31,
                                 MARCH 31,     MARCH 31,       -------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997          1996
                                -----------   -----------      -----         -----         -----         -----         -----
                                (UNAUDITED)   (UNAUDITED)                  (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues .............         $26.8         $22.1         $95.7         $76.1         $62.2         $60.9         $56.0

Net income ...............           2.1           1.3           6.6           4.1           3.0           3.3           2.2

Depreciation .............            .8            .7           3.2           2.8           2.6           2.9           2.1
Cash dividends paid ......            --            --            --            --            --            --            --
Working capital ..........          32.9          26.8          32.6          25.3          24.3          21.4          18.1
Total assets .............          61.1          53.2          61.8          52.1          36.7          36.9          34.5
Long-term obligations ....            .2           5.8           2.7           6.4            .1            .1            .3
Stockholders' equity .....          54.5          40.5          52.3          38.8          31.4          29.1          26.6

Per common share data:
  Basic:
    Net income ...........           .28           .18           .92           .61           .44           .51           .35

  Diluted:
    Net income ...........           .26           .17           .84           .59           .43           .48           .35

Cash dividends paid per
  share ..................            --            --            --            --            --            --            --

Weighted average shares
  used to calculate:
  Basic earnings per share
  amounts ................           7.4           7.0           7.2           6.8           6.7           6.4           6.2
  Diluted earnings per share
  amounts ................           8.0           7.6           7.8           7.1           6.9           6.8           6.3

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                     CONSOLIDATED SELECTED FINANCIAL DATA OF
                   UROCOR, INC. AND SUBSIDIARIES -- HISTORICAL

                                 AS OF AND     AS OF AND
                                  FOR THE       FOR THE
                                   THREE         THREE
                                  MONTHS        MONTHS                               AS OF AND FOR THE
                                   ENDED         ENDED                            YEAR ENDED DECEMBER 31,
                                 MARCH 31,     MARCH 31,       ------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997         1996
                                -----------   -----------      -----         -----         -----         -----        -----
                                (UNAUDITED)   (UNAUDITED)                  (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues ................      $15.4        $12.0          $52.6         $45.5         $47.6         $33.0        $26.5

                                     4.0           .4           (4.8)         (4.1)         (2.5)          4.3          2.4
Net income (loss)

Depreciation and
  non-intangible amortization         .6           .7            2.6           2.9           2.6           1.6          1.1
Cash dividends paid .........         --           --             --            --            --            --           --
Working capital .............       21.1         23.6           13.4          21.6          34.5          37.4         34.9
Total assets ................       54.4         44.5           51.3          42.2          53.3          54.5         50.3
Long-term obligations .......        1.1           .4            1.2            .3            --            .2           .7
Stockholders' equity ........       39.3         38.6           35.1          37.9          48.8          50.8         45.7

Per common share data:
  Basic .....................        .41          .04           (.50)         (.41)         (.24)          .42          .27
  Diluted ...................        .38          .04           (.50)         (.41)         (.24)          .38          .24

Cash dividends paid per share         --           --             --            --            --            --           --

Weighted average shares used
  to calculate:
  Basic earnings per share
  amounts ...................        9.8          9.4            9.7           9.9          10.4          10.2          8.7
  Diluted earnings per share
  amounts ...................       10.5          9.7            9.7           9.9          10.4          11.1          9.8

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


             UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF
                                DIANON AND UROCOR

                                         AS OF AND FOR THE     AS OF AND FOR THE
                                         THREE MONTHS ENDED        YEAR ENDED
                                              MARCH 31,           DECEMBER 31,
                                                2001                  2000
                                         ------------------    -----------------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)

  Net revenues ................               $  42.2                $ 148.2
  Net income ..................               $   3.2                $   7.5

  Per common share data:
    Net income:
    Basic .....................               $   .29                $   .70
    Diluted ...................               $   .27                $   .65

  Cash dividends paid per share                    --                     --

  Total assets ................               $ 283.4
  Long-term obligations .......               $   4.1

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                                DIANON AND UROCOR
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

      The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Dianon and the historical consolidated balance sheet of UroCor, giving effect to the merger as if it had been consummated on March 31, 2001. The Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2001 and the year ended December 31, 2000 combine the historical consolidated statements of income of Dianon and UroCor, giving effect to the merger as if it had occurred on January 1, 2001 and January 1, 2000, respectively. The unaudited pro forma financial statements give effect to the merger using the purchase method of accounting.

      This information should be read in conjunction with the:

            o accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements; and

            o separate historical financial statements of Dianon as of and for the three months ended March 31, 2001 and 2000 and as of and for the three years ended December 31, 2000, which are contained in Dianon's Quarterly and Annual Reports on Form 10-Q dated April 27, 2001 and Form 10-K dated March 12, 2001, respectively; and

            o separate historical financial statements of UroCor as of and for the quarter ended March 31, 2001 and as of and for the three years ended December 31, 2000, which are contained in UroCor's Quarterly and Annual Reports on Form 10-Q dated May 14, 2001 and Form 10-K dated March 30, 2001, respectively.

      The pro forma information is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger been consummated on the dates indicated or of future operations of the combined company.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 2001

                                                                                      PRO FORMA                       PRO FORMA
                                                     DIANON           UROCOR         ADJUSTMENTS           NOTES       COMBINED
                                                     ------           ------         -----------           -----      ---------
                                                                                    (IN MILLIONS)

ASSETS
Cash and cash equivalents .................          $ 11.8           $ 18.6           $(17.9)              (1)         $ 12.5
Accounts receivable, net ..................            23.0             13.4                                              36.4
Deferred income tax asset .................              .7              1.1                                               1.8
Other current assets ......................             3.8              2.1                                               5.9
                                                     ------           ------           ------                           ------
        Total current assets ..............            39.3             35.2            (17.9)                            56.6

Property and equipment, net ...............             5.4              9.9             (3.2)              (2)           12.1
Intangible assets, net ....................            14.0              5.8            189.0               (3)          208.8
Deferred income tax asset .................             1.7              3.0                                               4.7
Other long-term assets ....................              .7               .5                                               1.2
                                                     ------           ------           ------                           ------
        Total assets ......................          $ 61.1           $ 54.4           $167.9                           $283.4
                                                     ======           ======           ======                           ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities ..             6.3              4.6             (1.9)              (4)            9.0
Accrued special charges ...................              --              9.4                                               9.4
                                                     ------           ------           ------                           ------
        Total current liabilities .........             6.3             14.0             (1.9)                            18.4
Long-term portion of capitalized lease
  obligations .............................              --               .6                                                .6
Deferred income tax liabilities ...........              .2               --              2.8               (5)            3.0
Deferred compensation .....................              --               .5                                                .5
                                                     ------           ------           ------                           ------
        Total liabilities .................             6.5             15.1               .9                             22.5

Stockholders' Equity
Common stock ..............................              .1               .1              (.1)              (6)             .1
Additional paid-in capital ................            36.1             59.7            146.6               (6)          242.4
Retained earnings .........................            18.5            (15.1)            15.1               (6)           18.5
Treasury stock, at cost ...................             (.1)            (5.4)             5.4               (6)            (.1)
                                                     ------           ------           ------                           ------
        Total stockholders' equity ........            54.6             39.3            167.0                            260.9
                                                     ------           ------           ------                           ------
        Total liabilities and stockholders'
          equity ..........................          $ 61.1           $ 54.4           $167.9                           $283.4
                                                     ======           ======           ======                           ======

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements which are an integral part of these statements.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                     UNAUDITED PRO FORMA CONDENSED COMBINED

                               STATEMENT OF INCOME

                    FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                             PRO FORMA                     PRO FORMA
                                                         DIANON            UROCOR           ADJUSTMENTS         NOTES       COMBINED
                                                        --------          --------          -----------         -----      ---------
                                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues .................................          $   26.8          $   15.4           $                               $  42.2

Costs and expenses:

  Cost of sales ..............................              15.0               5.2                                              20.2

  Selling, informational and administrative
  expenses ...................................               8.0               8.1                 .2            (7)            16.3

  Research and development ...................                .4                .3                                                .7
                                                        --------          --------           --------                        -------

Income (loss) from operations ................               3.4               1.8                (.2)                           5.0
                                                        --------          --------           --------                        -------

Gain on termination of therapeutic agreement
                                                              --               4.6               (4.6)           (9)              --

Net interest income ..........................                .1                .2                                                .3
                                                        --------          --------           --------                        -------

Income before provision for income taxes

                                                             3.5               6.6               (4.8)                           5.3

Provision for income taxes ...................               1.4               2.6               (1.9)           (8)             2.1
                                                        --------          --------           --------                        -------

Net income ...................................          $    2.1          $    4.0           $   (2.9)                       $   3.2
                                                        ========          ========           ========                        =======

Net income per common
  share -- basic .............................          $    .28          $    .41                                           $   .29

Net income per common
  share -- diluted ...........................          $    .26          $    .38                                           $   .27

Weighted average shares used to calculate earnings per common share amounts

  Basic ......................................               7.4               9.8                                              11.0

  Diluted ....................................               8.0              10.5                                              11.8

Cash dividends paid per common share .........          $     --          $     --                                           $    --

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements which are an integral part of these statements.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                     UNAUDITED PRO FORMA CONDENSED COMBINED

                               STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                          PRO FORMA                       PRO FORMA
                                                         DIANON           UROCOR         ADJUSTMENTS        NOTES         COMBINED
                                                         ------           ------         -----------        -----         --------
                                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)

Net revenues ..................................          $ 95.6           $ 52.6           $                               $ 148.2
Costs and expenses:
  Cost of sales ...............................            54.1             19.8                                              73.9

  Selling, informational and administrative
  expenses ....................................            29.8             27.8                .8             (7)            58.4

  Research and development ....................             1.0              1.4                                               2.4

  Special charges .............................              --             10.3             (10.3)           (10)              --
                                                         ------           ------           -------                         -------

Income (loss) from operations .................            10.7             (6.7)              9.5                            13.5
                                                         ------           ------           -------                         -------

Net interest income ...........................              .4               .7                                               1.1
                                                         ------           ------           -------                         -------
Income (loss) before provision for income taxes
                                                           11.1             (6.0)              9.5                            14.6

Provision for income taxes (benefit) ..........             4.5             (1.2)              3.8             (8)             7.1
                                                         ------           ------           -------                         -------

Net income (loss) .............................          $  6.6           $ (4.8)          $   5.7                         $   7.5
                                                         ======           ======           =======                         =======

Net income per common
  share-- basic ...............................          $  .92           $ (.50)                                          $   .70

Net income per common
  share-- diluted .............................          $  .84           $ (.50)                                          $   .65

Weighted average shares used to calculate earnings per common share amounts

  Basic .......................................             7.2              9.7                                              10.7

  Diluted .....................................             7.8              9.7                                              11.6

Cash dividends paid per common share ..........          $   --           $   --                                           $    --

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements which are an integral part of these statements.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


                      NOTES TO PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

DIANON Systems, Inc. ("Dianon") and UroCor, Inc. ("UroCor") entered into an agreement and plan of merger pursuant to the Merger Agreement dated June 28, 2001, whereby UroCor will become a wholly owned subsidiary of Dianon. The Merger Agreement provides that at the effective time of the merger each UroCor share issued and outstanding will be converted into Dianon common stock at an exchange ratio of .4064 if the Dianon stock price is less than or equal to $44.29. If the Dianon stock price is greater than $44.29, the exchange ratio will equal a quotient, the numerator of which is $18.00 and the denominator of which is the Dianon stock price. Based on a Dianon closing price of $50.23 on July 27, 2001, UroCor, shareholders would receive .3584 shares of Dianon's common stock for each of their shares of UroCor's common stock. The merger will be accounted for using the purchase method of accounting. Under this method, the acquiring company records the acquired assets less assumed liabilities at fair value. Any difference between the acquisition cost and the sum of the fair values of the acquired company's identifiable assets and liabilities is recorded as goodwill.

Following is the unaudited pro forma purchase price and unaudited pro forma purchase price allocation based on the UroCor unaudited March 31, 2001 balance sheet and assumes the issuance of Dianon shares as of the July 27, 2001 closing price.

The amount and components of the estimated pro forma purchase price along with the preliminary allocation of such purchase price are as follows (in thousands, except shares and share price):

Dianon shares to be issued                                            3,576,484
Closing price on July 27, 2001                                      $     50.23
                                                                    -----------
                                                                    $   179,647

Fair value of Dianon options to be issued in exchange
for UroCor options                                                       26,628
Estimated transaction costs and assumed liabilities                      18,500
                                                                    -----------
Total consideration and costs                                       $   224,775
                                                                    ===========

Pro Forma purchase price allocation:

Historical book value of net assets acquired                        $    39,300
Pro forma adjustments:
Write off of capitalized software                                        (3,200)
Write off of UroCor goodwill and other intangibles                       (5,800)
Tax effect adjustments and expenses                                        (320)
Fair value of identifiable intangible assets recorded
upon consummation                                                        16,000
                                                                    -----------
Fair value of net assets acquired                                        45,980
Goodwill                                                                178,795
                                                                    -----------
Total purchase price                                                $   224,775
                                                                    ===========

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


Merger related fees and expenses primarily consisting of SEC filing fees, fees of investment bankers, attorneys and accountants, and financial printing directly related to the transaction are estimated to be $12.3 million. Integration related costs include severance of approximately 200 UroCor employees currently estimated to be $6.2 million, of which $5.6 million will be paid at the closing with the balance of $.6 million to be paid subsequent to the consummation of the merger.

The final purchase price will be determined based on the actual value of the Dianon shares and options issued as well as actual transaction costs and other accruable costs. The purchase price will be allocated to the assets purchased and liabilities assumed based on their fair values. Dianon has engaged a nationally recognized accounting firm to assist in determining the fair values of the assets and liabilities acquired. This valuation will be completed after the merger is consummated.

The final purchase price allocation will reflect any other assets acquired and liabilities assumed, including pre-acquisition contingencies as appropriate. Such pre-acquisition contingencies may include expenses relating to the UroCor DOJ investigation, including without limitation, the administration of the UroCor DOJ settlement (including compliance with the UroCor corporate integrity agreement), any related governmental investigations or proceedings (including the criminal investigation referenced in the UroCor corporate integrity agreement) and any potential indemnification of legal and other fees and costs for current and past directors, officers and employees of UroCor. Dianon currently estimates that these potential indemnification expenses could amount to up to $6 million.

Subsequent to the consummation of the merger, Dianon will implement a plan to integrate the UroCor business into Dianon. This will result in the restructuring of, among other items, UroCor's current staffing levels and billing systems. As a result, it is possible that certain accounts receivable will not be collected. Dianon's management believes these amounts could be $3 to $5 million. Any such adjustment to the accounts receivable balances as a result of the merger and integration activities will be charged to operations subsequent to the merger, and, accordingly, no adjustment is reflected in the pro forma condensed combined financial statements.

(1) Represents cash used at closing for merger related expenses including transaction costs of $12.3 million and severance of $5.6 million discussed above.

(2) Represents write-off of capitalized software primarily related to UroCor's billing system that will not be used once the merger takes place.

(3) Represents goodwill and other intangibles recorded upon consummation of the transaction net of the elimination of UroCor intangibles.

(4) Represents accrual for severance to be paid after closing ($.6 million), net of current tax benefit ($2.5 million) on total severance payments.

                                           CHAPTER TWO - SELECTED FINANCIAL DATA


(5) Represents the net deferred tax liability related to $16 million of customer lists and other identifiable intangible assets offset by the deferred tax effect of the write-off of $5.8 million of UroCor intangible assets and $3.2 million of capitalized software.

(6) Represents equity issued of $206.3 million to effect the transaction offset by the elimination of UroCor equity of $39.3 million.

(7) Represents the amortization of the customer lists and other identifiable intangibles acquired in the transaction which, amortized over a useful life ranging from 7 to 15 years. This amortization of $1.0 million and $.3 million is offset by the elimination of UroCor intangible amortization expense of $.2 million and $.1 million for the year ended December 31, 2000 and for the three months ended March 31, 2001, respectively.

(8)   Represents tax effect of pro-forma adjustments, as applicable.

(9) Represents the elimination of a non-recurring gain of $4.6 million for the three months ended March 31, 2001 attributable to the termination in February 2001 of UroCor's distribution agreement with the manufacturer of a therapeutic product previously distributed by UroCor.

(10) Represents the elimination of a non-recurring charge of $10.3 million for the year ended December 31, 2000 for settlement costs and legal fees incurred pursuant to the tentative settlement with the Department of Justice discussed above.

                       CHAPTER THREE - INFORMATION ABOUT THE MEETINGS AND VOTING


                                  CHAPTER THREE

                    INFORMATION ABOUT THE MEETINGS AND VOTING

      Dianon's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Dianon common stock for use at the annual meeting of Dianon's stockholders. The UroCor board of directors is also using this document to solicit proxies from the holders of UroCor common stock for use at the UroCor special meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Dianon and UroCor stockholders on or about August 29, 2001.

MATTERS RELATING TO THE MEETINGS

                                        DIANON MEETING                   UROCOR MEETING
                                ------------------------------  -------------------------------
               Time and Place:  October 1, 2001 at 10:00 a.m.    October 1, 2001 at 11:00 a.m.
                                at Dianon's headquarters at      local time, at the Renaissance
                                200 Watson Boulevard,            Hotel, 10 Broadway, Oklahoma
                                Stratford, Connecticut.          City, Oklahoma.

 Purpose of Meeting is to Vote  1. To authorize the issuance     1. The proposal to adopt the
       on the Following Items:     of Dianon common stock in        merger agreement and
                                   the merger as described in       approve the merger as
                                   "Chapter One-The Merger";        described in "Chapter
                                                                    One-The Merger"; and

                                2. To elect eight members to     2. To transact such other
                                   the Dianon board of              business as may properly
                                   directors to serve until         come before the UroCor
                                   the next annual meeting, as      meeting, any adjournment or
                                   described in "Chapter            postponement of the meeting.
                                   Five-Other Dianon Annual
                                   Meeting Proposals";

                                3. To approve Arthur Andersen
                                   LLP as our independent
                                   public accountants for the
                                   2001 fiscal year as
                                   described in "Chapter
                                   Five-Other Dianon Annual
                                   Meeting Proposals";

                                4. To approve and adopt the
                                   2001 Stock Incentive Plan
                                   as described in "Chapter
                                   Five-Other Dianon Annual
                                   Meeting Proposals"; and

                                5. To transact such other
                                   business as may properly
                                   come before the meeting and
                                   any adjournment or
                                   postponement.


                                     III-1

                       CHAPTER THREE - INFORMATION ABOUT THE MEETINGS AND VOTING


                                        DIANON MEETING                   UROCOR MEETING
                                ------------------------------  -------------------------------
                  Record Date:  The record date for shares       The record date for shares
                                entitled to vote is August 29,   entitled to vote is August 29,
                                2001.                            2001.

       Outstanding Shares Held  As of August 29, 2001, there     As of August 29, 2001, there
               on Record Date:  were approximately               were approximately
                                [          ]   shares of         [          ]  shares of UroCor
                                Dianon common stock              common stock outstanding.
                                outstanding.

      Shares Entitled to Vote:  Shares entitled to vote are      Shares entitled to vote are
                                the Dianon common stock held     the UroCor common stock held
                                at the close of business on      at the close of business on
                                the record date, August 29,      the record date, August
                                2001.                            29, 2001.

                                Each share of Dianon common      Each share of UroCor common
                                stock that you own entitles      stock that you own entitles
                                you to one vote.  Shares held    you to one vote.  Shares held
                                by Dianon in its treasury are    by UroCor in its treasury are
                                not voted.                       not voted.

           Quorum Requirement:  A quorum of stockholders is      A quorum of stockholders is
                                necessary to hold a valid        necessary to hold a valid
                                meeting.                         meeting.

                                The presence in person or by     The presence in person or by
                                proxy at the meeting of          proxy at the meeting of
                                holders of a majority of the     holders of a majority of the
                                outstanding shares of Dianon     outstanding shares of UroCor
                                common stock entitled to vote    common stock entitled to vote
                                at the meeting is a quorum.      at the meeting is a quorum.
                                Abstentions and broker           Abstentions and broker
                                "non-votes" count as present     "non-votes" count as present
                                for establishing a quorum.       for establishing a quorum.
                                Shares held by Dianon in its     Shares held by UroCor in its
                                treasury do not count toward a   treasury do not count toward a
                                quorum.                          quorum.

                                A broker non-vote occurs on an   A broker non-vote occurs on an
                                item when a broker is not        item when a broker is not
                                permitted to vote on that item   permitted to vote on that item
                                without instruction from the     without instruction from the
                                beneficial owner of the shares   beneficial owner of the shares
                                and no instruction is given.     and no instruction is given.

Shares Beneficially Owned by    [   ] shares of Dianon common    [   ] shares of UroCor common
Dianon and UroCor Directors     stock, including exercisable     stock, including exercisable
and Executive Officers as of    options.  These shares           options.  These shares
August 29, 2001:                represent in total               represent in total
                                approximately [  ]% of the       approximately [  ]% of the
                                outstanding shares of Dianon     outstanding shares of UroCor
                                common stock.                    common stock.


                                     III-2

                       CHAPTER THREE - INFORMATION ABOUT THE MEETINGS AND VOTING


VOTE NECESSARY TO APPROVE DIANON AND UROCOR PROPOSALS

COMPANY                                              VOTE NECESSARY
-------                                              --------------

Dianon:                                   1.  Approval of the proposal to
                                              authorize the issuance of Dianon
                                              common stock for completion of the
                                              merger requires the affirmative
                                              vote of at least a majority of the
                                              votes cast by the holders of
                                              Dianon common stock provided that
                                              the total votes cast represent a
                                              majority of the outstanding shares
                                              of Dianon common stock.
                                              Abstentions and broker non-votes
                                              have the same effect as a vote
                                              against the proposal.

                                          2.  A plurality of the vote cast is
                                              required for the election of
                                              directors. This means that the
                                              director nominee with the most
                                              votes for a particular slot is
                                              elected for that slot. Abstentions
                                              and broker non-votes count as
                                              present for establishing a quorum
                                              but are not counted for purposes
                                              of election of directors.

                                          3.  The affirmative vote of a majority
                                              of shares present in person or
                                              represented by proxy and entitled
                                              to vote is required to approve the
                                              appointment of Arthur Andersen LLP
                                              as Dianon's independent public
                                              accountants for the 2001 fiscal
                                              year. Abstentions and broker
                                              non-votes are not counted as votes
                                              "for" or "against" the proposals,
                                              but are counted in determining the
                                              number of shares present or
                                              represented on each of the
                                              proposals.

                                          4.  The affirmative vote of a majority
                                              of shares present in person or
                                              represented by proxy and entitled
                                              to vote is required to approve the
                                              2001 Stock Incentive Plan.
                                              Abstentions and broker non-votes
                                              are not counted as votes "for" or
                                              "against" the proposals, but are
                                              counted in determining the number
                                              of shares present or represented
                                              on each of the proposals and thus
                                              are effectively votes against the
                                              proposals.

UroCor:                                   1.  Adoption of the merger agreement
                                              and approval of the merger
                                              requires the affirmative vote of
                                              at least a majority of the
                                              outstanding shares of UroCor
                                              common stock. Abstentions and
                                              broker non-votes have the same
                                              effect as a vote against the
                                              proposal.

----------
* Under Nasdaq rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the election of directors, the proposal to approve the appointment of the independent public accountants and the 2001 Stock Incentive Plan even if it does not receive voting instructions from you. Your broker may not vote your shares on any proposal concerning the merger transaction, absent instruction from you. Without your voting instructions, a broker non-vote will occur on those items and will not be counted as voted or as present or represented on these proposals.

PROXIES

      Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.


                                     III-3

                       CHAPTER THREE - INFORMATION ABOUT THE MEETINGS AND VOTING


      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

HOW TO VOTE BY PROXY

      Dianon Stockholders. Mark your proxy, date and sign it, and return it to [ ] in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to DIANON Systems, Inc., 200 Watson Boulevard, Startford, Connecticut 06615, Attention: David R. Schreiber, Chief Financial Officer.

      UroCor Stockholders. Mark your proxy, date and sign it, and return it to [ ] in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to UroCor, Inc. 840 Research Parkway, Oklahoma City, Oklahoma 73104, Attention: Bruce C. Hayden, Chief Financial Officer.

If you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:

                                     DIANON
                                     ------

o     "FOR" the share issuance proposal

o     "FOR" election of the director nominees

o     "FOR" approval of Arthur Andersen LLP as independent public accountants

o     "FOR" the 2001 Stock Incentive Plan

o     "FOR" any proposal to adjourn the Dianon meeting

o In its discretion as to any other business as may properly come before the Dianon meeting

                                     UROCOR
                                     ------

o     "FOR" adoption of the merger agreement and approval of the merger

o     "FOR" any proposal to adjourn the UroCor meeting

o In its discretion as to any other business as may properly come before the UroCor meeting


      Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

      o     timely delivery of a valid, later-dated proxy;

      o written notice to your company's Secretary before the meeting that you have revoked your proxy; or

      o voting by ballot at either the Dianon annual meeting or UroCor special meeting.

      Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on August 29, 2001, the record date for voting.


                                     III-4

                       CHAPTER THREE - INFORMATION ABOUT THE MEETINGS AND VOTING


      Proxy Solicitation. We will pay our own costs of soliciting proxies.

      In addition to this mailing, proxies may be solicited by directors, officers or employees of Dianon and UroCor in person or by telephone or electronic transmission. Dianon has hired American Stock Transfer and Trust Co. to assist it in the distribution and solicitation of proxies. Dianon will pay American Stock Transfer and Trust Co. a fee of approximately $5,000, plus reasonable expenses for these services. UroCor has hired [ ] to assist it in the distribution and solicitation of proxies. UroCor will pay [ ] a fee of approximately $7,500, plus expenses, to help with the solicitation.

      The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

      Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for UroCor common stock to former UroCor stockholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

      We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

DIANON STOCKHOLDER ACCOUNT MAINTENANCE

      Dianon's transfer agent is American Stock Transfer and Trust Co. All communications concerning accounts of Dianon stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling American Stock Transfer and Trust Co. at (718) 921-8200. For other information about Dianon, stockholders can visit our web site at www.dianon.com.


                                     III-5

                                        CHAPTER FOUR - CERTAIN LEGAL INFORMATION


                                  CHAPTER FOUR

                            CERTAIN LEGAL INFORMATION

                 COMPARISON OF DIANON/UROCOR STOCKHOLDER RIGHTS

      The rights of UroCor stockholders under the Delaware General Corporation Law, the UroCor certificate of incorporation and the UroCor by-laws prior to the completion of the merger differ from the rights that they will have as Dianon stockholders following the completion of the merger under the Delaware General Corporation Law, the Dianon certificate of incorporation and the Dianon by-laws. The following is a summary of the material differences between the current rights of UroCor stockholders and the rights those stockholders will have as Dianon stockholders following the merger.

      Copies of the UroCor certificate of incorporation, the UroCor by-laws, the Dianon certificate of incorporation and the Dianon by-laws are incorporated by reference and will be sent to holders of shares of UroCor common stock upon request. See "Where You Can Find More Information". The summary contained in the following chart is not intended to be complete or to identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference to the Delaware General Corporation Law, the UroCor certificate of incorporation, the UroCor by-laws, the Dianon certificate of incorporation and the Dianon by-laws.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF UROCOR STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS DIANON STOCKHOLDERS FOLLOWING THE MERGER

                                   UROCOR STOCKHOLDER RIGHTS        DIANON STOCKHOLDER RIGHTS
                                   -------------------------        -------------------------
         Corporate Governance:  Upon completion of the merger,   Upon completion of the merger,
                                the rights of UroCor             the rights of Dianon
                                stockholders who become Dianon   stockholders will be governed
                                stockholders in the merger       by the Delaware General
                                will be governed by the          Corporation Law, Dianon's
                                Delaware General Corporation     certificate of incorporation
                                Law, Dianon's certificate of     and Dianon's by-laws.  The
                                incorporation and Dianon's       certificate of incorporation
                                by-laws.  The certificate of     and by-laws of Dianon after
                                incorporation and by-laws of     the merger will be identical
                                Dianon after the merger will     in all respects to those of
                                be identical in all respects     Dianon prior to the merger.
                                to those of Dianon prior to
                                the merger.

     Authorized Capital Stock:  The authorized capital stock     The authorized capital stock
                                of UroCor consists of 20         of Dianon is set forth under
                                million shares of common         "Description of Dianon Capital
                                stock, par value $0.01 per       Stock--Authorized Capital
                                share, and 6 million shares of   Stock" below.
                                preferred stock, par value
                                $0.01 per share.  No shares of
                                preferred stock are
                                outstanding and the holders of
                                UroCor common stock do not
                                have any preemptive rights.

                                        CHAPTER FOUR - CERTAIN LEGAL INFORMATION


                                   UROCOR STOCKHOLDER RIGHTS        DIANON STOCKHOLDER RIGHTS
                                   -------------------------        -------------------------
          Number of Directors:  UroCor's board of directors      Dianon's board of directors
                                currently consists of 8          currently consists of 8
                                directors.                       directors.

             Classification of  UroCor's board of directors is   Dianon does not have a
           Board of Directors:  divided into three classes,      classified board.  Dianon's
                                with each class serving a        by-laws require that all
                                staggered three-year term.       directors be elected at each
                                                                 annual meeting of stockholders
                                                                 to serve until the next annual
                                                                 meeting of stockholders.

         Removal of Directors:  UroCor's organizational          Dianon's by-laws provide that
                                documents do not have any        directors may be removed from
                                provisions relating to removal   office, with or without cause,
                                of directors. Delaware law       by the affirmative vote of a
                                provides that when the board     majority of the outstanding
                                of directors is classified, a    stock entitled to vote.
                                directors may be removed only
                                for cause by the holders of a
                                majority of outstanding
                                shares.

            Stockholder Action  UroCor stockholders may act by   Dianon stockholders may not
           by Written Consent:  written consent in lieu of a     act by written consent in lieu
                                meeting of stockholders.         of a meeting of stockholders.

      Call of Special Meetings  UroCor's by-laws provide that    Dianon's by-laws provide that
              of Stockholders:  a special meeting of             a special meeting of
                                stockholders may be called for   stockholders may be called for
                                any purpose or purposes only     any purpose or purposes only
                                by (i) the president or (ii) a   by (i) the chairman of the
                                majority of the entire board     board of directors or (ii) a
                                of directors.                    majority of the entire board
                                                                 of directors.

                  Amendment of  UroCor's by-laws may be          Dianon's by-laws may only be
  Certificate of Incorporation  amended by a vote of a           amended by an affirmative vote
                  and By-laws:  majority of the outstanding      of a supermajority (80%) of
                                shares of UroCor common stock,   the outstanding shares of
                                or by a majority of the entire   Dianon common stock, or by a
                                board of directors.              majority of the board of
                                                                 directors.

                                UroCor's certificate of          Dianon's certificate of
                                incorporation generally may be   incorporation generally may be
                                amended by the affirmative       amended by the affirmative
                                vote of the holders of at        vote of the majority of the
                                least a majority of the voting   outstanding shares, however
                                power of the outstanding         the affirmative vote of a
                                stock.                           supermajority (80%) of the
                                                                 outstanding shares is
                                                                 necessary to amend Articles
                                                                 Fifth, Seventh, Eighths, Ninth
                                                                 and Eleventh (or by at least
                                                                 66 2/3 of the combined voting
                                                                 power not beneficially owned
                                                                 by an Interested Stockholder).

                                        CHAPTER FOUR - CERTAIN LEGAL INFORMATION


                                   UROCOR STOCKHOLDER RIGHTS        DIANON STOCKHOLDER RIGHTS
                                   -------------------------        -------------------------
      Stockholder Rights Plan:  UroCor entered into a Rights     Dianon entered into a Rights
                                Agreement, dated as of August    Agreement, dated as of April
                                17, 1998, as amended June 28,    29, 1994, as amended as of
                                2001, between UroCor and         October 4, 1995, between
                                American Stock Transfer and      Dianon and American Stock
                                Trust Company, as Rights         Transfer and Trust Company, as
                                Agent, pursuant to which         Rights Agent, pursuant to
                                UroCor has issued rights,        which Dianon has issued
                                exercisable only upon the        rights, exercisable only upon
                                occurrence of certain events,    the occurrence of certain
                                to purchase its Series I         events, to purchase its Series
                                Preferred Stock.                 A Junior Participating
                                                                 Preferred Stock.


                       DESCRIPTION OF DIANON CAPITAL STOCK

      The following summary of the terms of the capital stock of Dianon prior to, and after completion of, the merger is not meant to be complete and is qualified by reference to Dianon's certificate of incorporation and Dianon's by-laws. Copies of Dianon's certificate of incorporation and Dianon's by-laws are incorporated by reference and will be sent to holders of shares of Dianon common stock and UroCor common stock upon request. See "Where You Can Find More Information".

AUTHORIZED CAPITAL STOCK

      Under Dianon's certificate of incorporation, Dianon's authorized capital stock consists of 20 million shares of Dianon common stock, $0.01 par value, and 5 million shares of preferred stock, $0.01 par value.

DIANON COMMON STOCK

      Dianon Common Stock Outstanding. The outstanding shares of Dianon common stock are, and the shares of Dianon common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

      Voting Rights. Each holder of Dianon common stock is entitled to one vote for each share of Dianon common stock held of record on the applicable record date on all matters submitted to a vote of stockholders, except

      Dividend Rights; Rights Upon Liquidation. The holders of Dianon common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Dianon's board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Dianon preferred stock. In the event of liquidation, each share of Dianon common stock is entitled to share pro rata in any distribution of Dianon's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Dianon preferred stock.

      Preemptive Rights. Holders of Dianon common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

                                        CHAPTER FOUR - CERTAIN LEGAL INFORMATION


      Preferred Stock Purchase Rights. Each holder of Dianon common stock is also the holder of one preferred stock purchase right for each share of common stock of Dianon. Each right represents the right to purchase one thousandth of a share of Series A Junior Participating Preferred Stock of Dianon at a price of $20 and is exercisable upon the occurrence of certain specified events.

DIANON PREFERRED STOCK

      Dianon Preferred Stock Outstanding. As of August 1, 2001, no shares of Dianon preferred stock were issued and outstanding.

      Blank Check Preferred Stock. Under Dianon's certificate of incorporation, Dianon's board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

TRANSFER AGENT AND REGISTRAR

      American Stock Transfer and Trust Co. is the transfer agent and registrar for the Dianon common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF UROCOR COMMON STOCK

      It is a condition to the merger that the shares of Dianon common stock issuable in the merger be approved for listing on the Nasdaq, subject to official notice of issuance. If the merger is completed, UroCor common stock will cease to be listed on the Nasdaq.

                                  LEGAL MATTERS

      The validity of the Dianon common stock to be issued to UroCor stockholders in the merger will be passed upon by Cadwalader, Wickersham & Taft, counsel to Dianon. It is a condition to the completion of the merger that each of Dianon and UroCor receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                     EXPERTS

      The audited financial statements and schedules of Dianon and UroCor included or incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                                  CHAPTER FIVE

                      OTHER DIANON ANNUAL MEETING PROPOSALS

                              ELECTION OF DIRECTORS

      Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as directors of Dianon to serve until the next Annual Meeting and until their successors are duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF SUCH NOMINEES.

      If any nominee is unable to stand for election when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to stand for election.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to Dianon by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

      Kevin C. Johnson, age 46, a Director since May 1996, is Chairman of the Board, President and Chief Executive Officer of Dianon. Mr. Johnson joined Dianon as President in May 1996, and was appointed to the additional position of Chief Executive Officer in February 1997 and Chairman of the Board in August 2001. Formerly, Mr. Johnson was with Corning Inc., a manufacturer of specialty materials and a provider of laboratory services, for 18 years, serving most recently as Vice President and General Manager of Corning Clinical Laboratories' Eastern region in Teterboro, New Jersey.

      John P. Davis, age 59, a Director since 1984. Mr. Davis served as a consultant to Dianon from October 1998 through August 2000. Mr. Davis was President and Chief Executive Officer of Infant Advantage, Inc., a child development company, from December 1997 through June 1998. From May 1995 through December 1997, Mr. Davis was President and Chief Executive Officer of Calypte Biomedical Corp., a diagnostic products company. From 1984 to January 1995, Mr. Davis was an officer of Dianon. Mr. Davis joined Dianon in January 1984 as President and Chief Operating Officer, and subsequently became co-Chief Executive Officer in 1992 and Chief Executive Officer in 1994. In January 1995, Mr. Davis resigned as Chief Executive Officer of Dianon and became Vice Chairman of the Board. From February 1997 to August 2001 Mr. Davis was non-executive Chairman of the Board. Mr. Davis also serves as Chairman of the Board of CytoLogix, Inc. and is on the Board of Directors of the Norwalk Homeless Shelter.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      Bruce K. Crowther, age 49, a Director since December 1997, is President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital, in Arlington Heights, Illinois and certain of its affiliates. Mr. Crowther is a Fellow of the American College of Healthcare Executives, Chairman of the Board of the Illinois Hospital and HealthSystems Association and serves on the Board of both Chicago Hospital Risk Pooling Program and Barrington Bank and Trust. Mr. Crowther received an MBA from Virginia Commonwealth University Medical College in Richmond, VA.

      E. Timothy Geary, age 49, a Director since May 1997, had been Chairman, President and Chief Executive Officer of National Surgery Centers, Inc. of Chicago, Illinois, the leading independent owner and operator of ambulatory surgery centers in the country, until its acquisition by HealthSouth Corporation on July 22, 1998. Mr. Geary is currently a consultant to HealthSouth Corporation. Prior to founding National Surgery Centers in 1987, Mr. Geary served as a Vice President with Medical Care International. Mr. Geary holds an MBA and AB from the University of Chicago.

      G.S. Beckwith Gilbert, age 59, a Director since October 1995, is President, Chief Executive Officer and a Director of Field Point Capital Management Company in Greenwich, Connecticut, a merchant banking firm. Mr. Gilbert is also a partner of Wolsey & Co., a merchant banking firm. In addition, Mr. Gilbert is Chairman and Chief Executive Officer of Megadata Corporation as well as a Director of Davidson Hubeny Brands, Inc. Mr. Gilbert is a graduate of Princeton University and holds an MBA from New York University. In February 1997 the Board elected Mr. Gilbert Chairman of the Executive Committee; Mr. Gilbert retired from this position in August 2001.

      David R. Schreiber, age 41, a Director since October 1999, has served as Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary since November 1996 when he joined Dianon. Formerly, Mr. Schreiber was with Corning Clinical Laboratories, a provider of laboratory services, for 10 years, serving most recently as Vice President and General Manager of the laboratory's Midwest region. Mr. Schreiber holds an MBA from Northern Illinois University.

      Jeffrey L. Sklar, age 53, a Director since 1994, is Professor of Pathology, Harvard Medical School, and Director, Divisions of Diagnostic Molecular Biology and of Molecular Oncology, Department of Pathology, Brigham and Women's Hospital. Dr. Sklar has served on numerous editorial boards and has consulted widely to the biotechnology industry. In addition, Dr. Sklar serves on the Scientific Advisory Committee for Clinical Science, The Fred Hutchinson Cancer Center, Seattle, Washington; the Scientific Advisory Committee, New England Primate Research Center, Harvard University; the External Review Committee, Dana-Farber Cancer Institute, Boston, and the Pathology B Study Section, National Institutes of Health. Dr. Sklar also serves as a Director of Transgenomic, Inc. and holds an MD and Ph.D. from Yale University and an MA (honorary) from Harvard University.

      James T. Barry, age 40, was elected as a director on June 26, 2001. Mr. Barry is Executive Vice President and Chief Operating Officer of Megadata Corporation. Mr. Barry also serves as a director of Megadata Corporation. Mr. Barry was a Vice President of Megadata from 1998 and was named Executive Vice President in 2000. He is also a Senior Vice President of

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


Field Point Capital Management Company in Greenwich, Connecticut, a merchant banking firm. From 1989 to 1998 Mr. Barry was with Dianon, most recently as Vice President of Marketing. Mr. Barry holds an MBA from the University of New Haven.

COMMITTEES OF THE BOARD

      Dianon's Board of Directors presently has standing Audit and Compensation Committees, the current membership and principal responsibilities of which are described below. The Board of Directors does not have a Nominating Committee.

      Compensation Committee

      Members: Mr. Crowther, Mr. Gilbert, Dr. Sklar and Mr. Davis

      The Compensation Committee's functions include setting compensation of the directors and the executive officers. In addition, the Compensation Committee has the authority to grant certain awards under the 1991, 1996, 1999, 2000 and 2001 (if approved) Stock Incentive Plans. Mr. Crowther serves as Chairman of the Compensation Committee.

      Audit Committee

      Members: Mr. Gilbert, Mr. Crowther, Mr. Davis and Mr. Geary. Mr. Geary serves as Chairman of the Audit Committee.

      Report of the Audit Committee

      The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

      The Audit Committee, which met two times during fiscal 2000, oversees Dianon's financial reporting process on behalf of the Board of Directors and consists of three directors, all of whom are independent. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the annual report including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Dianon's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent public accountants the accountants' independence from management and Dianon including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the accountants' independence.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      The committee discussed with Dianon's independent public accountants the overall scope and plans for their respective audits. The committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of Dianon's internal controls, and the overall quality of Dianon's financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Dianon's Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2000, for the filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Arthur Andersen LLP as Dianon's independent public accountants for the 2001 fiscal year.

      The Board of Directors of Dianon has approved a written charter which governs the Audit Committee, which is included within this proxy statement as Annex D.

                                        Respectfully Submitted:

                                        E. Timothy Geary, Chairman
                                        Bruce K. Crowther
                                        G.S. Beckwith Gilbert
                                        John P. Davis

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

      During the 2000 fiscal year the Board of Directors held three regular meetings. In addition, the Audit Committee and the Compensation Committee each met twice. During such fiscal year each director attended at least 75% of the aggregate of (i) the regular meetings of the Board and (ii) the meetings of the committees of the Board on which such director served.

COMPENSATION OF DIRECTORS

      Until December 31, 2001, Directors who are not employees of Dianon are paid $1,500 for each meeting of the Board of Directors attended in person and $500 for each meeting attended by telephone, and committee members are paid $500 for each committee meeting attended which does not occur on the same day as a Board meeting. Directors are also reimbursed for expenses to attend meetings of the Board and its committees.

      Commencing January 1, 2002, Directors who are not employees of Dianon will receive an annual compensation of $25,000, payable in monthly installments of $2,083. The annual compensation to the Directors will replace payments on a per meeting basis. However, Directors will continue to be reimbursed for expenses to attend meetings of the Board and its committees. Also commencing January 1, 2002, each Chairman of a Committee of the Board will receive an additional payment of $2,500 per year.

      From January 1, 1998 until August 1, 2001, Mr. Davis and Mr. Gilbert, in connection with their capacities as non-Executive Chairman of the Board and Chairman of the Executive

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


Committee, respectively, also received $50,000 annually (payable monthly at $4,166) and an annual grant of 3,000 stock options, at a price equal to the market value on the date of grant, pursuant to Dianon's Stock Incentive Plans. They each also received a one-time grant of 13,000 stock options in December 1997 pursuant to Dianon's 1996 Stock Incentive Plan, in connection with their services in the aforementioned positions during 1997.

      In addition to his aforementioned duties, commencing October 1, 1998 Mr. Davis began serving as a consultant to Dianon, providing approximately two days per week of consulting services and maintaining an office at Dianon. He worked closely with the sales and marketing functions of Dianon, and was involved in the planning and development of sales training programs, recruiting, compensation planning, market segmentation, pricing, and national and managed care marketing programs. As compensation for these services, Mr. Davis received $50,000 annually (payable monthly at $4,166), in addition to his director compensation and in addition to the $50,000 he receives in his capacity as non-Executive Chairman of the Board. In connection with his consulting arrangement, Mr. Davis was also paid a relocation reimbursement of $123,667 in February 1999, and received $84,079 in May 2000 for reimbursement of the tax effect of this relocation payment. Effective August 31, 2000, the consulting services provided by Mr. Davis were discontinued. The final consulting payment to Mr. Davis was made in August 2000.

      Pursuant to Dianon's Stock Incentive Plans prior to the effectiveness of the 2001 Stock Incentive Plan, Directors who are not employees of Dianon received (i) automatic initial and quarterly grants of stock options with tandem limited stock appreciation rights beginning July 1995, (ii) automatic quarterly grants of shares of Common Stock beginning January 1997 and (iii) additional stock options or other awards to the extent granted by the Board of Directors in its discretion.

      Each initial and quarterly stock option automatically granted under such plan is exercisable for that number of shares obtained by dividing $5,000 by the closing price of the Common Stock on the date of grant and is exercisable at that price. Each such option has a 10-year term and vests with respect to 10% of the underlying shares on the date which is three months after the date of grant, and an additional 10% at the end of each three-month period thereafter. Each such option can be exercised for five years following a director's termination of service to the extent it had vested prior to termination. Each automatic quarterly stock grant is for the number of shares obtained by dividing $2,000 by the closing price of the Common Stock on the date of grant, and is fully vested at grant.

      Upon adoption of the 2001 Stock Incentive Plan, all stock option grants will be made according to the terms of that plan. See - Adoption of the 2001 Stock Incentive Plan.

      Messrs. Johnson and Schreiber, who are employees of Dianon, receive no additional compensation for their services as Directors of Dianon.

VOTING FOR DIRECTORS

      Abstentions are included in the determination of the existence of a quorum. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


meeting and entitled to vote on the election of directors. An automated system administered by Dianon's transfer agent tabulates the votes. Abstentions are not counted for purposes of election of directors.

                               EXECUTIVE OFFICERS

      For information with respect to Messrs. Johnson and Schreiber, who are also Directors, see "Election of Directors - Information Concerning Directors and Nominees."

      Steven T. Clayton, age 34, is Vice President, Information Systems and Chief Information Officer. Mr. Clayton joined Dianon in December 1996 as Vice President, Information Systems, and was appointed to the additional position of Chief Information Officer in January 2000. Prior to joining Dianon, Mr. Clayton was with Corning Clinical Laboratories for nine years serving most recently as the Midwest Regional Director of Information Systems. Mr. Clayton holds an ASM from Thomas Edison State College.

      Steven L. Gersen, age 47, has served as Vice President, Genetics Services since January 2000. Dr. Gersen joined Dianon in December 1993 as Director, Genetics Services. Prior to joining Dianon, Dr. Gersen was with Integrated Genetics for three years serving most recently as the Associate Director, Cytogenetics Laboratory. Dr. Gersen holds a Ph.D. in Genetics from Rutgers University/University of Medicine and Dentistry of NJ.

      Valerie B. Palmieri, age 40, has served as Senior Vice President, Operations since April 2001. She previously served as Vice President, Operations since December 1999. Ms. Palmieri joined Dianon in December 1987 as a Medical Technologist and subsequently served as Laboratory Supervisor, Operations Laboratory Manager, Director of Operations--Clinical Pathology, Director of Service Operations and Vice President, Service Operations. Prior to joining Dianon, Ms. Palmieri was with Park City and Bridgeport Hospital as a Medical Technologist. Ms. Palmieri holds a BS from Western Connecticut State University.

      Christopher J. Rausch, age 34, is Vice President, Finance and Corporate Controller. Mr. Rausch joined Dianon as Corporate Controller in June 1999, and was appointed to the additional position of Vice President, Finance in October 2000. Prior to joining Dianon, Mr. Rausch was with Quest Diagnostics for four years, serving most recently as the Regional Controller for Quest's Florida operations. Mr. Rausch holds a BS from Rutgers University. Mr. Rausch was certified as a CPA in 1991.

      Martin J. Stefanelli, age 40, has served as Senior Vice President, Sales, Marketing and Business Development since December 1999. He previously served as Senior Vice President, Operations and Vice President, Laboratory Operations. Mr. Stefanelli joined Dianon in January 1990 as a Sales Representative and subsequently served as Logistics Manager, Marketing Manager and Director of Operations, Anatomic Pathology. Before joining Dianon, Mr. Stefanelli was a captain in the U.S. Army. Mr. Stefanelli holds a BS from the United States Military Academy.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                                                EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors of DIANON Systems, Inc. (the "Committee") sets forth its report on executive compensation below. This Committee report documents the components of Dianon's executive officer compensation programs and describes the basis on which 2000 compensation determinations were made by the Committee with respect to the executive officers of Dianon, including the executive officers that are named in the compensation tables below.

COMPENSATION PROGRAM COMPONENTS

      The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to Dianon's Directors and executive officers. In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of business goals and the maximization of stockholder returns. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent and, where appropriate, the need to invest in the future growth of the business. The compensation program, which provides incentives for executive officers to achieve the short-term and long-term goals of Dianon, comprises three components: base salary, incentive compensation and stock option awards.

            BASE SALARY - Base pay levels are largely determined through comparisons with service companies of similar size. Since Dianon's current strategy places greater reliance on outstanding professional and management skills than on proprietary technology, Dianon believes that base salaries at the high end of the competitor range may be required in certain circumstances to maintain Dianon's strategic position. Actual salaries are based on individual performance contributions within a tiered salary range for each position that is established through job evaluation and competitive comparisons.

            MANAGEMENT INCENTIVE PLAN - Dianon's Management Incentive Plan provides cash bonus incentives ("Incentive Payments") for all management employees. The bonus payment under this plan is based on a fixed percentage of an employee's annual salary, which increases with the grade of an employee's position from 10% to a maximum of 50%. This percentage of salary is then adjusted to reflect the degree to which Company and individual performance goals are achieved (respectively, the "Company Achievement Percentage" and the "Individual Achievement Percentage") by multiplying the employee's fixed bonus percentage by Dianon Achievement Percentage and by the Individual Achievement Percentage. Dianon Achievement Percentage is based on, among other things, sales and earnings per share growth. The Individual Achievement Percentages for executive officers is based upon the degree to which each officer met the individual goals set for him/her, as evaluated by the CEO and Compensation Committee. The maximum bonus attainable is limited to the prescribed salary percentage, unless certain special Company sales and income goals are met. Achieving these special "stretch" goals entitles participants to additional compensation equal to 50% of the amount otherwise payable under the Management Incentive Plan ("Extra Incentive Payout"). Actual awards are subject to decrease or increase at the discretion of the Committee. In 2000, Company performance

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      goals were partially achieved. Therefore, management incentive bonuses were awarded on a pro rata basis.

            STOCK OPTION PROGRAM - The Committee strongly believes that by providing executives an opportunity to own shares of Company stock, the best interests of stockholders and executives will be closely aligned. Therefore, all executives are eligible to receive stock options from time to time giving them the right to purchase shares of Common Stock of Dianon at a specific price in the future. The number of stock options granted to executive officers is determined at the discretion of the Committee based on the accomplishments of such executives, their length of service with Dianon, the number of prior awards received by such officer, the relative value as well as the exercise price of such awards, and competitive practices.

DISCUSSION OF 2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

      The Committee meets with the Chief Executive Officer to evaluate his performance. For 2000, Mr. Johnson's incentive compensation was based on Dianon Achievement Percentage and the Committee's evaluation regarding his overall performance based on both quantitative and qualitative objectives, as set by the Board at the start of the year. Based on these considerations, the Committee awarded Mr. Johnson incentive compensation in 2000 which represented approximately 20% of his annual base salary for the year.

      This report has been provided by the Compensation Committee of the Board of Directors:

                               Bruce K. Crowther
                             G.S. Beckwith Gilbert
                          Jeffrey L. Sklar, MD, Ph.D.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth information with respect to the following named executive officers: (i) the person who served as Chief Executive Officer ("CEO") during 2000 and (ii) the four most highly compensated executive officers other than the CEO serving at December 31, 2000 whose total salary and bonus for 2000 exceeded $100,000.

                                                                                                        LONG TERM
                                                                   ANNUAL COMPENSATION                 COMPENSATION
                                                        ------------------------------------------  ------------------
                                                                                         OTHER          SECURITIES
               NAME AND                                                                  ANNUAL         UNDERLYING       ALL OTHER
          PRINCIPAL POSITION                YEAR         SALARY           BONUS       COMPENSATION       OPTIONS        COMPENSATION
          ------------------                ----        --------        --------      ------------  ------------------  ------------

Kevin C. Johnson                            2000        $303,958        $ 61,366        $     --          60,000        $ 44,216 (1)
Chairman, President and Chief               1999         300,479              --              --              --          39,678
Executive Officer                           1998         295,773              --              --          40,000         184,599

Steven T. Clayton                           2000         148,362          23,898              --          30,000          12,613 (2)
Vice President, Information Services        1999         128,544              --              --              --           2,031
and Chief Information Officer               1998         127,211              --              --           5,000          43,613

Valerie B. Palmieri                         2000         142,794          28,381              --          30,000          11,228 (3)
Vice President, Operations                  1999         118,261              --              --              --           3,169
                                            1998         101,708              --              --           5,000             520

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                                                                                                        LONG TERM
                                                                   ANNUAL COMPENSATION                 COMPENSATION
                                                        ------------------------------------------  ------------------
                                                                                         OTHER          SECURITIES
               NAME AND                                                                  ANNUAL         UNDERLYING       ALL OTHER
          PRINCIPAL POSITION                YEAR         SALARY           BONUS       COMPENSATION       OPTIONS        COMPENSATION
          ------------------                ----        --------        --------      ------------  ------------------  ------------

David R. Schreiber                          2000         209,846          46,045              --          45,000          13,170 (4)
Senior Vice President Finance,              1999         204,516              --              --              --           9,678
Chief Financial Officer                     1998         195,582              --              --          20,000           6,124
and Corporate Secretary and Director


Martin J. Stefanelli                        2000         191,423          43,516              --          45,000          13,561 (5)
Sr. Vice President, Sales, Marketing        1999         150,768              --              --              --           9,571
and Business Development                    1998         125,394              --              --          20,000           1,223

----------
(1) The $44,216 indicated for Mr. Johnson represents: (i) a loan forgiveness aggregating $30,000 pursuant to Mr. Johnson's employment agreement; (ii) an auto allowance of $9,038; (iii) contributions of $5,100 paid by Dianon pursuant to Dianon's 401(K) Retirement Plan; and (iv) term life insurance premiums of $78 paid by Dianon.

(2) The $12,613 indicated for Mr. Clayton represents an auto allowance of $8,200, contributions of $4,335 paid by Dianon pursuant to Dianon's 401(K) Retirement Plan and term life insurance premiums of $78 paid by Dianon.

(3) The $11,228 indicated for Ms. Palmieri represents an auto allowance of $6,050, contributions of $5,100 paid by Dianon pursuant to Dianon's 401(K) Retirement Plan and term life insurance premiums of $78 paid by Dianon.

(4) The $13,170 indicated for Mr. Schreiber represents an auto allowance of $7,992, contributions of $5,100 paid by Dianon pursuant to Dianon's 401(K) Retirement Plan and term life insurance premiums of $78 paid by Dianon.

(5) The $13,561 indicated for Mr. Stefanelli represents an auto allowance of $8,383, contributions of $5,100 paid by Dianon pursuant to Dianon's 401(K) Retirement Plan and term life insurance premiums of $78 paid by Dianon.

PERFORMANCE GRAPH

      The Securities and Exchange Commission requires that Dianon include in this Annual Report a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a published industry index or an index of peer companies selected by Dianon. The graph below compares the cumulative total return during such period on $100 invested as of December 31, 1995 in the Common Stock of Dianon, the JP Morgan H&Q Health Care Sub-Sector excluding the Biotechnology Sector of the JP Morgan Hambrecht & Quist Technology and Growth Indices and the NASDAQ National Market Index, assuming the reinvestment of all dividends:

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                   JP MORGAN H&Q INDEX PRODUCTS AND SERVICES:
                        2000 PROXY PERFORMANCE GRAPH DATA
                               ANNUAL DATA SERIES

         SCALED PRICES: Stock and index prices scaled to 100 at 12/31/95


                               JP MORGAN H&Q
                  DIANON         HEALTHCARE      NASDAQ STOCK
 DATES            SYSTEMS      EXCL. BIOTECH     MARKET -U.S.
------           --------      -------------     ------------
Dec-95             100.00         100.00            100.00
Dec-96             202.94         123.04            111.02
Dec-97             220.59         150.69            132.31
Dec-98             211.76         212.51            160.76
Dec-99             323.53         394.92            140.46
Dec-00           1,032.35         237.62            219.73

EMPLOYMENT AND SEVERANCE AGREEMENTS

      Dianon entered into an employment agreement with Mr. Johnson on May 2, 1996. The agreement provides for Mr. Johnson to serve as President of Dianon at an initial base salary of $275,000 per annum, the grant of options to purchase 200,000 shares of Common Stock with a 10-year term and an exercise price of $5.69, stock grants of 15,000 shares of Common Stock on January 2, 1997 and 15,000 additional shares on January 2, 1998, a signing bonus of $50,000 and a loan of $150,000. The loan carries an interest rate of 5.9%, payable annually, and is repayable upon termination of Mr. Johnson's employment with Dianon. If Mr. Johnson continues to be employed with Dianon, the loan principal will be forgiven at the rate of $2,500 per completed month of employment from January 31, 1998 through December 31, 2002. This agreement provides that in the event of a termination of Mr. Johnson's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

      Dianon entered into an employment agreement with David R. Schreiber on September 30, 1996 as the Chief Financial Officer and Senior Vice President, Finance. The agreement provides for an initial base salary of $190,000 per annum, the grant of options to purchase 50,000 shares of Common Stock with a 10-year term and an exercise price of $6.625, a signing bonus of $80,000 and a stock grant of 7,500 shares of Common Stock on April 1, 1997. This agreement provides that in the event of a termination of Mr. Schreiber's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary (and certain other benefits) if such termination occurs within the first year of employment or six months after Dianon is acquired by another business entity, or six month's salary (and certain other benefits) if such termination occurs after such period. Subject to the foregoing, this agreement is subject to termination at will by either party.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      Dianon entered into an employment agreement with Steven T. Clayton on November 18, 1996 as Vice President, Information Services of Dianon. The agreement provides for an initial base salary of $120,000 per annum, a signing bonus of $14,000 and the grant of options to purchase 15,000 shares of Common Stock with a 10-year term and an exercise price of $7.875.

      Dianon entered into an agreement with Mr. Kevin C. Johnson on April 24, 2000, which provides that following a "Change in Control" of Dianon, as defined in the agreement, if Mr. Johnson's employment is terminated other than for "Cause," as defined in the agreement, he is entitled to receive three years salary, bonus and other benefits if such termination occurs within 12 months of the change of control. This agreement supercedes any prior "Change in Control" agreements with Mr. Johnson.

      Dianon entered into an agreement with Mr. David R. Schreiber on April 24, 2000, which provides that following a "Change in Control" of Dianon, as defined in the agreement, if Mr. Schreiber's employment is terminated other than for "Cause," as defined in the agreement, he is entitled to receive three years salary, bonus and other benefits if such termination occurs within 12 months of the change of control. This agreement supercedes any prior "Change in Control" agreements with Mr. Schreiber.

      Dianon entered into an agreement with Mr. Christopher J. Rausch on April 24, 2000 (as amended on August 1, 2001), which provides that following a "Change in Control" of Dianon, as defined in the agreement, if Mr. Rausch's employment is terminated other than for "Cause," as defined in the agreement, he is entitled to receive 100% of his annual salary, bonus and other benefits if such termination occurs within 12 months of the change of control.

      On August 1, 2001, Dianon also entered into agreements with each of Messrs. Steven T. Clayton, Steven L. Gersen and Martin J. Stefanelli and Ms. Valerie B. Palmieri, which provide that following a "Change in Control" of Dianon, as defined in the agreements, if the employee's employment is terminated other than for "Cause", as defined in the agreements, the employee is entitled to receive 100% of his or her annual salary, bonus and other benefits if such termination occurs within 12 months of the change in control.

CHANGE OF CONTROL PROVISIONS

      As a general matter, under Dianon's 2000 Stock Incentive Plan and the proposed 2001 Stock Incentive Plan, upon the occurrence of a Change of Control (as defined below), (1) all outstanding stock options, SARs, and limited SARs, including those held by Outside Directors (as defined in such plan), will become fully exercisable and vested, (2) all other awards under the Plan will become fully vested, and (3) to the extent the cash payment of any award is based on the fair market value of stock, such fair market value will be the Change of Control Price (as defined below).

      A "Change of Control" is deemed to occur on the date (1) any person or group acquires beneficial ownership of securities representing 25% or more of Dianon's total voting power (with certain exceptions), (2) individuals who constitute the "Current Directors" (as defined in the Plan) fail to constitute at least two-thirds of the Board of Directors, (3) the stockholders approve a merger or consolidation unless following such transaction (a) the beneficial owners of

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


Dianon's Common Stock before the transaction own securities representing more than 50% of the total voting power of Dianon resulting from the transaction, and
(b) at least a majority of members of the board of directors of Dianon resulting from the transaction were members of Dianon's Board of Directors at the time such Board approved the transaction, or (4) the stockholders of Dianon approve a sale of substantially all of its assets.

      The "Change of Control Price" is the highest price per share of Common Stock paid in any open market transaction, or paid or offered to be paid in any transaction related to a Change of Control, during the 90-day period ending with the Change of Control, except that for an SAR granted in tandem with an ISO, such price is the highest price paid on the date the SAR is exercised.

      The 1991, 1996 and 1999 Stock Incentive Plans and the proposed 2001 Stock Incentive Plan contain change of control provisions generally comparable to the change of control provisions contained in Dianon's 2000 Stock Incentive Plan, as described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Dianon's directors and executive officers, and persons who own more than ten percent of a registered class of Dianon's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Dianon. Officers, directors and greater than ten percent stockholders are required to furnish Dianon with copies of all Section 16(a) forms they file.

      To Dianon's knowledge, based solely on review of the copies of such reports furnished to Dianon and representations that no other reports were required during the fiscal year ended December 31, 2000, all Section 16(a) reporting requirements applicable to its officers, directors and greater than ten percent beneficial stockholders were complied with except for the following:
Mr. Carlson who was late in filing his initial Form 3 when becoming subject to the Section 16 reporting requirements and James B. Amberson, M.D. who filed two late reports.

STOCK OPTIONS

      The following table shows, as to the named executive officers of Dianon, information about option grants in the last fiscal year. Dianon, as of December 31, 2000, has not granted any Stock Appreciation Rights to officers.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE VALUE
-----------------------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                          NUMBER OF       % OF TOTAL                                OF STOCK PRICE
                          SECURITIES        OPTIONS                             APPRECIATION FOR OPTION
                          UNDERLYING      GRANTED TO  EXERCISE OR                         TERM
                           OPTIONS         EMPLOYEES   BASE PRICE  EXPIRATION  --------------------------
       NAME               GRANTED(#)        IN 2000    ($/SHARE)      DATE        5%($)         10%($)
-------------------      -----------      ----------  -----------  ----------  -----------   ------------

Kevin C. Johnson          15,000(1)            2%       $16.625    01/19/2010   $  156,831   $  397,440

Kevin C. Johnson          45,000(2)            7%        38.500    12/06/2010    1,089,560    2,761,159

Steven T. Clayton         10,000(1)            2%        16.625    01/19/2010      104,554      264,960

Steven T. Clayton         20,000(2)            3%        38.500    12/06/2010      484,249    1,227,182

Valerie B. Palmieri       10,000(1)            2%        16.625    01/19/2010      104,554      264,960

Valerie B. Palmieri       20,000(2)            3%        38.500    12/06/2010      484,249    1,227,182

David R. Schreiber        15,000(1)            2%        16.625    01/19/2010      156,831      397,440

David R. Schreiber        30,000(2)            5%        38.500    12/06/2010      726,373    1,840,773

Marty J. Stefanelli       15,000(1)            2%        16.625    01/19/2010      156,831      397,440

Marty J. Stefanelli       30,000(2)            5%        38.500    12/06/2010      726,373    1,840,773

----------
(1) In January 2000, Dianon granted certain employees and officers options to purchase 249,000 shares of Common Stock at $16.625 per share. These options vest 40% in January 2002 and 20% during each year thereafter. Upon termination, all unvested options are cancelled and all vested options expire 90 days after termination of employment.

(2) In December 2000, Dianon granted certain employees and officers options to purchase 328,250 shares of Common Stock at $38.50 per share. These options vest 20% in December 2001 and 20% during each year thereafter. Upon termination, all unvested options are cancelled and all vested options expire 90 days after termination of employment.

      The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the named executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS AT
                                                             UNDERLYING UNEXERCISED        FISCAL YEAR-END (BASED
                                                               OPTIONS AT FISCAL          ON FISCAL YEAR-END PRICE
                                SHARES           VALUE            YEAR-END(#)             OF $43.875/SHARE) ($) (1)
                             ACQUIRED ON       REALIZED    --------------------------    --------------------------
       NAME                  EXERCISE(#)          ($)      EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
--------------------         -----------       --------    -----------  -------------    -----------  -------------
Kevin C. Johnson                16,000         $506,938        160,000        124,000     $6,110,000     $3,066,125
Steven T. Clayton                8,000          213,238             --         42,000             --        809,750
Valerie B. Palmieri             12,000          305,375          3,000         42,600        105,375        836,750
David R. Schreiber              45,000          971,554             --         75,000             --      1,667,500
Martin J. Stefanelli            15,900          421,488          3,500         68,600        127,625      1,430,000

----------
(1) Computed based upon difference between aggregate fair market value and aggregate exercise price.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                     OWNERSHIP OF VOTING STOCK BY MANAGEMENT

      The following table gives information concerning the beneficial ownership of Dianon's Common Stock as of August 29, 2001 by each director and each of the executive officers named in the summary compensation table and all current directors and executive officers (as of August 29, 2001) as a group.

                                         TOTAL
                                         SHARES
                                      BENEFICIALLY    DIRECT        RIGHT TO        PERCENT OF
          BENEFICIAL OWNERS           OWNED (1)(2)   OWNERSHIP     ACQUIRE (3)       CLASS (4)
-----------------------------------   -----------    ---------     -----------      ----------
Steven T. Clayton                              --           --            --            -- (5)
Bruce K. Crowther                           7,613        2,298         5,315            -- (5)
John P. Davis                             209,023       69,427       139,596           2.8%
E. Timothy Geary                            9,134        2,744         6,390            -- (5)
G.S. Beckwith Gilbert                   1,825,800    1,803,207        22,593          24.5%(6)
Kevin C. Johnson                          200,972          972       200,000           2.6%
Valerie B. Palmieri                         3,052           52         3,000            -- (5)
David R. Schreiber                             --           --            --            -- (5)
Jeffrey L. Sklar, M.D., Ph.D               23,400          688        22,712            -- (5)
Martin J. Stefanelli                        3,500           --         3,500            -- (5)
All current directors and executive
officers as a group (12 persons)        2,293,894    1,879,388       414,506          29.3%

----------
(1) The information as to beneficial ownership is based on statements furnished to Dianon by its executive officers and directors. Each executive officer and director has sole voting and sole investment power with respect to his respective shares listed above, except that the shares reported for Mr. Gilbert include 121,951 shares which are held by a trust of which Mr. Gilbert is a trustee, as to which Mr. Gilbert shares voting and investment powers. Amounts shown for Mr. Johnson include 972 shares held in Dianon's 401(K) Retirement Plan.

(2) Includes shares listed under the captions "Direct Ownership" and "Right to Acquire," as well as shares held in Dianon's 401(K) Retirement Plan which are beneficially owned by the named individuals.

(3) Individuals have the right to acquire these shares within 60 days of August 29, 2001 by the exercise of stock options or through purchases under Dianon's Employee Stock Purchase Plan.

(4) For the purposes of this table, "Percent of Class" held by each individual has been calculated based on a total class equal to the sum of (i) 7,427,711 shares of Common Stock issued and outstanding on August 29, 2001 plus (ii) for such individual the number of shares of Common Stock subject to stock options presently exercisable, or exercisable within 60 days after August 29, 2001, held by that individual, and which percent is rounded to the nearest whole number.

(5)   Owns less than 1% of the outstanding Common Stock.

(6) As of August 29, 2001, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of Dianon beneficially owned by him representing greater than 20% of the total voting power of Dianon's voting securities outstanding from time to time, or 1,485,542 votes as of August 29, 2001. Excess votes above this amount are required to be voted in proportion to the votes cast by all other stockholders of Dianon.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                        OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

      The following table sets forth information with respect to the only persons who, to the best knowledge of Dianon, beneficially owned more than five percent of the Common Stock of Dianon as of _______ __, 2001. Unless otherwise indicated below, each person included in the table has sole voting and investment power with respect to all shares included therein.

                                                          AMOUNT AND NATURE
                                                            OF BENEFICIAL     PERCENT OF
 TITLE OF CLASS    NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP        CLASS (1)
 --------------    ------------------------------------   -----------------   ----------
Common Stock       G.S. Beckwith Gilbert et al            1,825,800  (2) (3)   24.5% (3)
                   47 Arch Street
                   Greenwich, CT 06830
Common Stock       Oracle Management Partners, Inc.         724,350             9.8%
                   and Affiliates
                   712 E 5th Avenue - 45th Floor
                   New York, NY  10019
Common Stock       Westfield Capital Management             593,950             8.0%
                   One Financial Center
                   Boston, MA  02111
Common Stock       HLM Management Co., Inc.                 542,100             7.3%
                   222 Berkeley Street
                   Boston, MA  02116

----------
(1) For the purposes of this table, "Percent of Class" held by each person has been calculated based on a total class equal to the sum of (i) 7,427,711 shares of Common Stock issued and outstanding on August 29, 2001 plus (ii) for such person the number of shares of Common Stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after August 29, 2001, held by that person, and which percent is rounded to the nearest whole number.

(2) Mr. Gilbert has shared voting and investment power with respect to 121,951 shares included in the table above.

(3) As of August 29, 2001, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of Dianon beneficially owned by him representing greater than 20% of the total voting power of Dianon's voting securities outstanding from time to time, or 1,485,542 votes as of August 29, 2001. Excess votes above this amount are required to be voted in proportion to the votes cast by all other stockholders of Dianon.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Dianon pays a stockholder, who is also Chairman Emeritus, and who was a director until January 1995, a royalty of 6% of revenue on sales of certain technology covered by a license agreement. In addition, Dianon provides this stockholder with certain insurance benefits, the use of an automobile and the reimbursement of expenses incident to his performance as a consultant to Dianon. Dianon paid licensing and royalty fees to this stockholder of approximately $12,000, $30,000 and $27,000 during the years ended December 31, 2000, 1999 and
1998, respectively.

      Pursuant to his employment agreement, the President of Dianon received a loan in 1996 totaling $150,000 which bears interest at 5.9%, payable annually, and is repayable upon termination of his employment with Dianon. In addition, pursuant to the terms of such agreement the loan principal is being forgiven at a rate of $2,500 per month over the period January 1998 through December 2002 if the President continues to be employed by Dianon. Pursuant to the terms of such agreement, the current outstanding balance on the loan was $60,000 on December 31, 2000.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      In December 1999, Dianon modified an existing loan agreement with an officer of Dianon, for approximately $55,000, bearing interest at 8.25% per annum through December 31, 1999. The loan is payable at a rate of $1,000 per month, commencing January 1, 2000, with the remaining outstanding balance due in full no later than December 31, 2002 or upon termination of employment with Dianon. As of December 31, 2000, the outstanding balance was approximately $43,000.

      In connection with the acquisition of John H. Altshuler, M.D., P.C., Dianon entered into a lease for an office and laboratory facility located in Englewood, Colorado for a one-year term commencing October 1, 2000. There is an option to renew the lease for one year. John H. Altshuler, M.D., and Barbara A. Altshuler are owners in joint tenancy of this laboratory facility.

ADOPTION OF THE 2001 STOCK INCENTIVE PLAN

      The Board of Directors has adopted, subject to approval at the Annual Meeting, the DIANON Systems, Inc. 2001 Stock Incentive Plan (the "Plan"). The purposes of the Plan are to enable Dianon to attract, retain and reward key employees and outside directors by providing such individuals with equity and equity-based long-term incentive compensation awards.

PRINCIPAL PROVISIONS OF THE PLAN

      The following summary of the Plan, as adopted by the Board of Directors subject to stockholder approval, is qualified by reference to the full text of the Plan, which is attached as Annex E to this Proxy Statement.

GENERAL PROVISIONS

      The Plan authorizes the granting of awards in the form of any combination (independent or in tandem) of (1) options to purchase shares of Common Stock,
(2) stock appreciation rights ("SARs"), (3) shares of restricted Common Stock ("restricted stock"), (4) shares of deferred Common Stock ("deferred stock"),
(5) bonus stock, (6) loans, and (7) tax-offset payments with respect to any of such awards. Awards may be granted (i) to key employees (including officers) of Dianon and certain related companies by the Plan Committee (as defined below), and (ii) to directors who are not employees or officers of Dianon or certain related companies ("Outside Directors") by the Board of Directors. The Plan also provides for the automatic grant to Outside Directors of options to purchase shares of Common Stock.

      Administration. The Plan is administered by the Board of Directors with respect to awards to Outside Directors, and by a committee of Dianon's Board of Directors, which consists of at least two Outside Directors (the "Plan Committee"), with respect to awards to employees. (The Board of Directors and the Plan Committee, in their respective roles, are referred to as the "Granting Authority.") With respect to awards within its jurisdiction, the Granting Authority designates the persons to be granted awards from among those eligible and the type and amount of awards to be granted and has authority to interpret the Plan, adopt, alter and repeal administrative regulations, and determine and amend the terms of awards. The Plan Committee may delegate to officers of Dianon any of its authority under the Plan (other than with respect to

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


awards to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, and Performance Awards (as defined below)).

      Eligibility. The Plan Committee may make awards under the Plan to key employees (including officers) of Dianon or of any entity in which Dianon owns at least a 20% interest. The Plan Committee, in its sole discretion, will select the key employees eligible to participate in the Plan. Outside Directors are automatically granted stock options and related limited SARs and stock grants having the terms specified in the Plan, and may be granted discretionary awards by the Board of Directors. All key employees (currently numbering approximately
30) and Outside Directors (currently numbering 6) are eligible to receive awards under the Plan.

      Limitations on Awards. The aggregate number of shares of Common Stock which may be issued under the Plan is 640,000, of which 500,000 may be issued to key employees and 140,000 may be issued to Outside Directors. Such shares may consist of authorized but unissued shares or treasury shares. The exercise of a SAR for cash or the settlement of any other award in cash will not count against this share limit. Shares subject to lapsed, forfeited or canceled awards, including options canceled upon the exercise of tandem SARs for cash, will not count against this limit and can be regranted under the Plan. If the exercise price of an option is paid in Common Stock or if shares are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares also will not count against the above limit.

      No key employee may be granted stock options, SARs, restricted stock, deferred stock, or bonus stock under the Plan with respect to more than 50,000 shares of Common Stock in any fiscal year. The Plan does not limit awards which may be made under other plans of Dianon.

DISCRETIONARY AWARDS

      The Plan authorizes the Granting Authority to grant, within its jurisdiction, the following types of awards in its discretion:

      1. Stock Options. The Granting Authority is authorized to grant incentive stock options ("ISOs") and non-qualified stock options to purchase such number of shares of Common Stock as the Granting Authority determines. An option will be exercisable at such times, over such term and subject to such terms and conditions as the Granting Authority determines, and at an exercise price determined by the Granting Authority, which may be less than the fair market value of the Common Stock at the date of grant of the option. ISOs may be granted only to key employees and are subject to additional restrictions as to exercise period and exercise price as required by the Internal Revenue Code of 1986, as amended (the "Code"). Payment of the exercise price of an option may be made in such manner as the Granting Authority may provide, including cash, delivery of shares of Common Stock already owned for six months or subject to an award under the Plan, "cashless exercise" (an arrangement with a brokerage firm whereby shares issuable upon exercise of an option would be sold by the broker and the proceeds used to pay the exercise price), or in any other manner specified by the Granting Authority. Under this provision, the Granting Authority could permit payment to be made by way of successive, automatic applications of shares received upon exercise of a portion of the option to satisfy the exercise price for additional portions of the option, a payment method known as "pyramiding".

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      The Granting Authority is authorized to specify the period, if any, over which options become exercisable, and to accelerate the exercisability of options on a case by case basis at any time. The Granting Authority is also authorized to specify the period during which options may be exercised following an option holder's termination of service with Dianon, and to extend such period on a case by case basis. The Granting Authority may permit an option to be exercised for an additional period after the option holder's death, even if such period extends beyond the original option term. Unless otherwise provided by the Granting Authority, options will not be transferable except by will or by the laws of descent and distribution.

      2. Stock Appreciation Rights. Upon exercise of a SAR the award holder is entitled to receive, for each share with respect to which the SAR is exercised, an amount (the "appreciation") equal to the excess of the fair market value of a share of Common Stock on the exercise date over an "amount" determined by the Granting Authority. The appreciation is payable in cash, Common Stock, or a combination of both, as determined by the Granting Authority.

      The Granting Authority may also grant limited SARs that will be exercisable only during the 60-day period following a "Change of Control" (as defined below) of Dianon. The Granting Authority may provide that in the event of a Change of Control, SARs or limited SARs may be settled on the basis of the "Change of Control Price" (as defined below).

      3. Restricted Stock. The Granting Authority is authorized to award restricted stock subject to such terms and conditions as the Granting Authority may determine in its sole discretion. The Granting Authority has authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock, and the date or dates on which the restricted stock will vest. The vesting of restricted stock may be conditioned upon the completion of a specified period of service with Dianon, upon the attainment of specified performance goals, or upon such other criteria as the Granting Authority may determine. The Plan gives the Granting Authority discretion to accelerate the vesting of restricted stock on a case by case basis at any time. The Granting Authority also has authority to determine whether the award holder will have the right to vote and/or receive dividends on shares of restricted stock, and whether the certificates for such shares will be held by Dianon or delivered to the award holder bearing legends to restrict their transfer.

        Stock certificates representing the restricted stock granted under the Plan will be registered in the award holder's name. However, no share of restricted stock may be sold, transferred, assigned or pledged by the award holder until such share has vested in accordance with the terms of the restricted stock award. In the event of an award holder's termination of service before all of his restricted stock has vested, or in the event other conditions to the vesting of restricted stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of restricted stock which have not vested will be forfeited and any purchase price paid by the award holder generally will be returned to the award holder. At the time restricted stock vests, a certificate for such vested shares will be delivered to the award holder (or the beneficiary designated by the award holder, in the event of death), free of all restrictions.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      4. Deferred Stock. Deferred stock may be conditioned upon the attainment of specific performance goals or such other criteria as the Granting Authority may determine. In making an award of deferred stock the Granting Authority will determine the periods, if any, during which the award is subject to forfeiture, and may provide for the issuance of stock pursuant to the award without payment therefor. Upon vesting, the award will be settled in shares of Common Stock, cash equal to the fair market value of such stock, or a combination thereof, as provided by the Granting Authority. During the deferral period set by the Granting Authority, the award holder may not sell, transfer, pledge or assign the deferred stock award. In the event of termination of service before the expiration of the deferral period, the deferred stock award will be forfeited, except as may be provided by the Granting Authority. Deferred stock will carry no voting rights until such time as the Common Stock is actually issued.

      5. Bonus Stock. The Granting Authority may award bonus stock subject to such terms and conditions as it may determine. Such awards may be conditioned upon attainment of specific performance goals or such other criteria as the Granting Authority may determine, and the Granting Authority may waive such conditions in its discretion. Bonus stock may be issued without payment therefore or may be sold at a discount from its fair market value.

      6. Loans. The Granting Authority may provide that Dianon will make, or arrange for, a loan with respect to the exercise of any stock option granted under the Plan, with respect to the payment of the purchase price, if any, of any restricted stock awarded under the Plan, and/or with respect to any taxes arising from an award under the Plan, provided that Dianon will not loan more than the sum of (i) the excess of the purchase or exercise price of an award over the par value of any shares awarded, plus (ii) the amount of any taxes arising from such award. The Granting Authority will determine the terms of any such loan.

      7. Tax-Offset Payments. The Granting Authority is authorized to provide for a tax-offset payment by Dianon to an award holder not in excess of the amount necessary to pay the federal, state, local, and other taxes payable with respect to any award and the receipt of the tax-offset payment, assuming the award holder is taxed at the maximum tax rate applicable to such income. Due to variations in the actual tax rates applicable to award holders, the benefit of the tax-offset payment may not correspond to the actual tax liability of the award holder. Tax-offset payments are payable in cash.

      8. Performance Awards. The Plan Committee can designate any awards to employees under the Plan as "Performance Awards", and the Plan provides that awards so designated are to be granted and administered so as to qualify as "performance-based compensation" under Section 162(m) of the Code. The grant or vesting of a Performance Award will be subject to the achievement of performance objectives (the "Performance Objectives") established by the Plan Committee based on one or more of the following criteria, which the Plan Committee may apply to Dianon on a consolidated basis and/or to a business unit, and which the Plan Committee may use either as an absolute measure or as a measure of comparative performance relative to a peer group of companies: sales, operating profits, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total stockholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      The Performance Objectives for a particular Performance Award must be established by the Plan Committee in writing no later than 90 days after the beginning of Dianon's fiscal year to which it relates. The Plan Committee has authority to determine whether the Performance Objectives and other terms and conditions of the award are satisfied, but has discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award only to the extent that the exercise of such discretion would not cause the Performance Award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

      9. Deferral of Awards. The Granting Authority may permit an award holder to defer receipt of any award for a specified period or until a specified event.

AUTOMATIC AWARDS TO OUTSIDE DIRECTORS

      The Plan provides for the automatic grant of stock options and stock grants to Outside Directors on the following terms: (i) on the first trading day following the approval of the Plan by the Company's stockholders, an option to purchase 20,000 shares of Common Stock shall be granted automatically to each Outside Director who is then a member of the Board of Directors; (ii) on each three-year anniversary of the date of grant of the options granted pursuant to
(i), an option to purchase 20,000 shares of Common Stock shall be granted automatically to each Outside Director who is then a member of the Board of Directors; (iii) each new Outside Director who has not been granted an option pursuant to (i) or (ii), upon the first trading day coincident with or immediately following the effective date of his or her election as an Outside Director shall be granted an option to purchase a pro-rated number of shares of Common Stock. The pro-rated number of shares of Common Stock with respect to which an option shall be granted shall be equal to 20,000 times a fraction, the numerator of which is the number of whole months remaining (if any) until the next triennial option grant under (ii) above and the denominator of which is 36.

      The option price of all options automatically granted to Outside Directors will be equal to the closing sales price of a share of Common Stock on the date of option grant, and may be paid using cash or Common Stock owned for at least six months, or a combination thereof, in the discretion of the option holder. Each option has a ten-year term, and vests with respect to one-third of the total number of shares of Common Stock covered by the option, on a cumulative basis, on each of the first, second and third anniversaries of the date of grant if the holder thereof has been an Outside Director at all times since such date of grant. The minimum number of shares with respect to which an option may be exercised at any time is the lesser of 100 shares or the number of shares subject to the option. Following an Outside Director's termination of service, the options which have previously become exercisable will remain exercisable for five years after such termination, but not beyond their 10-year term.

      An option shall only be exercisable by the option holder or his or her guardian or legal representative. No holder of an option shall have any of the rights of a stockholder.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      Each automatic option to Outside Directors is granted in tandem with a limited SAR which may be exercised only within the 60-day period following a Change of Control. Upon exercise of the limited SAR, the appreciation will be paid in cash based on the Change of Control Price.

PROVISIONS RELATING TO A CHANGE OF CONTROL

      As a general matter, upon the occurrence of a Change of Control (1) all outstanding stock options, SARs, and limited SARs, including those held by Outside Directors, will become fully exercisable and vested, (2) all restrictions and deferral limitations applicable to outstanding restricted stock and deferred stock awards under the Plan will lapse, and such shares and awards will be deemed fully vested, and (3) to the extent the cash payment of any award is based on the fair market value of stock, such fair market value will be the Change of Control Price.

      A "Change of Control" is deemed to occur on the date (1) any person or group acquires beneficial ownership of securities representing 25% or more of Dianon's total voting power (with certain exceptions), (2) individuals who constitute the "Current Directors" (as defined in the Plan) fail to constitute at least two-thirds of the Board of Directors, (3) the stockholders approve a merger or consolidation unless following such transaction (a) the beneficial owners of Dianon's Common Stock before the transaction own securities representing more than 50% of the total voting power of Dianon resulting from the transaction, and (b) at least a majority of members of the Board of Directors of Dianon resulting from the transaction were members of Dianon's Board of Directors at the time such Board approved the transaction, or (4) the stockholders of Dianon approve a sale of substantially all of its assets.

      The "Change of Control Price" is the highest price per share of Common Stock paid in any open market transaction, or paid or offered to be paid in any transaction related to a Change of Control during the 90-day period ending with the Change of Control, except that for a SAR granted in tandem with an ISO, such price is the highest price paid on the date the SAR is exercised.

OTHER PROVISIONS

      Tax Withholding. The Plan permits employees to satisfy all or a portion of their federal, state, local or other tax liabilities with respect to awards under the Plan by delivering previously-owned shares (that have been owned by the optionee for at least six months) or by having Dianon withhold from the shares otherwise deliverable to such employee shares having a value equal to the tax liability to be so satisfied.

      Adjustments. In the event of specified changes in Dianon's capital structure, the Plan Committee will have the power to adjust the number and kind of shares authorized by the Plan (including any limitations on individual awards), the number of stock options to be automatically granted to Outside Directors, and the number, option price and kinds of shares covered by outstanding awards (including those held by Outside Directors), and to make such other adjustments in awards under the Plan as it deems appropriate, provided that no such adjustment may increase the aggregate value of outstanding awards.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      Amendments. The Board of Directors may amend the Plan without stockholder approval, unless such approval is required by law or other regulatory requirements. Amendment or discontinuation of the Plan cannot adversely affect any award previously granted without the award holder's written consent.

      The Granting Authority may amend any grant under the Plan within its jurisdiction (including both discretionary and automatic grants to Outside Directors) to include any provision which, at the time of such amendment, is authorized under the terms of the Plan, except that no award can be modified in a manner unfavorable to the award holder without the written consent of the award holder. In addition, the Granting Authority may, without stockholder approval, cancel an option or other award granted under the Plan and grant a new option or award to the award holder at a lower exercise price or otherwise on more favorable terms and conditions than the canceled award. The Plan shall continue in effect for an unlimited period, but may be terminated by the Board of Directors in its discretion at any time. No ISOs may be granted under the Plan after 10 years from the effective date the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain federal income tax aspects of awards made under the Plan, based upon the laws in effect on the date hereof. All references to the "Code" are references to provisions of the Internal Revenue Code of 1986, now in effect.

      Non-Qualified Stock Options. With respect to non-qualified stock options:
(a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise; and (c) at disposition, any appreciation after the date of exercise is treated either as long-term or short-term capital gain, depending on whether the shares were held for more than one year by the participant.

      Incentive Stock Options. Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of his or her employment with Dianon or one of its subsidiaries or within three months (12 months, in the event of permanent and total disability, as defined in the Code) after termination. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. If the participant continues to hold the shares acquired upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, upon the sale of the shares, any amount realized in excess of the option price will be taxed as long-term capital gain.

      If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the one-year and two-year holding periods described above, the participant will generally recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price. Any further gain recognized by the participant on such disposition will be taxed as short-term or long-term capital gain, depending on whether the shares were held for more than one year.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


      Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will generally recognize as ordinary income in the year of exercise an amount equal to the amount of cash received plus the fair market value on the date of exercise of any shares received. If the participant receives Common Stock upon exercise of a SAR, rules similar to those described above under "Non-Qualified Stock Options" will apply with respect to the post-exercise appreciation.

      Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the restrictions lapse and the stock vests, less the consideration paid for the restricted stock. However, a participant may elect, under Section 83(b) of the Code, to recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions) over their purchase price. The holding period to determine whether the participant has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the restriction period expires, and the tax basis for such shares will generally be the fair market value of such shares on such date. However, if the participant has made an election under Section 83(b), the holding period will commence on the day after the date of grant, and the tax basis will be equal to the fair market value of the shares on the date of grant (determined without regard to the restrictions).

      Deferred Stock. A participant receiving deferred stock generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the deferred stock on the date that such stock is distributed to the participant, and the capital gain holding period for such stock will also commence on that date.

      Dividends and Dividend Equivalents. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant. If, however, the participant makes a Section 83(b) election with respect to the restricted stock, the dividends will be taxable as ordinary dividend income to the participant. If dividend equivalents are credited with respect to deferred stock or other awards, the participant generally will recognize ordinary income when the dividend equivalents are paid.

      Bonus Stock and Director Stock Grants. A participant receiving bonus stock or a stock grant generally will recognize ordinary income on the date of grant equal to the fair market value of such stock on such date.

      Tax-Offset Payments. A participant receiving a tax-offset payment will recognize ordinary income on the date of payment.

      Company Deductions. As a general rule, Dianon will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee or Outside Director recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable compensation under the Code. Dianon will not, however, be entitled to a deduction to the extent compensation in excess of $1 million is paid to an executive officer named in a proxy statement of Dianon who was employed by Dianon at year-end, unless the compensation qualifies as "performance-based" under Section 162(m) of the Code or certain

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


other exceptions apply. In addition, Dianon will not be entitled to a deduction with respect to payments to employees which are contingent upon a change of control if such payments are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

BENEFITS UNDER THE PLAN

      Since Dianon does not have any future commitments to grant awards under the 2001 Stock Incentive Plan, the future awards under this Plan are not determinable. Therefore, a "New Plan Benefits Table" has not been provided.

ADDITIONAL INFORMATION

      The last sale price of Common Stock on the NASDAQ National Market System on August 1, 2001 was $51.81 per share.

      DIANON'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2001 STOCK INCENTIVE PLAN. Approval of the Plan requires that the votes cast in favor of approval of the Plan exceed the votes cast against such approval. Pursuant to Dianon's Bylaws, abstentions and broker "non-votes" (shares not voted because a nominee holding shares for a beneficial owner neither receives voting instructions from the beneficial owner nor has discretionary voting power with respect thereto) will have no effect on the vote.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS' APPOINTMENT

      Arthur Andersen LLP has been the independent public accountants for Dianon since 1983. Such firm has no financial interest, either direct or indirect, in Dianon. Selection of Arthur Andersen LLP as the independent public accountants for the calendar year ending December 31, 2001 was made by the Board of Directors, subject to stockholder ratification. A representative of Arthur Andersen LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

      The aggregate fees billed or expected to be billed to Dianon for the fiscal year ended December 31, 2000 by Arthur Andersen LLP, are as follows:

Audit Fees ........................................................     $ 98,000
Financial Information Systems Design and Implementation Fees ......           --
All Other Fees ....................................................      206,850
                                                                        --------

    Total .........................................................     $304,850
                                                                        ========

      DIANON'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS DIANON'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001. Approval of the ratification of the independent public accountants' appointment requires that the number of votes cast in favor of approval of the ratification of the independent public accountants' appointment exceed the number of votes cast against such approval. Abstentions will have no effect on the vote.

                            CHAPTER FIVE - OTHER DIANON ANNUAL MEETING PROPOSALS


                                      AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      Upon the written request of a stockholder of Dianon, addressed to David R. Schreiber, Secretary of Dianon, at 200 Watson Boulevard, Stratford, Connecticut 06615, Dianon will provide without charge to such stockholder, a copy of Dianon's Annual Report on Form 10-K for its calendar year ended December 31, 2000, including all statements and schedules (but without exhibits), as filed with the Securities and Exchange Commission.

                                   ----------

      The information under the headings "Compensation Committee Report," "Compensation Program Components," "Discussion of 2000 Compensation for the Chief Executive Officer" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                           CHAPTER SIX - ADDITIONAL INFORMATION FOR STOCKHOLDERS


                                   CHAPTER SIX

                     ADDITIONAL INFORMATION FOR STOCKHOLDERS

                       FUTURE DIANON STOCKHOLDER PROPOSALS

      The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and other issues governing stockholder proposals are regulated by the rules (the "Stockholder Proposal Rules") adopted under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in Dianon's proxy materials for the 2002 annual meeting of stockholders must be received by Dianon at its principal executive office, 200 Watson Boulevard, Stratford, Connecticut 06615, no later than [Thursday, May 2, 2002.]

      Under Dianon's by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at the annual meeting of Dianon stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of Dianon at the address set forth in the preceding paragraph. Dianon must receive the notice of a stockholder's intention to introduce a nomination or proposed item of business at Dianon's 2002 annual meeting not more than 90 days nor less than 60 days in advance of the anniversary date of Dianon's 2001 annual meeting (October 1, 2001); however, if the date of Dianon's 2002 annual meeting is more than 30 days after such anniversary date, a stockholder's notice would be timely if received by the Secretary of Dianon by the earlier of (a) the 10th day prior to the date of the 2002 annual meeting or (b) the close of business on the 10th day following the date on which Dianon first makes public disclosure of the 2002 annual meeting date. The persons designated as proxies by Dianon in connection with 2002 annual meeting of stockholders will have discretionary voting authority with respect to any proposal of which Dianon did not receive timely notice.

      The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

      The Dianon board of directors is not aware of any matters that are expected to come before the 2001 annual meeting other than those referred to in this joint proxy statement/prospectus. If any other matter should come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

                           CHAPTER SIX - ADDITIONAL INFORMATION FOR STOCKHOLDERS


                       WHERE YOU CAN FIND MORE INFORMATION

      Dianon has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the shares of Dianon common stock to be issued in the merger to UroCor stockholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Dianon and UroCor. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

      In addition, Dianon and UroCor file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC.

Public Reference Room    New York Regional Office     Chicago Regional Office
      Room 1024                 Suite 1300                Citicorp Center
450 Fifth Street, N.W.     7 World Trade Center              Suite 1400
Washington, D.C. 20549   New York, New York 10048     500 West Madison Street
                                                    Chicago, Illinois 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Dianon and UroCor, who file electronically with the SEC. The address of that website is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Dianon or UroCor at the offices of the National Association of Securities Dealers, 1735 K Street, Washington, D.C. 20006.

      The SEC allows Dianon and UroCor to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

      This document incorporates by reference the documents listed below that Dianon and UroCor have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

DIANON COMMISSION FILINGS
(File No. 000-19392)                                               DESCRIPTION OR PERIOD

Annual Report on Form 10-K, filed on March 14, 2001            Year ended December 31, 2000

Quarterly Report on Form 10-Q, filed on May 9, 2001            Quarter ended March 31, 2001

                           CHAPTER SIX - ADDITIONAL INFORMATION FOR STOCKHOLDERS


UROCOR COMMISSION FILINGS
(File No. 000-28328)                                               DESCRIPTION OR PERIOD

Annual Report on Form 10-K, filed on April 2, 2001             Year ended December 31, 2000
Quarterly Report on Form 10-Q, filed on May 15, 2001           Quarter ended March 31, 2001

      Dianon and UroCor incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of the Dianon special meeting and the UroCor special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You can obtain any of the documents incorporated by reference in this document through Dianon or UroCor, as the case may be, or from the SEC through its website address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference as an exhibit in this document by requesting them in writing or by telephone from the appropriate company at the following addressees:

        FOR DIANON STOCKHOLDERS                   FOR UROCOR STOCKHOLDERS
        David R. Schreiber                        Bruce C. Hayden
        DIANON Systems, Inc.                      UroCor, Inc.
        200 Watson Boulevard                      840 Research Parkway
        Stratford, CT 06615                       Oklahoma City, OK 73104
        Tel: (203) 381-4055                       Tel:  (405) 290-4117

      If you would like to request documents, please do so promptly to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. To obtain timely delivery, you must request the documents no later than September ___, 2001.

      WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

      IF YOU LIVE IN A JURISDICTION IN WHICH IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT

                           CHAPTER SIX - ADDITIONAL INFORMATION FOR STOCKHOLDERS


SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO
YOU.

      THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

      With respect to the information contained in this document, Dianon has supplied the information concerning Dianon, and UroCor has supplied the information concerning UroCor.

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 28, 2001

                                      AMONG

                              DIANON SYSTEMS, INC.,

                            UROCOR ACQUISITION CORP.

                                       AND

                                  UROCOR, INC.

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

1.1   The Merger...........................................................
1.2   Closing..............................................................
1.3   Effective Time.......................................................
1.4   Effects of the Merger................................................
1.5   Certificate of Incorporation.........................................
1.6   Bylaws...............................................................
1.7   Effect on Capital Stock..............................................
1.8   UroCor Stock Options.................................................
1.9   Certain Adjustments..................................................
1.10  Associated Rights....................................................
1.11  Officers and Directors of the Surviving Corporation..................


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

2.1   Exchange Fund........................................................
2.2   Exchange Procedures..................................................
2.3   Distributions with Respect to Unexchanged Shares.....................
2.4   No Further Ownership Rights in UroCor Common Stock...................
2.5   No Fractional Shares of Dianon Common Stock..........................
2.6   Termination of Exchange Fund.........................................
2.7   No Liability.........................................................
2.8   Investment of the Exchange Fund......................................
2.9   Lost Certificates....................................................
2.10  Withholding Rights...................................................
2.11  Further Assurances...................................................
2.12  Stock Transfer Books.................................................
2.13  Affiliates...........................................................


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Dianon.............................
3.2   Representations and Warranties of UroCor.............................
3.3   Representations and Warranties of Dianon and Merger
      Sub..................................................................


                                   ARTICLE IV

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1   Covenants of Dianon..................................................
4.2   Covenants of UroCor..................................................
4.3   Advice of Changes....................................................
4.4   Governmental Filings.................................................


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1   Preparation of Proxy Statement; Stockholders Meetings................
5.2   Access to Information/Employees......................................
5.3   Reasonable Efforts...................................................
5.4   Standstill Agreement.................................................
5.5   Acquisition Proposals................................................
5.6   S-8 Registration Statement...........................................
5.7   Special UroCor Employee Bonus Plan...................................
5.8   Fees and Expenses....................................................
5.9   Directors' and Officers' Indemnification and Insurance...............
5.10  Public Announcements.................................................
5.11  Accountant's Letters.................................................
5.12  Listing of Shares of Dianon Common Stock.............................
5.13  Affiliates ..........................................................
5.14  Tax Treatment........................................................
5.15  UroCor Employee Stock Purchase Plan..................................


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1   Conditions to Each Party's Obligation to Effect the
      Merger...............................................................
6.2   Additional Conditions to Obligations of Dianon and
      Merger Sub...........................................................
6.3   Additional Conditions to Obligations of UroCor.......................


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

7.1   Termination..........................................................
7.2   Effect of Termination................................................
7.3   Amendment............................................................
7.4   Extension; Waiver....................................................


                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1   Non-Survival of Representations, Warranties and
      Agreements...........................................................
8.2   Notices..............................................................
8.3   Interpretation.......................................................
8.4   Counterparts.........................................................
8.5   Entire Agreement; No Third Party Beneficiaries.......................
8.6   Governing Law........................................................
8.7   Severability.........................................................
8.8   Assignment...........................................................
8.9   Submission to Jurisdiction; Waivers..................................
8.10  Enforcement..........................................................
8.11  Definitions..........................................................


                                LIST OF EXHIBITS

Exhibit     Title

5.11        Form of Affiliate Letter
6.2(c)(1)   Form of Tax Opinion of Cadwalader, Wickersham & Taft
6.2(c)(2)   Form of Dianon Representations Letter
6.2(c)(3)   Form of UroCor Representations Letter
6.3(c)(1)   Form of Tax Opinion of Fulbright & Jaworski L.L.P.
6.2(f)      Form of Opinion of Fulbright & Jaworski L.L.P.
6.3(f)      Form of Opinion of Cadwalader, Wickersham & Taft

            AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2001 (this "Agreement"), among DIANON SYSTEMS, INC., a Delaware corporation ("DIANON"), UROCOR ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Dianon ("Merger Sub"), and UROCOR, INC., a Delaware corporation ("UroCor").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of UroCor and Dianon deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the business combination transaction provided for herein;

            WHEREAS, the combination of UroCor and Dianon shall be effected by the terms of this Agreement through a merger as described below (the "Merger");

            WHEREAS, in furtherance thereof, the respective Boards of Directors of UroCor and Dianon have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of UroCor ("UroCor Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held by Dianon, or any of its Subsidiaries, or by UroCor, will be converted into the right to receive shares of common stock, par value $0.01 per share, of Dianon ("Dianon Common Stock") as set forth in Section 1.7; and

            WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

            1.1   THE MERGER.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into UroCor at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and UroCor shall continue as the surviving corporation (the "Surviving Corporation").

            (b) At any time prior to the Effective Time, Dianon, in its sole discretion, may give written notice to UroCor to the effect that the Merger and the transactions contemplated by this Agreement shall be restructured such that the Merger will be effected through the merger of UroCor with and into Dianon, with Dianon continuing as the surviving corporation, in which case the parties hereto shall amend this Agreement to reflect such revised transaction structure (the "Alternative Merger Structure").

            1.2 CLOSING. Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day (as defined in Section 8.11(c)) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties hereto.

            1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Dianon and UroCor shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of UroCor and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of UroCor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of UroCor, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            1.6 BYLAWS. The bylaws of UroCor, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            1.7 EFFECT ON CAPITAL STOCK.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of UroCor Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of UroCor Common Stock owned by Dianon or Merger Sub or held by UroCor, all of which shall be canceled as provided in Section 1.7(c)), together with the associated UroCor Rights (as defined in Section 3.2(b)), shall be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of Dianon Common Stock and the associated Dianon Rights (as defined in Section 3.1(b)) (together with any cash in lieu of fractional shares of Dianon Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration") equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows:

                  (i) If the Dianon Market Price is less than or equal to
            $44.29, the Exchange Ratio shall equal 0.4064, and

                  (ii) If the Dianon Market Price is greater than $44.29, the
            Exchange Ratio shall equal a quotient (rounded to four decimal points), the numerator of which is $18.00, and the denominator of which is the Dianon Market Price.

For purposes of this Agreement, "Dianon Market Price" shall mean the average daily closing price per share of Dianon Common Stock as reported on the Nasdaq National Market ("Nasdaq") for the Random Trading Days, "Random Trading Days" shall mean the five trading days selected by lot out of the fifteen trading days ending on and including the Determination Date (with Random Trading Days selected by lot by Dianon and UroCor at 5:00 p.m. New York time on the Determination Date), and "Determination Date" shall mean the third Nasdaq trading day preceding the Closing Date.

            (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of UroCor Common Stock (together with the associated UroCor Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate, which certificate immediately prior to the Effective Time represented any such shares of UroCor Common Stock and associated UroCor Rights (a "Certificate"), shall thereafter cease to have any rights with respect to such shares of UroCor Common Stock and associated UroCor Rights, except as provided herein or by law.

            (c) Each share of UroCor Common Stock issued and owned by Dianon or Merger Sub or by UroCor, including any treasury shares, at the Effective Time shall, by virtue of the Merger, cease to be issued or outstanding and shall be canceled and retired and no stock of Dianon or other consideration shall be delivered in exchange therefor.

            (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

            1.8 UROCOR STOCK OPTIONS. Each UroCor Stock Option (as defined in
Section 3.2(b)) that was granted pursuant to the UroCor 1992 Plan and the UroCor 1997 Plan (each as defined in Section 3.2(b)) prior to the Effective Time (whether vested or not vested) and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of UroCor Common Stock and shall be converted, at the Effective Time, into an option to acquire that number of shares of Dianon Common Stock (an "Assumed Stock Option") determined by multiplying the number of shares of UroCor Common Stock subject to such UroCor Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Dianon Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such UroCor Stock Option divided by the Exchange Ratio; provided, however, that in the case of any such UroCor Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, UroCor will take all actions necessary such that all UroCor Stock Options outstanding prior to the Effective Time under the UroCor 1992 Plan and the UroCor 1997 Plan are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each such UroCor Stock Option from receiving any cash payments in respect of such UroCor Stock Option in connection with the Merger. Each such Assumed Stock Option shall otherwise be subject to the same terms and conditions as in effect at the Effective Time, including the expiration date of the option, as the related UroCor Stock Option; and, in such regard, Dianon acknowledges and agrees that, upon the Effective Time, each outstanding UroCor Stock Option granted under the UroCor 1992 Plan shall become fully vested and fully exercisable regardless of the extent to which such stock option was vested immediately prior to the Effective Time. At the Effective Time, (i) all references to UroCor in the UroCor 1992 Plan and the UroCor 1997 Plan and in the stock option agreements evidencing the related UroCor Stock Options shall be deemed to refer to Dianon, and (ii) Dianon shall assume all of UroCor's obligations with respect to such UroCor Stock Options as so converted into Assumed Stock Options. Dianon shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Dianon Common Stock for delivery upon exercise of Assumed Stock Options at and after the Effective Time.

            1.9 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Dianon Common Stock or UroCor Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of UroCor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

            1.10 ASSOCIATED RIGHTS. References in Article I and Article II of this Agreement to UroCor Common Stock shall include, unless the context requires otherwise, the associated UroCor Rights and references in Article I and Article II of this Agreement to Dianon Common Stock shall include, unless the context requires otherwise, the associated Dianon Rights.

            1.11 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

            2.1 EXCHANGE FUND. Prior to the Effective Time, Dianon shall appoint a commercial bank or trust company reasonably acceptable to UroCor to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Dianon shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of UroCor Common Stock, certificates representing the Dianon Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of UroCor Common Stock. Dianon agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Dianon Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            2.2 EXCHANGE PROCEDURES. The Surviving Corporation shall cause the Exchange Agent, as promptly as practicable after the Effective Time, to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Dianon may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Dianon Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of UroCor Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Dianon Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3, and in each case the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of UroCor Common Stock which is not registered in the transfer records of UroCor, one or more shares of Dianon Common Stock evidencing, in the aggregate, the proper number of shares of Dianon Common Stock and a check in the proper amount of cash in lieu of any fractional shares of Dianon Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such UroCor Common Stock to such a transferee if the Certificate representing such shares of UroCor Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid as the Exchange Agent may require.

            2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Dianon Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Dianon Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Dianon Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Dianon Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Dianon Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Dianon Common Stock, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Dianon Common Stock.

            2.4 NO FURTHER OWNERSHIP RIGHTS IN UROCOR COMMON STOCK. All shares of Dianon Common Stock issued and cash paid upon conversion of shares of UroCor Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of UroCor Common Stock.

            2.5 NO FRACTIONAL SHARES OF DIANON COMMON STOCK. (a) No certificates or scrip or shares of Dianon Common Stock representing fractional shares of Dianon Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Dianon or a holder of shares of Dianon Common Stock.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of UroCor Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Dianon Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Dianon Common Stock multiplied by (ii) the closing price for a share of Dianon Common Stock on the Nasdaq on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. Such cash consideration issued in lieu of fractional shares will not exceed 1% of the total Merger Consideration.

            (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Dianon, and Dianon shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

            2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Dianon or otherwise on the instruction of Dianon, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Dianon for the Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and Section 2.2, any cash in lieu of fractional shares of Dianon Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Dianon Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of UroCor Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (as defined in Section 8.11(h)) previously entitled thereto.

            2.7 NO LIABILITY. None of Dianon, Merger Sub, UroCor, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Dianon on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to UroCor stockholders pursuant to Article I and the other provisions of this
Article II. Any interest and other income resulting from such investments shall promptly be paid to Dianon.

            2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby, any cash in lieu of fractional shares of Dianon Common Stock, and unpaid dividends and distributions on shares of Dianon Common Stock deliverable in respect thereof, pursuant to this Agreement.

            2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Dianon shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of UroCor Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Dianon, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UroCor Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Dianon, as the case may be.

            2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of UroCor or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of UroCor or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            2.12 STOCK TRANSFER BOOKS. The stock transfer books of UroCor shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of UroCor Common Stock thereafter on the records of UroCor. On or after the Effective Time, any Certificates presented to the Exchange Agent or Dianon for any reason shall be converted into the Merger Consideration with respect to the shares of UroCor Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Dianon Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

            2.13 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Dianon Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of UroCor in accordance with Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to Dianon.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.1 REPRESENTATIONS AND WARRANTIES OF DIANON. Except as set forth in the Dianon disclosure schedule delivered by Dianon to UroCor prior to the execution of this Agreement (the "Dianon Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Dianon represents and warrants to UroCor as follows:

            (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of Dianon and each of its Subsidiaries (as defined in
            Section 8.11(i)) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11(f)) on Dianon, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. The copies of the certificate of incorporation and bylaws of Dianon which were previously furnished or made available to UroCor are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.1(a)(ii) of the Dianon Disclosure Schedule sets forth all of the Subsidiaries of Dianon. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.1(a)(ii) of the Dianon Disclosure Schedule, owned directly or indirectly by Dianon, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

            (b) Capital Structure.

                  (i) As of June 26, 2001, the authorized capital stock of
            Dianon consisted of (A) 20,000,000 shares of Dianon Common Stock of which 7,430,034 shares were outstanding and 10,684 shares were held in the treasury of Dianon and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Dianon Rights") distributed to the holders of Dianon Common Stock pursuant to the Rights Agreement, dated as of April 29, 1994, as amended as of October 4, 1995, between Dianon and American Stock and Trust Company (the "Dianon Rights Agreement"). Since June 26, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of Dianon or any other securities of Dianon other than issuances of shares pursuant to options or rights outstanding as of June 26, 2001 under the Dianon Benefit Plans (as defined in
            Section 3.1(q)) of Dianon. All issued and outstanding shares of the capital stock of Dianon are, and when shares of Dianon Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.8, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. Except as disclosed in Section 3.1(b)(i) of the Dianon Disclosure Schedule, there were outstanding as of June 13, 2001 no options, warrants or other rights to acquire capital stock from Dianon other than (x) the Dianon Rights and (y) options, restricted stock and other rights to acquire capital stock from Dianon representing in the aggregate the right to purchase 1,353,416 shares of Dianon Common Stock (collectively, the "Dianon Stock Options") under Dianon's 1991 Stock Incentive Plan, 1996 Stock Incentive Plan 1999 Stock Incentive Plan, and 2000 Stock Incentive Plan (collectively, the "Dianon Stock Option Plans") and under contractual commitments to issue options. Section 3.1(b)(i) of the Dianon Disclosure Schedule sets forth a complete and correct list, as of June 26, 2001, of the number of shares of Dianon Common Stock subject to Dianon Stock Options or other rights to purchase or receive Dianon Common Stock granted under the Dianon Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except as set forth in Section 3.1(b)(i) of the Dianon Disclosure Schedule, no options, warrants or other rights to acquire capital stock from Dianon have been issued or granted since June 26, 2001 to the date of this Agreement. All Dianon Stock Options are evidenced by stock option agreements in the forms attached as Exhibit A to
            Section 3.1(b)(i) of the Dianon Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms.

                  (ii) No bonds, debentures, notes or other indebtedness of
            Dianon having the right to vote on any matters on which stockholders of Dianon or any of its Subsidiaries may vote ("Dianon Voting Debt") are issued or outstanding or subject to issuance.

                  (iii) Except as otherwise set forth in this Section 3.1(b)
            (including pursuant to the conversion or exercise of the securities referred to above) or as set forth in Section 3.1(b)(iii) of the Dianon Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Dianon or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by Dianon), (B) any securities of Dianon or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Dianon or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from Dianon or any of its Subsidiaries, and no obligation of Dianon or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Dianon or any of its Subsidiaries and
            (y) there are not any outstanding obligations of Dianon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Dianon is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, or as set forth in Section 3.1(b)(iii) of the Dianon Disclosure Schedule, Dianon does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

            (c)   Authority; No Conflicts.

                  (i) Dianon has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of the issuance of the shares of Dianon Common Stock to be issued in the Merger (the "Share Issuance"), and in the event the Alternative Merger Structure is implemented, the adoption of this Agreement and approval of the merger of UroCor with and into Dianon by a majority of the outstanding shares of Dianon Common Stock (such stockholder approval of (i) the Share Issuance and (ii) this Agreement if the Alternative Merger Structure is implemented, together the "Dianon Stockholder Approvals"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Dianon, subject to obtaining the Dianon Stockholder Approvals. This Agreement has been duly executed and delivered by Dianon and constitutes a valid and binding agreement of Dianon, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by Dianon does not or will not, as the case may be, and the consummation by Dianon of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property Rights (as defined in Section 3.1(k)) (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Dianon or any Subsidiary of Dianon, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon, subject to obtaining or making the consents, approvals, orders, authorizations, __ registrations, declarations and filings referred to in paragraph (iii) below, (x) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") applicable to Dianon or any of its Subsidiaries or their respective properties or assets, (y) any judgment, order or decree or (z) any statute, law, ordinance, rule or regulation, in each case applicable to Dianon or any of its Subsidiaries or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or
            registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Dianon or any Subsidiary of Dianon in connection with the execution and delivery of this Agreement by Dianon or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the Nasdaq, (G) antitrust or other competition laws of other jurisdictions, (H) Medicare/Medicaid, the Clinical Laboratories Improvement Act of 1976, as amended by the Clinical Laboratory Improvement Amendments of 1988, the Food and Drug Administration rules and regulations, the U.S. Nuclear Regulatory Commission rules and regulations or other similar laws, rules and regulations, and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as "Necessary Consents."

            (d) Reports and Financial Statements.

                  (i) Dianon has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Dianon SEC Reports"). No Subsidiary of Dianon is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Dianon SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Dianon SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Dianon and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Dianon SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Dianon SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the Dianon SEC Reports filed prior to the date hereof, since December 31, 2000, Dianon and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Dianon and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon.

            (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by
            Dianon for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to UroCor stockholders or Dianon stockholders or at the time of the UroCor Stockholders Meeting or the Dianon Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section
            3.1(e), no representation or warranty is made by Dianon with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by UroCor for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of Dianon, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Dianon Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Dianon and its stockholders, (ii) approved this Agreement, the Merger, and the Share Issuance and (iii) recommended that the stockholders of Dianon approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Dianon's stockholders at the Dianon Stockholders Meeting. The Dianon Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Dianon, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

            (g) Vote Required. The affirmative vote of at least a majority of the votes cast by the holders of Dianon Common Stock, provided that the total votes cast represents a majority of the outstanding shares of Dianon Common Stock, is the only vote necessary to approve the Share Issuance. In the event the Alternative Merger Structure is implemented, the affirmative vote of the holders of a majority of the outstanding shares of Dianon Common Stock to adopt this Agreement and approve the merger of UroCor with and into Dianon is the only vote of the holders of any class or series of Dianon capital stock necessary to adopt this Agreement and approve such merger.

            (h) Litigation; Compliance with Laws.

                  (i) Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, there are no (a) suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Dianon, threatened, against or affecting Dianon or any Subsidiary of Dianon which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon, or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Dianon or any Subsidiary of Dianon which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon.

                  (ii) Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon, Dianon and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Dianon and its Subsidiaries, taken as a whole (the "Dianon Permits"). Dianon and its Subsidiaries are in compliance with the terms of the Dianon Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon. Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, neither Dianon nor any of its Subsidiaries is in violation of, and Dianon and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 2000,
(i) Dianon and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by Dianon or any of its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(i) of the Dianon Disclosure Schedule, since December 31, 2000, there have not been (1) any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have a Material Adverse Effect on Dianon, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Dianon's capital stock, (3) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of Dianon or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (4) any split, combination or reclassification of any of Dianon's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Dianon's capital stock, (5) (A) any granting by Dianon or any of its Subsidiaries to any current or former director, consultant, executive officer or other employee of Dianon or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Dianon SEC Reports, (B) any granting by Dianon or any of its Subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any amendment to, or modification of, any Dianon Stock Option or (D) any adoption of, or amendment to, a Dianon Benefit Plan or any Dianon Benefit Agreement, except as was required in order to comply with changes in law or applicable regulations, (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Dianon or any of its Subsidiaries materially affecting their respective assets, liabilities or businesses, (7) any tax election that individually or in the aggregate would reasonably be expected to adversely affect in any material respect the tax liability or tax attributes of Dianon or any of its Subsidiaries, (8) any settlement or compromise of any material income tax liability, or (9) any licensing agreement or any agreement with regard to the acquisition or disposition of any material Intellectual Property Rights (as defined in Section 3.1(k)) or rights thereto other than licenses by Dianon or its Subsidiaries in the ordinary course of business consistent with past practice.

            (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dianon and except as disclosed in the Dianon SEC Reports filed prior to the date of this Agreement
(i) the operations of Dianon and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all environmental permits and licenses possessed by Dianon, (ii) there are no pending or, to the knowledge of Dianon, threatened, Actions under or pursuant to Environmental Laws against Dianon or its Subsidiaries or involving any real property currently or, to the knowledge of Dianon, formerly owned, operated or leased by Dianon or its Subsidiaries, (iii) to the knowledge of Dianon, Dianon and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Dianon, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Dianon or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) to the knowledge of Dianon, all real property owned and, to the knowledge of Dianon, all real property operated or leased by Dianon or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment or result in Environmental Liabilities and (v) to the knowledge of Dianon, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by Dianon or any of its predecessors (A) any underground storage tanks, dikes or impoundments containing more than a reportable quantity of any Hazardous Material, (B) any friable asbestos-containing materials or (C) any polychlorinated biphenyls.

            As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, enforceable requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, and includes the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.ss.9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901, et seq., the Clean Water Act, 33 U.S.C.ss.ss.1251, et seq., the Clean Air Act, 33 U.S.C.ss.ss.2601, et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136, et seq., Occupational Safety and Health Act 29 U.S.C.ss.ss.651, et seq., the Atomic Energy Act, 42 U.S.C.ss.ss.2011, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.ss.ss.2701, et seq., as such laws have been amended or supplemented as of the date of this Agreement, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, extremely hazardous, toxic, solid waste, a pollutant, a contaminant or dangerous in or under any Environmental Laws and shall include petroleum, petroleum products, medical waste, friable asbestos, urea formaldehyde, radioactive materials (including source, special nuclear or by-product material) and polychlorinated biphenyls.

            (k) Intellectual Property.

                  (i) Except as disclosed in the Dianon SEC Reports, all
            trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes (all of the foregoing collectively hereinafter referred to as the "Intellectual Property Rights") owned by or licensed to or used by Dianon, and all licenses, contracts, rights and arrangements with respect to the foregoing, are, to the extent material to the conduct of the business of Dianon and its Subsidiaries, listed and briefly described in Section 3.1(k) of the Dianon Disclosure Schedule. Dianon has made available to UroCor true and complete copies of each of the foregoing and, to Dianon's knowledge, all Intellectual Property Rights of Dianon are valid, enforceable and in full force and effect. Dianon and its Subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the Intellectual Property Rights of Dianon which are material to the conduct of the business of Dianon and its Subsidiaries.

                  (ii) To the knowledge of Dianon, neither Dianon nor any of its
            Subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither Dianon nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Dianon or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To Dianon's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Dianon or any of its Subsidiaries.

                  (iii) As the business of Dianon and its Subsidiaries is
            presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by UroCor, to Dianon's knowledge, the Surviving Corporation's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of Dianon and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person.

            (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Dianon, except Lazard Freres & Co. LLC and J.P. Morgan Chase H&Q, whose fees and expenses will be paid by Dianon in accordance with Dianon's agreements with such firms, copies of which have been provided to UroCor.

            (m) Opinion of Dianon Financial Advisor. Lazard Freres & Co. LLC has delivered its oral opinion to the Board of Directors of Dianon to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Dianon, from a financial point of view, which opinion will promptly after the date of this Agreement be confirmed in writing, a copy of which opinion will be promptly delivered to UroCor.

            (n) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Dianon:

                  (i) (A) each of Dianon and its Subsidiaries has accurately filed or caused to be filed in accordance with applicable law when due all Tax Returns (as defined below) required to have been filed (or extensions have been duly obtained), (B) all Tax Returns filed by Dianon, each of its Subsidiaries, and any Dianon consolidated group are complete and accurate in all respects, and (C) Dianon has paid or caused to be paid when due all Taxes (as defined below) shown due on such Tax Returns or otherwise owed.

                  (ii) The most recent financial statements filed in the Dianon
            SEC Reports reflect an adequate reserve for all Taxes payable by Dianon and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, assessed, or asserted against Dianon, any of its Subsidiaries or any Dianon consolidated group that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

                  (iii) The federal income Tax Returns of Dianon, each of its
            Subsidiaries and any Dianon consolidated group have been examined by and settled with the United States Internal Revenue Service for all years through December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (iv) Neither Dianon nor any of its Subsidiaries has taken or has agreed to take any action or has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                  (v) Neither Dianon nor any of its Subsidiaries has made a
            distribution or has been the subject of a distribution qualifying or intended to qualify for tax-free treatment under section 355 of the Code (A) in the two years prior to the date of this Agreement, or
            (B) in a distribution which could otherwise constitute part of a "plan" or series of "related transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                  (vi) There are no Liens for Taxes (other than for current
            Taxes not yet due and payable) on the assets of Dianon or any of its Subsidiaries.

                  (vii) None of Dianon or any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (including any liability for Taxes of any other person under Treasury Regulation section 1.1502-6 or comparable provision of foreign, state or local law) except for any agreement or liability solely among Dianon and its Subsidiaries.

                  (viii) For purposes of this Agreement: (A) "Tax" (and with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, estimated, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            (o) Contracts. Except for Contracts filed as exhibits to Dianon's most recent annual report on Form 10-K or the most recent report on Form 10-Q filed with SEC or as set forth in Section 3.1(o) of the Dianon Disclosure Schedule, as of the date of this Agreement, none of Dianon or any of its Subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

                  (i) Contract not made in the ordinary course of business;

                  (ii) Contract pursuant to which Dianon or any of its
            Subsidiaries has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                  (iii) Contract pursuant to which Dianon or any of its
            Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services;

                  (iv) Contract with (A) any affiliate of Dianon or any of its
            Subsidiaries or (B) any current or former director or officer of Dianon or any of its Subsidiaries or of any affiliate of Dianon or any of its Subsidiaries or (C) any affiliate of any such Person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to Dianon or any of its Subsidiaries not involving the payment of money and (z) Dianon Benefit Plans referred to in Section 3.1(q));

                  (v)license or franchise granted by Dianon or any of its
            Subsidiaries pursuant to which Dianon or any of its Subsidiaries has agreed to refrain from granting license or franchise rights to any other Person;

                  (vi) Contract under which Dianon or any of its Subsidiaries has incurred any indebtedness that is currently owing or given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $100,000, or granted any pledge, mortgage or other security interest in any property or assets of Dianon or any of its Subsidiaries;

                  (vii) Contract that is material to the conduct of the business of Dianon and its Subsidiaries that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or a loss of material benefit under any such Contract;

                  (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to Dianon or any of its Subsidiaries' future revenues;

                  (ix) Contract granting a third party any license to
            Intellectual Property Rights that is not limited to the internal use of such third party;

                  (x) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between Dianon or any of its Subsidiaries and any third party;

                  (xi) Except for the Confidentiality Agreement, Contract
            providing for a "standstill" or for confidential treatment by Dianon or any of its Subsidiaries of third party information other than non-disclosure agreements and provisions entered into by Dianon in the ordinary course of business consistent with past practice;

                  (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to UroCor or any of its Subsidiaries (other than Dianon and its Subsidiaries and their products or services); or

                  (xiii) Contract which (i) has aggregate future sums due from
            Dianon or any of its Subsidiaries in excess of $100,000 and is not terminable by Dianon or any such subsidiary for a cost of less than $100,000 or (ii) is otherwise material to the business of Dianon and its Subsidiaries, taken as a whole, as presently conducted or as proposed to be conducted.

            Each Contract of Dianon and its Subsidiaries is in full force and effect and is a legal, valid and binding agreement of Dianon or such Subsidiary and, to the knowledge of Dianon or such Subsidiary, of each other party thereto, enforceable against Dianon or any of its Subsidiaries, as the case may be, and, to the knowledge of Dianon, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Dianon. Each of Dianon and its Subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any respect thereunder, and, to the knowledge of Dianon or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any respect thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Dianon.

            (p) Related Party Transactions.

            Except for Contracts filed as exhibits to Dianon's most recent annual report on Form 10-K filed with SEC or as set forth in Section 3.1(p) of the Dianon Disclosure Schedule, no officer, director, stockholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange
Act) of five percent or more of Dianon Common Stock, or affiliate of Dianon or any of its Subsidiaries nor any relative or affiliate of such officer, director or stockholder, or, to the knowledge of Dianon, none of its key employees or the key employees of any of its Subsidiaries, is a party to any agreement, contract, commitment, arrangement or transaction with Dianon or any of its Subsidiaries or is entitled to any payment or transfer of any assets from Dianon or any of its Subsidiaries or has any material interest in any material property used by Dianon or any of its Subsidiaries or has an interest in any customer, supplier or provider of any services to Dianon or any of its Subsidiaries.

            (q) Absence of Changes in Benefit Plans. Since December 31, 2000, there has not been any adoption or amendment by Dianon or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, _ death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Dianon, any of its Subsidiaries, or any other person or entity that, together with Dianon, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Dianon Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries (collectively, the "Dianon Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Dianon Pension Plans (as defined below), or any change in the manner in which contributions to any Dianon Pension Plans are made or the basis on which such contributions are determined. Except for Contracts filed as exhibits to Dianon's most recent Form 10-K filed with the SEC, there are no (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements or understandings between Dianon or any of its Subsidiaries and any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries or (2) agreements between Dianon or any of its Subsidiaries and any current or former employee, officer, consultant or director of Dianon or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Dianon of a nature contemplated by this Agreement (collectively, the "Dianon Benefit Agreements").

            (r) ERISA Compliance.

                  (i) Section 3.1(r)(i) of the Dianon Disclosure Schedule
            contains a list of each Dianon Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Dianon Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other Dianon Benefit Plans and Dianon Benefit Agreements. Dianon has made available to UroCor true, complete and correct copies of (a) each Dianon Benefit Plan and Dianon Benefit Agreement (or, in the case of any unwritten Dianon Benefit Plan or Dianon Benefit Agreement a description thereof), (b) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Dianon Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Dianon Benefit Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any Dianon Benefit Plan.

                  (ii) In all material respects, each Dianon Benefit Plan has been administered in accordance with its terms and in accordance with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements. All Dianon Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service to the effect that such Dianon Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Dianon, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Dianon Pension Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of Dianon, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such Dianon Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. Dianon has also provided to UroCor a true and complete list of all Dianon Pension Plan amendments as to which a favorable determination letter has not yet been received. There is no pending or, to the knowledge of Dianon, threatened litigation relating to any Dianon Benefit Plan.

                  (iii) No Dianon Pension Plan, other than any Dianon Pension
            Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Dianon Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such Dianon Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Dianon Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Dianon or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single- employer plan of any Dianon Commonly Controlled Entity. None of Dianon, any of its Subsidiaries, any officer of Dianon or any of its Subsidiaries or any of the Dianon Benefit Plans which are subject to ERISA, including the Dianon Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Dianon, any of its Subsidiaries or any officer of Dianon or any of its Subsidiaries to the tax on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Dianon Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Dianon Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement. Neither Dianon nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Dianon Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any Dianon Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Dianon SEC Reports. Neither any Dianon Pension Plan nor any single-employer plan of any Dianon Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (iv) Section 3.1(r)(iv) of the Dianon Disclosure Schedule
            discloses whether each Dianon Benefit Plan that is an employee welfare benefit plan is (a) unfunded, (b) funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) or other funding mechanism or (c) insured. Dianon and its Subsidiaries, with respect to each Dianon Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code.

                  (v) Except as disclosed in Section 3.1(r)(v) of the Dianon
            Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment following the Effective Time) will (x) entitle any employee, officer, consultant or director of Dianon or any of its Subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Dianon Benefit Plans or Dianon Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Dianon Benefit Plans or Dianon Benefit Agreements.

                  (vi) Dianon and its Subsidiaries are in compliance in all
            material respects with all Federal, state, local and foreign requirements regarding employment. Neither Dianon nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Dianon or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Dianon or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Dianon or any of its Subsidiaries pending or, to the knowledge of Dianon, threatened which may interfere with the respective business activities of Dianon or its Subsidiaries. As of the date of this Agreement, to the knowledge of Dianon, none of Dianon, any of its Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Dianon or any of its Subsidiaries, and there is no charge or complaint against Dianon or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (vii) All reports, returns and similar documents with respect to all Dianon Benefit Plans required to be filed with any Governmental Entity or distributed to any Dianon Benefit Plan participant have been duly and timely filed or distributed. None of Dianon or any of its Subsidiaries has received notice of, and to the knowledge of Dianon, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Dianon Benefit Plans), suits or proceedings against or involving any Dianon Benefit Plan or asserting any rights or claims to benefits under any Dianon Benefit Plan that could give rise to any liability, and, to the knowledge of Dianon, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                  (viii) None of Dianon nor any of its Subsidiaries has any
            material liability or obligations, including under or on account of a Dianon Benefit Plan, arising out of the hiring of persons to provide services to Dianon or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of Dianon or any of its Subsidiaries.

            (s) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Dianon, Dianon is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance ("COBRA"), labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

            3.2 REPRESENTATIONS AND WARRANTIES OF UROCOR. Except as set forth in the UroCor Disclosure Schedule delivered by UroCor to Dianon prior to the execution of this Agreement (the "UroCor Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), UroCor represents and warrants to Dianon as follows:

            (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of UroCor and each of its Subsidiaries is duly
            organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on UroCor. The copies of the certificate of incorporation and bylaws of UroCor which were previously furnished or made available to Dianon are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.2(a)(ii) of the UroCor Disclosure Schedule sets forth all of the Subsidiaries of UroCor. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.2(a)(ii) of the UroCor Disclosure Schedule, owned directly or indirectly by UroCor, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

            (b) Capital Structure.

                  (i) As of June 15, 2001, the authorized capital stock of
            UroCor consisted of (A) 20,000,000 shares of UroCor Common Stock, of which 9,954,113 shares were outstanding and 1,181,188 shares were held in the treasury of UroCor and (B) 6,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding and 50,000 shares of which have been designated Series I Preferred Stock and reserved for issuance upon exercise of the rights (the "UroCor Rights") distributed to the holders of UroCor Common Stock pursuant to the Rights Agreement dated as of August 17, 1998, between UroCor and American Stock Transfer and Trust Company (the "UroCor Rights Agreement"). Since June 15, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of UroCor or any other securities of UroCor other than issuances of shares (and accompanying UroCor Rights) pursuant to options or rights outstanding as of June 15, 2001 under the UroCor Benefit Plans (as defined in Section 3.2(r)). All issued and outstanding shares of the capital stock of UroCor are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of June 15, 2001 no options, warrants or other rights to acquire capital stock from UroCor other than (x) the UroCor Rights and (y) options and other rights to acquire capital stock of UroCor representing in the aggregate the right to purchase 1,631,254 shares of UroCor Common Stock (collectively, the "UroCor Stock Options") under the UroCor Second Amended and Restated 1992 Stock Option Plan, as amended (the "UroCor 1992 Plan"), and the UroCor 1997 Non-Employee Director Stock Option Plan, as amended (the "UroCor 1997 Plan") (collectively, the "UroCor Stock Option Plans") and under contractual commitments to issue options, and (z) the UroCor 1997 Employee Stock Purchase Plan (the "UroCor 1997 ESP Plan"). Section 3.2(b) of the UroCor Disclosure Schedule sets forth a complete and correct list, as of June 15, 2001, of the number of shares of UroCor Common Stock subject to UroCor Stock Options or other rights to purchase or receive UroCor Common Stock granted under the UroCor Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except as set forth in Section 3.2(b)(i) of the UroCor Disclosure Schedule, no options or warrants or other rights to acquire capital stock from UroCor have been issued or granted since June 15, 2001 to the date of this Agreement. All UroCor Stock Options are evidenced by stock option agreements in the forms attached as Exhibit A to Section 3.2(b)(i) of the UroCor Disclosure Schedule, and no stock option agreement contains terms that are inconsistent with such forms.

                  (ii) No bonds, debentures, notes or other indebtedness of
            UroCor having the right to vote on any matters on which stockholders of UroCor or any of its Subsidiaries may vote ("UroCor Voting Debt") are issued or outstanding or subject to issuance.

                  (iii) Except as otherwise set forth in this Section 3.2(b),
            (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of UroCor or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by UroCor), (B) any securities of UroCor or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, UroCor or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from UroCor or any of its Subsidiaries, and no obligation of UroCor or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, UroCor or any of its Subsidiaries and
            (y) there are not any outstanding obligations of UroCor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. UroCor is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, or as set forth in Section 3.2(b)(iii) of the UroCor Disclosure Schedule, UroCor does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

            (c) Authority; No Conflicts.

                  (i) UroCor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Alternative Merger Structure, if implemented, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required UroCor Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UroCor, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required UroCor Vote. This Agreement has been duly executed and delivered by UroCor and constitutes a valid and binding agreement of UroCor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by UroCor does not or will not, as the case may be, and the consummation by UroCor of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of UroCor or any Subsidiary of UroCor or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, (x) any Contract applicable to UroCor or any of its Subsidiaries or their respective properties or assets, (y) any judgment, order or decree or (z) any statute, law, ordinance, rule or regulation, in each case applicable to UroCor or any of its Subsidiaries or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or
            registration, declaration or filing with, any Governmental Entity is required by or with respect to UroCor or any Subsidiary of UroCor in connection with the execution and delivery of this Agreement by UroCor or the consummation of the Merger and the other transactions contemplated hereby, including the Alternative Merger Structure, if implemented, except for the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

            (d) Reports and Financial Statements.

                  (i) UroCor has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "UroCor SEC Reports"). No Subsidiary of UroCor is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the UroCor SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the UroCor SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of UroCor and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such UroCor SEC Reports, as of their respective dates (and as of the date of any amendment to the respective UroCor SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the UroCor SEC Reports filed prior to the date hereof, since December 31, 2000, UroCor and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of UroCor and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

                  (iii) The total amount of UroCor's long term debt outstanding as of May 31, 2001 was $1,100,000, consisting of the non-current portion of lease obligations and deferred compensation, and such amount will not exceed $1,100,000 as of the Effective Time.

            (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by
            UroCor for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to UroCor stockholders or Dianon stockholders or at the time of the UroCor Stockholders Meeting or the Dianon Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The UroCor Proxy Statement included in the Form S-4 and in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section
            3.2(e), no representation or warranty is made by UroCor with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Dianon or Merger Sub for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of UroCor, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "UroCor Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of UroCor and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of UroCor adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by UroCor's stockholders at the UroCor Stockholders Meeting. The UroCor Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of UroCor, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

            (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of UroCor Common Stock to adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of UroCor capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. In the event the Alternative Merger Structure is implemented, the affirmative vote of the holders of a majority of the outstanding shares of UroCor Common Stock to adopt this Agreement and approve the merger of UroCor with and into Dianon is the only vote of the holders of any class or series of UroCor capital stock necessary to adopt this Agreement and approve such merger. As used herein, the "Required UroCor Vote" shall mean the vote described in the first sentence of this Section 3.2(g), unless the Alternative Merger Structure is implemented, in which case such term shall mean the vote described in the second sentence of this Section 3.2(g).

            (h) Litigation; Compliance with Laws.

                  (i) Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, there are no (a) Actions pending or, to the knowledge of UroCor, threatened, against or affecting UroCor or any Subsidiary of UroCor which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on UroCor, or (b) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against UroCor or any Subsidiary of UroCor which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on UroCor.

                  (ii) Except as disclosed in the UroCor SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on UroCor, UroCor and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of UroCor and its Subsidiaries, taken as a whole (the "UroCor Permits"). UroCor and its Subsidiaries are in compliance with the terms of the UroCor Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor. Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, neither UroCor nor its Subsidiaries is in violation of, and UroCor and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.2(i) of the UroCor Disclosure Schedule, or as permitted by Section 4.2, since December 31, 2000, (i) UroCor and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by UroCor or any of its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement, since December 31, 2000, there has not been (1) any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have a Material Adverse Effect on UroCor, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UroCor's capital stock, (3) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of UroCor or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (4) any split, combination or reclassification of any of UroCor's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of UroCor's capital stock, (5) (A) any granting by UroCor or any of its Subsidiaries to any current or former director, consultant, executive officer or other employee of UroCor or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the UroCor SEC Reports, (B) any granting by UroCor or any of its Subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any amendment to, or modification of, any UroCor Stock Option, (D) any adoption of, or amendment to, a UroCor Benefit Plan or UroCor Benefit Agreements, or (E) any payment of a bonus or other benefit to any current or former employee or director of UroCor, including, without limitation, pursuant to the UroCor 2001 Employee Bonus Plan (the "UroCor 2001 Bonus Plan"), (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by UroCor or any of its Subsidiaries materially affecting their respective assets, liabilities or businesses, (7) any tax election that individually or in the aggregate would reasonably be expected to adversely affect in any material respect the tax liability or tax attributes of UroCor or any of its Subsidiaries, (8) any settlement or compromise of any material income tax liability, or (9) any licensing agreement or any agreement with regard to the acquisition or disposition of any material Intellectual Property Rights or rights thereto other than licenses by UroCor or its Subsidiaries in the ordinary course of business consistent with past practice.

            (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UroCor and except as disclosed in the UroCor SEC Reports filed prior to the date of this Agreement,
(i) the operations of UroCor and its Subsidiaries have been and are in compliance with all Environmental Laws and with all environmental permits and licenses possessed by UroCor, (ii) there are no pending or, to the knowledge of UroCor, threatened, Actions under or pursuant to Environmental Laws against UroCor or its Subsidiaries or involving any real property currently or, to the knowledge of UroCor, formerly owned, operated or leased by UroCor or its Subsidiaries, (iii) to the knowledge of UroCor, UroCor and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of UroCor, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by UroCor or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) to the knowledge of UroCor, all real property owned and all real property operated or leased by UroCor or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment or result in Environmental Liability, and (v) to the knowledge of UroCor, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by UroCor or any of its predecessors (A) any underground storage tanks, dikes or impoundments containing more than a reportable quantity of any Hazardous Material, (B) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

            (k) Intellectual Property. (i) Except as disclosed in the UroCor SEC Reports, no Intellectual Property Rights owned by or licensed to or used by UroCor or licenses, contracts, rights and arrangements with respect to the foregoing, are material to the conduct of the business of UroCor and its Subsidiaries. To UroCor's knowledge, all Intellectual Property Rights of UroCor are valid, enforceable and in full force and effect. UroCor and its Subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use, all the Intellectual Property Rights of UroCor which are material to the conduct of the business of UroCor and its Subsidiaries.

                  (ii) To the knowledge of UroCor, neither UroCor nor any of its
            Subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither UroCor nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that UroCor or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To UroCor's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of UroCor or any of its Subsidiaries.

                  (iii) As the business of UroCor and its Subsidiaries is
            presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by Dianon, to UroCor's knowledge, the Surviving Corporation's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of UroCor and its Subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person.

            (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of UroCor, except U.S. Bancorp Piper Jaffray, Inc. whose fees and expenses will be paid by UroCor in accordance with UroCor's agreements with such firm, copies of which have been provided to Dianon.

            (m) Opinion of UroCor Financial Advisor. UroCor has received the opinion of U.S. Bancorp Piper Jaffray, Inc. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of UroCor Common Stock, a copy of which opinion will promptly be provided to Dianon.

            (n) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on UroCor:

                  (i) (A) Each of UroCor and its Subsidiaries has accurately filed or caused to be filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained), (B) all Tax Returns filed by UroCor, each of its Subsidiaries, and any UroCor consolidated group are complete and accurate in all respects, and (C) UroCor has paid or caused to be paid when due all Taxes shown due on such Tax Returns or otherwise owed.

                  (ii) The most recent financial statements filed in the UroCor
            SEC Reports reflect an adequate reserve for all Taxes payable by UroCor and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, assessed, or asserted against UroCor, any of its Subsidiaries or any UroCor consolidated group that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

                  (iii) The federal income Tax Returns of UroCor, each of its
            Subsidiaries and any UroCor consolidated group have been examined by and settled with the United States Internal Revenue Service for all years through December 31, 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (iv) Neither UroCor nor any of its Subsidiaries has taken or has agreed to take any action or has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                  (v) Neither UroCor nor any of its Subsidiaries has made a
            distribution or has been the subject of a distribution qualifying or intended to qualify for tax-free treatment under section 355 of the Code (A) in the two years prior to the date of this Agreement, or
            (B) in a distribution which could otherwise constitute part of a "plan" or series of "related transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                  (vi) There are no Liens for Taxes (other than for current
            Taxes not yet due and payable) on the assets of UroCor or any of its Subsidiaries.

                  (vii) None of UroCor or any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (including any liability for Taxes of any other person under Treasury Regulation section 1.1502-6 or comparable provision of foreign, state or local law) except for any agreement or liability solely among UroCor and its Subsidiaries.

            (o) Contracts. Except for Contracts filed as exhibits to UroCor's most recent annual report on Form 10-K or the most recent report on Form 10-Q filed with SEC or as set forth in Section 3.2(o) of the UroCor Disclosure Schedule, as of the date of this Agreement, none of UroCor or any of its Subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

                  (i) Contract not made in the ordinary course of business;

                  (ii) Contract pursuant to which UroCor or any of its
            Subsidiaries has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                  (iii) Contract pursuant to which UroCor or any of its
            Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services;

                  (iv) Contract with (A) any affiliate of UroCor or any of its
            Subsidiaries or (B) any current or former director or officer of UroCor or any of its Subsidiaries or of any affiliate of UroCor or any of its Subsidiaries or (C) any affiliate of any such Person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to UroCor or any of its Subsidiaries not involving the payment of money and (z) UroCor Benefit Plans referred to in Section 3.2(r));

                  (v) license or franchise granted by UroCor or any of its
            Subsidiaries pursuant to which UroCor or any of its Subsidiaries has agreed to refrain from granting license or franchise rights to any other Person;

                  (vi) Contract under which UroCor or any of its Subsidiaries has incurred any indebtedness that is currently owing or given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $100,000, or granted any pledge, mortgage or other security interest in any property or assets of UroCor or any of its Subsidiaries;

                  (vii) Contract that is material to the conduct of the business of UroCor and its Subsidiaries that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or a loss of material benefit under any such Contract;

                  (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to UroCor or any of its Subsidiaries' future revenues;

                  (ix) Contract granting a third party any license to
            Intellectual Property Rights that is not limited to the internal use of such third party;

                  (x) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between UroCor or any of its Subsidiaries and any third party;

                  (xi) except for the Confidentiality Agreement, Contract
            providing for a "standstill" or for confidential treatment by UroCor or any of its Subsidiaries of third party information other than non-disclosure agreements and provisions entered into by UroCor in the ordinary course of business consistent with past practice;

                  (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Dianon or any of its Subsidiaries (other than UroCor and its Subsidiaries and their products or services); or

                  (xiii) Contract which (i) has aggregate future sums due from
            UroCor or any of its Subsidiaries in excess of $100,000 and is not terminable by UroCor or any such subsidiary for a cost of less than $100,000 or (ii) is otherwise material to the business of UroCor and its Subsidiaries, taken as a whole, as presently conducted or as proposed to be conducted.

            Each Contract of UroCor and its Subsidiaries is in full force and effect and is a legal, valid and binding agreement of UroCor or such subsidiary and, to the knowledge of UroCor or such subsidiary, of each other party thereto, enforceable against UroCor or any of its Subsidiaries, as the case may be, and, to the knowledge of UroCor, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on UroCor. Each of UroCor and its Subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any respect thereunder, and, to the knowledge of UroCor or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any respect thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on UroCor.

            (p) Related Party Transactions.

            Except for Contracts filed as exhibits to UroCor's most recent annual report on Form 10-K filed with the SEC or as set forth in Section 3.2(p) of the UroCor Disclosure Schedule, no officer, director, stockholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange
Act) of five percent or more of UroCor Common Stock, or affiliate of UroCor or any of its Subsidiaries nor any relative or affiliate of such officer, director or stockholder, or, to the knowledge of UroCor, none of its key employees or the key employees of any of its Subsidiaries, is a party to any agreement, contract, commitment, arrangement or transaction with UroCor or any of its Subsidiaries or is entitled to any payment or transfer of any assets from UroCor or any of its Subsidiaries or has any material interest in any material property used by UroCor or any of its Subsidiaries or has an interest in any customer, supplier or provider of any services to UroCor or any of its Subsidiaries.

            (q) UroCor Stockholder Rights Plan. The Board of Directors of UroCor has amended the UroCor Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. UroCor has delivered to Dianon a true, complete and correct copy of the UroCor Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

            (r) Absence of Changes in Benefit Plans. Since December 31, 2000, except for the UroCor 2001 Bonus Plan, there has not been any adoption or amendment by UroCor or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by UroCor, any of its Subsidiaries, or any other person or entity that, together with UroCor, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "UroCor Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries (collectively, the "UroCor Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any UroCor Pension Plans (as defined below), or any change in the manner in which contributions to any UroCor Pension Plans are made or the basis on which such contributions are determined. Except for Contracts filed as exhibits to UroCor's most recent annual report in Form 10-K or most recent report on Form 10-Q filed with the SEC, Contracts described in Section 3.2(r) of the UroCor Disclosure Schedule or the UroCor 2001 Bonus Plan, there are no (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements or understandings between UroCor or any of its Subsidiaries and any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries or (2) any agreement between UroCor or any of its Subsidiaries and any current or former employee, officer, consultant or director of UroCor or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UroCor of a nature contemplated by this Agreement (collectively, the "UroCor Benefit Agreements").

            (s) ERISA Compliance; Excess Parachute Payments.

                  (i) Section 3.2(s)(i) of the UroCor Disclosure Schedule
            contains a list of each UroCor Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "UroCor Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other UroCor Benefit Plans and UroCor Benefit Agreements. UroCor has made available to Dianon true, complete and correct copies of (a) each UroCor Benefit Plan and UroCor Benefit Agreement (or, in the case of any unwritten UroCor Benefit Plan or UroCor Benefit Agreement a description thereof), (b) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each UroCor Benefit Plan (if any such report was required), (c) the most recent summary plan description for each UroCor Benefit Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any UroCor Benefit Plan.

                  (ii) In all material respects, each UroCor Benefit Plan has been administered in accordance with its terms and in accordance with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions, and the terms of all applicable collective bargaining agreements. All UroCor Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service to the effect that such UroCor Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of UroCor, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All UroCor Pension Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of UroCor, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such UroCor Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. UroCor has made available to Dianon a true and complete copy of the most recent determination letter received with respect to each UroCor Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any. UroCor has also made available to Dianon a true and complete list of all UroCor Pension Plan amendments as to which a favorable determination letter has not yet been received. There is no pending or, to the knowledge of UroCor, threatened litigation relating to any UroCor Benefit Plan.

                  (iii) No UroCor Pension Plan, other than any UroCor Pension
            Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "UroCor Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such UroCor Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Dianon, and there has been no material adverse change in the financial condition of any UroCor Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the UroCor or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single- employer plan of any UroCor Commonly Controlled Entity. None of UroCor, any of its Subsidiaries, any officer of UroCor or any of its Subsidiaries or any of the UroCor Benefit Plans which are subject to ERISA, including the UroCor Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject UroCor, any of its Subsidiaries or any officer of UroCor or any of its Subsidiaries to the tax on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such UroCor Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any UroCor Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement. Neither UroCor nor any of its Subsidiaries has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any UroCor Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any UroCor Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the UroCor SEC Reports. Neither any UroCor Pension Plan nor any single-employer plan of any UroCor Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (iv) Section 3.2(s)(iv) of the UroCor Disclosure Schedule
            discloses whether each UroCor Benefit Plan that is an employee welfare benefit plan is (a) unfunded, (b) funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) or other funding mechanism or (c) insured. In the case of each such UroCor Benefit Plan that is funded through a trust, the trust has received a favorable determination letter determining the trust to be tax-exempt under Section 501(c)(9) of the Code, and such determination letter is currently valid. UroCor has made available to Dianon a copy of each such determination letter. Any such trust, or any other "welfare benefit fund", is in compliance with all applicable provisions of ERISA and the Code. UroCor and its Subsidiaries, with respect to each UroCor Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code. Each UroCor Benefit Plan (including any such plan covering retirees or other former employees) that is an employee welfare benefit plan may be amended or terminated without material liability to UroCor or any of its Subsidiaries on or at any time after the Effective Time. Except as required under Section 4980B of the Code, neither UroCor nor any of its Subsidiaries has any obligations for retiree health or retiree life insurance benefits under any UroCor Benefit Plan or UroCor Benefit Agreement.

                  (v) Except as set forth in Section 3.2(s)(v) of the UroCor
            Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment following the Effective Time) will (x) entitle any employee, officer, consultant or director of UroCor or any of its Subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the UroCor Benefit Plans or UroCor Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the UroCor Benefit Plans or UroCor Benefit Agreements.

                  (vi) Except as set forth in Section 3.2(s)(vi) of the UroCor
            Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any employee, officer, director or consultant of UroCor or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any UroCor Benefit Plan or UroCor Benefit Agreement or otherwise would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from UroCor or any of its Subsidiaries in the event that the excise tax under
            Section 4999 of the Code is imposed on such disqualified individual. Set forth in Section 3.2(s)(vi) of the UroCor Disclosure Schedule is
            (a) the estimated maximum amount that could be paid to each such "disqualified individual" and each other person listed in Section 3.2(s)(vi) (each a "Primary UroCor Executive") as a result of the Merger and the other transactions contemplated by this Agreement (including as a result of a termination of employment on or following the Effective Time) under all UroCor Benefit Plans and UroCor Benefit Agreements and (b) the "base amount" (as defined in
            Section 280G(b)(3) of the Code) for each Primary UroCor Executive calculated as of the date of this Agreement.

                  (vii) UroCor and its Subsidiaries are in compliance in all material respects with all Federal, state, local and foreign requirements regarding employment. Neither UroCor nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by UroCor or any of its Subsidiaries and no collective bargaining agreement is being negotiated by UroCor or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against UroCor or any of its Subsidiaries pending or, to the knowledge of UroCor, threatened which may interfere with the respective business activities of UroCor or its Subsidiaries. As of the date of this Agreement, to the knowledge of UroCor, none of UroCor, any of its Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of UroCor or any of its Subsidiaries, and there is no charge or complaint against UroCor or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (viii) All reports, returns and similar documents with respect to all UroCor Benefit Plans required to be filed with any Governmental Entity or distributed to any UroCor Benefit Plan participant have been duly and timely filed or distributed. None of UroCor or any of its Subsidiaries has received notice of, and to the knowledge of UroCor, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the UroCor Benefit Plans), suits or proceedings against or involving any UroCor Benefit Plan or asserting any rights or claims to benefits under any UroCor Benefit Plan that could give rise to any liability, and, to the knowledge of UroCor, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                  (ix) None of UroCor nor any of its Subsidiaries has any
            material liability or obligations, including under or on account of a UroCor Benefit Plan, arising out of the hiring of persons to provide services to UroCor or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of UroCor or any of its Subsidiaries.

            (t) Labor Matters. _ Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on UroCor, UroCor is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

            (u) Other Financial Matters.

                  (i) All accounts receivable of UroCor and its Subsidiaries reflected on UroCor's most recent audited financial statements filed with the SEC, and all accounts receivable arising subsequent to the date of such financial statements, are the result of bona fide transactions in the ordinary course of business and practice, consistent with past custom and practice, and, except to the extent specifically reserved for in the most recent UroCor financial statements filed with the SEC are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counterclaim. The amount of accounts receivable in the most recent UroCor financial statements filed with the SEC are reflected in accordance with GAAP. Since December 31, 2000, there have not been any material write-offs as uncollectible of any accounts receivable of UroCor.

                  (ii) UroCor has made sufficient accruals in accordance with
            GAAP on its most recent financial statements filed with the SEC for all contingent liabilities, including sufficient accruals for employee bonuses and the costs of governmental investigation. UroCor's billing and pricing policies are reflected in accordance with GAAP on the most recent UroCor financial statements filed with the SEC.

            (v) Transaction Fees. Section 3.2(v) of the UroCor Disclosure Schedule presents UroCor's best good faith estimate of the total amount of all accounting, legal and financial advisory fees, employee and director bonuses (including, without limitation, severance costs or payments that become due by UroCor or any of its Subsidiaries before or after the Effective Time to current or former UroCor employees and directors) and incidental expenses directly or indirectly related to the transactions contemplated by this Agreement incurred to the date of this Agreement and to be incurred after the date of this Agreement.

            3.3 REPRESENTATIONS AND WARRANTIES OF DIANON AND MERGER SUB. Dianon and Merger Sub represent and warrant to UroCor as follows:

            (a) Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. All of the outstanding shares of capital stock of the Merger Sub have been validly issued and are fully paid and non-assessable and have will not been issued in violation of any preemptive rights, and are owned by Dianon, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or dispose of such capital stock) except for restrictions imposed by applicable securities laws.

            (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

            (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            4.1 COVENANTS OF DIANON. Except as set forth in Section 4.1 of the Dianon Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by UroCor, during the period from the date of this Agreement to the Effective Time, Dianon shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions, including as set forth in Section 4.1 of the Dianon Disclosure Schedule), during the period from the date of this Agreement to the Effective Time, Dianon shall not, and shall not permit any of its Subsidiaries to:

                  (i) other than dividends and distributions _ (including
            liquidating distributions) by a Subsidiary of Dianon to its parent,
            (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Dianon or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than the issuance of Dianon Common Stock upon the exercise of Dianon Stock Options outstanding as of the date hereof in accordance with their present terms or Dianon Stock Options granted in the ordinary course of business after the date of this Agreement;

                  (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                  (iv) take any action that would, or that would reasonably be expected to, result in (x) any of the representations and warranties made by Dianon in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied;

                  (v) authorize, or commit, resolve or agree to take, any of the foregoing actions; or

                  (vi) take any action (including any action otherwise permitted by this Section 4.1) that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

            4.2 COVENANTS OF UROCOR. Except as set forth in Section 4.2 of the UroCor Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Dianon, during the period from the date of this Agreement to the Effective Time, UroCor shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, UroCor shall not, and shall not permit any of its Subsidiaries to:

                  (i) other than dividends and distributions (including
            liquidating distributions) by a Subsidiary of UroCor to its parent,
            (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of UroCor or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than the issuance of UroCor Common Stock upon the exercise of UroCor Stock Options outstanding as of the date hereof in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or
            consolidating with, or by purchasing assets of, or by any other manner, any business, division or Person or any interest therein or
            (B) any assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

                  (v) sell, lease, license, sell and leaseback, mortgage or
            otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

                  (vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UroCor or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for intercompany indebtedness between UroCor and any of its Subsidiaries or between such Subsidiaries;

                  (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than UroCor or Subsidiary of UroCor;

                  (viii) make or agree to make any new capital expenditures, or enter into any agreements providing for payments which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $250,000;

                  (ix) (A) pay, discharge, settle or satisfy any claims,
            liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of UroCor included in the UroCor SEC Reports or incurred since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which UroCor or any of its Subsidiaries is a party or of which UroCor or any of its Subsidiaries is a beneficiary;

                  (x) except as required by law or contemplated hereby and
            except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any UroCor Benefit Plan or UroCor Benefit Agreement, (y) change any actuarial or other assumption used to calculate funding obligations with respect to any UroCor Pension Plan, or change the manner in which contributions to any UroCor Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, UroCor Benefit Plan or UroCor Benefit Agreement;

                  (xi) (w) increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, (x) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (y) amend or modify any UroCor Stock Option, or (z) pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person, other than with respect to the UroCor 2001 Bonus Plan as provided in Section 5.7;

                  (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of UroCor and its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall UroCor license on an exclusive basis or sell any Intellectual Property Rights of UroCor and its Subsidiaries;

                  (xiii) enter into or amend any Contract of the type listed in
            Section 3.2(o);

                  (xiv) obtain, through acquisition, lease, sublease or
            otherwise, any real property for use as an office, warehouse or similar facility of UroCor or any of its Subsidiaries;

                  (xv) increase the headcount of employees of UroCor or its
            Subsidiaries;

                  (xvi) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

                  (xvii) take any action that would, or that would reasonably be expected to, result in (x) any of the representations and warranties made by UroCor in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied;

                  (xviii) (x) make or change any material Tax election, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, without Dianon's written consent, or
            (y) take any action (including any action otherwise permitted by this Section 4.2) that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code; or

                  (xix) authorize, or commit, resolve or agree to take, any of the foregoing actions.

            4.3 ADVICE OF CHANGES. UroCor and Dianon shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (or any of its Subsidiaries) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (or any of its Subsidiaries) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

            4.4 GOVERNMENTAL FILINGS. UroCor and Dianon shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS.

            (a) As promptly as practicable following the date hereof, Dianon and UroCor shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Dianon shall prepare and file a registration statement on Form S-4 with respect to the issuance of Dianon Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Dianon's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Dianon and UroCor shall use reasonable efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Dianon and UroCor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Dianon will provide UroCor with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide UroCor with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Dianon will use reasonable efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Dianon stockholders, and UroCor will use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to UroCor's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Dianon shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and UroCor shall furnish all information concerning UroCor and the holders of UroCor Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Dianon Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Dianon or UroCor, or any of their respective affiliates, officers or directors, should be discovered by Dianon or UroCor which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Dianon and UroCor.

            (b) UroCor shall duly take (subject to compliance with the provisions of Section 3.2(e) (provided that UroCor shall have used reasonable efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "UroCor Stockholders Meeting") for the purpose of obtaining the required approval of its stockholders with respect to the transactions contemplated by this Agreement, including the Alternative Merger Structure, and shall take all lawful action to solicit the adoption of this Agreement, including the Alternative Merger Structure, by the requisite vote of its stockholders; and the Board of Directors of UroCor shall recommend adoption of this Agreement, including the Alternative Merger Structure, by the stockholders of UroCor to the effect as set forth in Section 3.2(f) (the "UroCor Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Dianon such recommendation or the approval of the Merger or this Agreement or take any action or make any statement in connection with the UroCor Stockholders Meeting inconsistent with such recommendation or approval (collectively, a "Change in the UroCor Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the UroCor Recommendation) of factual information regarding the business, financial condition or results of operations of Dianon or UroCor or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of UroCor does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Dianon its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of UroCor may make a Change in the UroCor Recommendation pursuant to Section 5.5 hereof.

            (c) Dianon shall duly take (subject to compliance with the provisions of Section 3.1(e) (provided that Dianon shall have used reasonable efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Dianon Stockholders Meeting") for the purpose of obtaining the Dianon Stockholder Approvals.

            (d) For purposes of this Agreement, a Change in the UroCor Recommendation shall be deemed to include, without limitation, a recommendation by the UroCor Board of Directors of a third party Acquisition Proposal with respect to UroCor.

            5.2 ACCESS TO INFORMATION/EMPLOYEES.

            (a) Upon reasonable notice, UroCor shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Dianon reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, UroCor shall (and shall cause its Subsidiaries to) furnish promptly to Dianon (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as Dianon may reasonably request (including consultation on a regular basis with respect to litigation matters). Except as required by law and without limiting in any way the continued efficacy of the Confidentiality Agreement, any such information obtained pursuant to this
Section 5.2(a) will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by Dianon and all Persons obtaining such information on Dianon's behalf or who obtain such information from Dianon. Any investigation by Dianon shall not affect the representation and warranties of UroCor.

            (b) Upon reasonable notice, Dianon shall afford to the senior officers and counsel of UroCor reasonable access during normal business hours, during the period prior to the Effective Time, to all documents reasonably requested by UroCor that Dianon has disclosed to the Department of Justice in response to the subpoena dated November 14, 2000 issued by the United States Attorney's Office for Connecticut. Except as required by law and without limiting in any way the continued efficacy of the Confidentiality Agreement, any such information obtained pursuant to this Section 5.2(b) will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by UroCor and all Persons obtaining such information on UroCor's behalf or who obtain such information from Dianon. Any investigation by UroCor shall not affect the representation and warranties of Dianon.

            5.3 REASONABLE EFFORTS.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including the Alternative Merger Structure, if implemented, as soon as practicable after the date hereof, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to closing to be satisfied as promptly as practicable; (ii) preparing and filing as promptly as practicable all documentation to obtain all necessary applications, notices, petitions, filings, tax ruling requests and other documents; (iii) the obtaining as promptly as practicable of all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including the Alternative Merger Structure, if implemented; and (iv) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

            (b) In furtherance and not in limitation of clause (a) of this
Section 5.3, each party hereto agrees to make an appropriate filing of a pre-merger Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of Dianon and its Subsidiaries or UroCor or its Subsidiaries to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Dianon or its Subsidiaries or UroCor or its Subsidiaries or the Surviving Corporation or the conduct of its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

            5.4 STANDSTILL AGREEMENT. UroCor hereby waives the provisions of
Section 5 of the Confidentiality Agreement solely in connection with the transactions contemplated hereby. In the event that this Agreement is terminated prior to the Effective Time, such waiver shall be revoked and considered null and void.

            5.5 ACQUISITION PROPOSALS.

            (a) UroCor shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer other than the Merger that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or accept or implement any Acquisition Proposal; provided, however, that if, prior to the time at which the Required UroCor Vote shall have been obtained, a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel) that failure to do so would result in a breach of the fiduciary duties of such Board to UroCor's stockholders under applicable law, UroCor may, in response to an Acquisition Proposal (as defined below) which did not result from a breach of this Section 5.5, and which the Board of Directors of UroCor determines is reasonably likely to result in a Superior Proposal, and subject to providing prior written notice of its decision to take such action to Dianon and compliance with Section 5.5, furnish information with respect to UroCor and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and participate in discussions or negotiations regarding such Acquisition Proposal.

            For purposes of this Agreement, "Superior Proposal" means any written proposal not solicited in breach of this Section 5.5 by UroCor made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of UroCor Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of UroCor and its Subsidiaries and otherwise on terms which a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel and taking into consideration the advice of a financial advisor of nationally recognized reputation) to be more favorable to UroCor's stockholders, from a financial point of view, than the transactions contemplated by this Agreement. In reaching such good faith determination, the Board of Directors of UroCor shall give significant consideration to whether any such third party proposal includes definitive financing and is reasonably capable of being consummated.

            For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Person other than Dianon relating to any direct or indirect acquisition or purchase of more than 10% of the total assets (including without limitation stock of Subsidiaries) of UroCor and its Subsidiaries, taken as a whole, or any shares of any class or series of equity securities of UroCor or any of its Subsidiaries constituting more than 10% of the outstanding shares of UroCor Common Stock, any tender offer or exchange offer involving more than 10% of the outstanding shares of UroCor Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving UroCor or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Neither UroCor nor the Board of Directors of UroCor nor any committee thereof shall (i) make a Change in the UroCor Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement"), or (iv)(x) redeem the UroCor Rights, (y) waive or amend any provisions of the UroCor Rights Agreement or (z) take any action with respect to, or make any determination under, the UroCor Rights Agreement, in any such case to permit or facilitate the consummation of an Acquisition Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time at which the Required UroCor Vote shall have been obtained, in response to a Superior Proposal which did not result from a breach of Section 5.5(a), the Board of Directors of UroCor may (subject to this sentence and the definition of the term "Superior Proposal"), if a majority of the members of the Board of Directors of UroCor determines in good faith (after consultation with outside counsel) that failure to do so would result in a breach of the fiduciary duties of such Board to UroCor's stockholders under applicable law, subject to payment of the termination fee provided for in
Section 7.2 (if applicable), (i) make a Change in the UroCor Recommendation or
(ii) cause UroCor or any of its Subsidiaries to enter into a definitive written agreement with respect to an Acquisition Proposal, but in each case referred to in the foregoing clauses (i) and (ii), only if UroCor notifies Dianon, in writing at least 72 hours prior to taking any such action, promptly of its intention to take such action, specifying the material terms of such Acquisition Proposal and identifying the Person making such Acquisition Proposal, and Dianon does not make, on or before 5:00 p.m., Central Time, on the third Business Day following receipt of such written notification, an offer that the Board of Directors of UroCor determines, in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders of UroCor as such Acquisition Proposal, it being understood that UroCor shall not enter into any binding agreement with respect to such Acquisition Proposal prior to 5:00 p.m., Central Time, on the third Business Day following Dianon's receipt of such written notification.

            (c) In addition to the obligations of UroCor set forth in paragraphs
(a) and (b) of this Section 5.5, UroCor shall immediately (and no later than 24 hours thereafter) advise Dianon orally and in writing of any request for information or of any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal and the identity of the Person making such request, inquiry or Acquisition Proposal. UroCor will promptly keep Dianon informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Acquisition Proposal.

            (d) Nothing contained in this Section 5.5 shall prohibit UroCor from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UroCor's stockholders if, in the good faith judgment of a majority of the members of the Board of Directors of UroCor, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 5.5(b), neither UroCor nor its Board of Directors nor any committee thereof shall make a Change in the UroCor Recommendation or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

            (e) UroCor agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. UroCor agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5.

            5.6 S-8 REGISTRATION STATEMENT. Dianon shall prepare and file with the SEC a Registration Statement on Form S-8 (the "S-8 Registration Statement") registering the issuance of Dianon Common Stock issuable on exercise of the Assumed Stock Options to be converted pursuant to Section 1.8, and shall use its best efforts to cause the S-8 Registration Statement to become effective on or prior to the Effective Time. If necessary to permit re-offers and resales by holders of the Assumed Stock Options, Dianon also shall prepare a "re-offer prospectus" (as that term is used in General Instruction C-1 of Form S-8) and file the re-offer prospectus with a post-effective amendment to the S-8 Registration Statement and cause any such post-effective amendment to become effective and remain effective for such period as is necessary to permit such re-offers and resales.

            5.7 SPECIAL UROCOR EMPLOYEE BONUS PLAN. Prior to the Effective Time, UroCor may pay up to an aggregate of $1,200,000 under the UroCor 2001 Bonus Plan solely to the employees listed in Section 5.7 of the UroCor Disclosure Schedule and thereafter shall, prior to the Effective Time, terminate such plan.

            5.8 FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

            5.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) Dianon agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of UroCor and its Subsidiaries as provided in their respective articles of organization or by-laws and any indemnification agreements of UroCor (as each is in effect on the date hereof and provided such indemnification agreements are disclosed in the UroCor Disclosure Schedule), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

            (b) The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, UroCor's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those Persons who are currently covered by UroCor's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of $240,000 (the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. UroCor represents that the last premium it paid for D&O Insurance prior to the date of this Agreement was $285,000 for the two-year period ending November 2001. At the option of Dianon, Dianon may assume the obligations of the Surviving Corporation set forth in Sections 5.9(a) and 5.9(b), and thereafter the Surviving Corporation shall not have any further obligations pursuant to this Section 5.9(b) for so long as Dianon continues to so assume the obligations of the Surviving Corporation.

            (c) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

            5.10 PUBLIC ANNOUNCEMENTS. Dianon and UroCor will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system; provided, however, that each party may respond to inquiries from stockholders, financial analysts and media representatives in a manner consistent with its past practice and applicable laws and regulations. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            5.11 ACCOUNTANT'S LETTERS. UroCor shall use reasonable efforts to cause to be delivered to Dianon two letters from UroCor's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to UroCor and Dianon, in form reasonably satisfactory to Dianon and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Dianon shall use reasonable efforts to cause to be delivered to UroCor two letters from Dianon's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to UroCor and Dianon, in form reasonably satisfactory to UroCor and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            5.12 LISTING OF SHARES OF DIANON COMMON STOCK. Dianon shall use its reasonable efforts to cause the shares of Dianon Common Stock to be issued in the Merger and the shares of Dianon Common Stock to be reserved for issuance upon exercise of the Assumed Stock Options to be approved for quotation on the Nasdaq, prior to the Closing Date.

            5.13 AFFILIATES. Not less than 45 days prior to the Effective Time, UroCor shall deliver to Dianon a letter identifying all Persons who, in the judgment of UroCor, may be deemed at the time this Agreement is submitted for adoption by the stockholders of UroCor, "affiliates" of UroCor for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. UroCor shall use reasonable efforts to cause each Person identified on such list to deliver to Dianon not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.13 hereto (an "Affiliate Agreement").

            5.14 TAX TREATMENT. The parties intend the Merger to qualify as reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Fulbright & Jaworski L.L.P., counsel to UroCor, and Cadwalader, Wickersham & Taft, counsel to Dianon, to the effect that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that Dianon and UroCor will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For purposes of the tax opinions described in Sections 6.2(c) and 6.3(c) of this Agreement, each of Dianon and UroCor shall provide representation letters substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3), each dated on or about the date that is no more than two Business Days prior to the date the Proxy Statement is mailed to the stockholders of UroCor and reissued no more than two Business Days prior to the Closing Date. Each of Dianon and UroCor and each of their respective affiliates shall not take any action or fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action, failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            5.15 UROCOR EMPLOYEE STOCK PURCHASE PLAN. On or before July 1, 2001, UroCor shall take such actions as are necessary to amend the UroCor 1997 ESP Plan to provide that (a) at the Effective Time, the offering period under the UroCor 1997 ESP Plan in which the Effective Time occurs shall expire, (b) no shares of UroCor Common Stock shall be purchased with respect to such offering period and (c) at the Effective Time, UroCor shall pay to each participant in the UroCor 1997 ESP Plan in cash an amount equal to the aggregate amount of such participant's payroll deduction contributions accumulated during such offering period through the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of UroCor, Dianon and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. (i) UroCor shall have obtained the Required UroCor Vote and (ii) Dianon shall have obtained the Dianon Stockholder Approvals.

            (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or
(ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

            (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filing pursuant to the HSR Act (which is addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Dianon, UroCor or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dianon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in Section 6.1(c) hereof, shall be a condition of closing under this
Section 6.1(d).

            (e) Nasdaq Listing. The shares of Dianon Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger, including shares of Dianon Common Stock issuable on exercise of the Assumed Stock Options, shall have been approved for quotation on the Nasdaq.

            (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (g) No Litigation by Governmental Entities. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity,
(i) challenging the acquisition by Dianon or Merger Sub of any shares of UroCor Common Stock, seeking to restrain or prohibit consummation of the Merger, seeking to place limitations on the ownership of shares of UroCor Common Stock (or shares of common stock of the Surviving Corporation) by Dianon or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by UroCor or Dianon and their respective Subsidiaries of any material portion of the business or assets of UroCor or Dianon and their respective Subsidiaries taken as a whole, or to compel UroCor or Dianon and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of UroCor or Dianon and their respective Subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or
(iii) seeking to prohibit Dianon or any of its Subsidiaries from effectively controlling in any material respect the business or operations of UroCor or Dianon and their respective Subsidiaries taken as a whole.

            6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DIANON AND MERGER SUB. The obligations of Dianon to effect the Merger are subject to the satisfaction of, or waiver by Dianon, on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. Each _ of the representations and warranties of UroCor set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of UroCor set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Dianon shall have received a certificate of the chief executive officer and the chief financial officer of UroCor to such effect.

            (b) Performance of Obligations of UroCor. UroCor shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Dianon shall have received a certificate of the chief executive officer and the chief financial officer of UroCor to such effect.

            (c) Tax Opinion. Dianon shall have received from Cadwalader, Wickersham & Taft, counsel to Dianon, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Dianon shall be entitled to rely upon information, representations and assumptions provided by Dianon and UroCor substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Dianon deems reasonably necessary).

            (d) UroCor Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in the UroCor Rights Agreement) shall have occurred pursuant to the UroCor Rights Agreement.

            (e) Governmental Inquiry. Subsequent to the date hereof, no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on UroCor or its prospects.

            (f) Legal Opinion. Dianon shall have received from Fulbright & Jaworski L.L.P., counsel to UroCor, a written opinion dated as of the Closing Date opining as to the matters set forth in Exhibit 6.2(f).

            (g) No Pending Litigation. All suits, actions, proceedings and claims described in Section 6.2(g) of the UroCor Disclosure Schedule (the "Pending Proceedings") shall have been fully and finally resolved, UroCor shall have entered into a definitive settlement agreement with all parties to any such Pending Proceeding, each Pending Proceeding shall have been dismissed with prejudice, and each Governmental Entity to each Pending Proceeding shall have agreed to refrain maintaining any administrative claim or action with respect to UroCor and the subject matter of any such Pending Proceeding.

            6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF UROCOR. The obligations of UroCor to effect the Merger are subject to the satisfaction of, or waiver by UroCor, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. Each _ of the representations and warranties of Dianon set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Dianon set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and UroCor shall have received a certificate of the chief executive officer and the chief financial officer of Dianon to such effect.

            (b) Performance of Obligations of Dianon. Dianon shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and UroCor shall have received a certificate of the chief executive officer and the chief financial officer of Dianon to such effect.

            (c) Tax Opinion. UroCor shall have received from Fulbright & Jaworski L.L.P., counsel to UroCor, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to UroCor shall be entitled to rely upon information, representations and assumptions provided by Dianon and UroCor substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to UroCor deems reasonably necessary).

            (d) Dianon Rights Agreement. No Share Acquisition Date or Distribution Date (as such terms are defined in the Dianon Rights Agreement) shall have occurred pursuant to the Dianon Rights Agreement.

            (e) Governmental Inquiry. Subsequent to the date hereof, no event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on Dianon or its prospects.

            (f) Legal Opinion. UroCor shall have received from Cadwalader, Wickersham & Taft, counsel to Dianon and Merger Sub, a written opinion dated as of the Closing Date opining as to the matters set forth in Exhibit 6.3(f).

                                   ARTICLE VII

                           TERMINATION AND AMENDMENT

            7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of UroCor or Dianon:

            (a) by mutual written consent of Dianon and UroCor; or

            (b) by either UroCor or Dianon:

                  (i) if the Effective Time shall not have occurred on or before
            December 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and provided further that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) or 6.1(d) shall not have been fulfilled but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled on the Termination Date then the Termination Date shall be automatically extended to March 31, 2002; or

                  (ii) if any Governmental Entity (i) shall have issued an
            order, decree or ruling or taken any other action (which the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to obtain, in accordance with Section 5.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(c) and
            (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction; or

                  (iii) if the approval of the stockholders of either UroCor or
            Dianon contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken; or

                  (iv) if the Board of Directors of UroCor, after complying with
            Section 5.5(b), authorizes UroCor to enter into a definitive written agreement with a third party with respect to an Acquisition Proposal that the Board of Directors has determined is a Superior Proposal; or

            (c) by Dianon, if there shall have been a breach by UroCor of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

            (d) by Dianon:

                  (i) (A) if UroCor shall have failed to make the UroCor
            Recommendation or effected a Change in the UroCor Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call or hold the UroCor Stockholders Meeting in accordance with Section 5.1(b), (B) if UroCor or any of its directors, officers employees, investment bankers, financial advisors, attorney, accountant or other representative shall have breached Section 5.5, (C) if the Board of Directors of UroCor or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of UroCor, whether or not permitted pursuant to Section 5.5, that has the effect of approving or recommending, to the stockholders of UroCor an Acquisition Proposal, (D) if, after an Acquisition Proposal shall have been made public, the Board of Directors of UroCor fails to affirm its recommendation of the Merger and this Agreement as promptly as practicable (but in any event within three Business
            Days) after any request from Dianon or (E) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced, and the Board of Directors of UroCor fails to recommend against acceptance of such offer by the stockholders of UroCor (including by taking no position with respect to the acceptance of such offer by the stockholders of UroCor); or

                  (ii) if any Person shall have consummated a tender offer or an exchange offer or other transaction constituting an Acquisition Proposal; or

            (e) by UroCor, if there shall have been a breach by Dianon of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

            7.2 EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either UroCor or Dianon as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Dianon or UroCor or their respective officers or directors except with respect to Section 3.1(l),
Section 3.2(l), the covenants set forth in Section 5.2 to keep confidential certain information, the second sentence of Section 5.4, Section 5.8, this
Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Dianon nor UroCor shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

            (b) In the event that this Agreement is terminated pursuant to (1)
Section 7.1(b)(iii) in respect of the approval of the stockholders of UroCor not being obtained and prior to the meeting of UroCor stockholders at which a vote is taken to approve this Agreement any Person shall have made or publicly announced an intention to make an Acquisition Proposal with respect to UroCor,
(2) Section 7.1(d), (3) Section 7.1(c) and within 12 months of such termination UroCor enters into a definitive agreement with a third party with respect to an Acquisition Proposal, or (4) Section 7.1(b)(iv), then in any such case UroCor shall promptly, but in no event later than the date of such termination, pay to Dianon a termination fee equal to $5,128,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that with respect to clause
(3), such fee shall be payable only as provided above and in such case no later than three Business Days after the date a definitive agreement with a third party with respect to an Acquisition Proposal is executed. UroCor acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Dianon would not enter into this Agreement; accordingly, if UroCor fails promptly to pay the amounts due pursuant to this Section 7.2(b), and, in order to obtain such payment, Dianon commences a suit which results in a judgment against UroCor for the amounts set forth in this Section 7.2(b), UroCor shall pay to Dianon its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            (c) UroCor shall reimburse Dianon for all expenses incurred by Dianon and Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum amount of $1,000,000 in the event this Agreement is terminated by Dianon in the circumstances described in Section 7.2(b), within two Business Days after being notified by Dianon. All payments made pursuant to this Section 7.2(c) shall be made by wire transfer of same day funds.

            7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of UroCor and Dianon, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.9) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

            8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Dianon or Merger Sub, to:
                  DIANON Systems, Inc.
                  200 Watson Boulevard
                  Stratford, CT  06615
                  Fax: (203) 381-4017
                  Attention:  Chief Financial Officer

                  with a copy to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York 10038
                  Fax: (212) 504-6666
                  Attention:  Dennis J. Block, Esq.

            (b)   if to UroCor to:
                  UroCor, Inc.
                  840 Research Parkway
                  Oklahoma City, OK  73104
                  Fax: (405) 290-4059
                  Attention:  Chief Financial Officer

                  with a copy to:

                  Fulbright & Jaworski L.L.P.
                  1301 McKinney, Suite 5100
                  Houston, Texas 77010
                  Fax: (713) 651-5246
                  Attention:  Robert E. Wilson, Esq.

            8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

            8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including by facsimile, it being understood that all parties need not sign the same counterpart.

            8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement, and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). For purposes of clarity, nothing in Sections 1.8, 5.7 and 5.9 is intended to confer upon any UroCor employee, any benefits under any benefits plan, programs, policies or other arrangements, including, but not limited to, the right to employment or continued employment with Dianon for any period by reason of this Agreement.

            8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Dianon without the consent of UroCor, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Dianon, Merger Sub and UroCor irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Dianon, Merger Sub and UroCor hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Dianon, Merger Sub and UroCor hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not Personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            8.11 DEFINITIONS. As used in this Agreement:

            (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            (d) "Confidentiality Agreement" means the Confidentiality Agreement, dated as of August 29, 2000, between Dianon and UroCor.

            (e) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

            (f) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance, effect, occurrence, condition, development or state of facts that is or is reasonably likely to be materially adverse to (i) the business, assets, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance, effect, occurrence, condition, development or state of facts relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on Dianon or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Dianon and its Subsidiaries without including its ownership of UroCor and its Subsidiaries after the Merger.

            (g) "the other party" means, with respect to UroCor, Dianon or Merger Sub, and with respect to Dianon or Merger Sub, UroCor.

            (h) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            (i) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            IN WITNESS WHEREOF, Dianon, Merger Sub and UroCor have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       DIANON SYSTEMS, INC.

                                       By:  Kevin C. Johnson
                                          --------------------------------------
                                           Name:   Kevin C. Johnson
                                           Title:  President and Chief
                                                   Executive Officer

                                       UROCOR ACQUISITION CORP.

                                       By:  Kevin C. Johnson
                                          --------------------------------------
                                           Name:   Kevin C. Johnson
                                           Title:  President


                                       UROCOR, INC.

                                       By:  Michael W. George
                                          --------------------------------------
                                           Name:   Michael W. George
                                           Title:  President and Chief
                                                   Executive Officer

                             INDEX OF DEFINED TERMS

Acquisition Agreement...................................................5.5(b)
Acquisition Proposal....................................................5.5(a)
Actions..............................................................3.1(h)(i)
affiliate.................................................................2.13
Affiliate Agreement.......................................................5.13
Agreement.............................................................Recitals
Alternative Merger Structure............................................1.1(b)
Assumed Stock Option.......................................................1.8

beneficial ownership...................................................8.11(a)
beneficially own.......................................................8.11(a)
Blue Sky Laws......................................................3.1(c)(iii)
Board of Directors.....................................................8.11(b)
Business Day...........................................................8.11(c)

Certificate.............................................................1.7(b)
Certificate of Merger......................................................1.3
Change in the UroCor Recommendation.....................................5.1(b)
Closing....................................................................1.2
Closing Date...............................................................1.2
COBRA...................................................................3.1(s)
Code..................................................................Recitals
Confidentiality Agreement..............................................8.11(d)
Contract............................................................3.1(c)(ii)

D&O Insurance...........................................................5.9(b)
Determination Date......................................................1.7(a)
DGCL....................................................................1.1(a)
Dianon................................................................Recitals
Dianon Benefit Agreements...............................................3.1(q)
Dianon Benefit Plans....................................................3.1(q)
Dianon Board Approval...................................................3.1(f)
Dianon Common Stock...................................................Recitals
Dianon Commonly Controlled Entity.......................................3.1(q)
Dianon Disclosure Schedule.................................................3.1
Dianon Market Price.................................................1.7(a)(ii)
Dianon Multiemployer Pension Plan..................................3.1(r)(iii)
Dianon Pension Plans.................................................3.1(r)(i)
Dianon Permits......................................................3.1(h)(ii)
Dianon Rights........................................................3.1(b)(i)
Dianon Rights Agreement..............................................3.1(b)(i)
Dianon SEC Reports...................................................3.1(d)(i)
Dianon Stock Option Plans............................................3.1(b)(i)
Dianon Stock Options................................................ 3.1(b)(i)
Dianon Stockholder Approvals.........................................3.1(c)(i)
Dianon Stockholders Meeting.............................................5.1(c)
Dianon Voting Debt................................................. 3.1(b)(ii)

Effective Time.............................................................1.3
Environmental Laws......................................................3.1(j)
Environmental Liabilities...............................................3.1(j)
ERISA.....................................................3.1(r)(i), 3.2(s)(i)
Exchange Act.......................................................3.1(c)(iii)
Exchange Agent.............................................................2.1
Exchange Fund..............................................................2.1
Exchange Ratio..........................................................1.7(a)
Expenses...................................................................5.8

Form S-4................................................................5.1(a)

GAAP.................................................................3.1(d)(i)
Governmental Entity................................................3.1(c)(iii)

Hazardous Materials.....................................................3.1(j)
HSR Act............................................................3.1(c)(iii)

Intellectual Property Rights.........................................3.1(k)(i)

Joint Proxy Statement/Prospectus........................................5.1(a)

knowledge..............................................................8.11(e)
known..................................................................8.11(e)

Liens...............................................................3.1(a)(ii)

Material Adverse Effect................................................8.11(f)
Maximum Premium.........................................................5.9(b)
Merger................................................................Recitals
Merger Consideration....................................................1.7(a)
Merger Sub............................................................Recitals

Nasdaq..................................................................1.7(a)
Necessary Consents.................................................3.1(c)(iii)

Pending Proceedings.....................................................6.2(g)
Person.................................................................8.11(h)
Primary UroCor Executive............................................3.2(s)(vi)

Random Trading Days.....................................................1.7(a)

SEC.......................................................................2.13
Securities Act............................................................2.13
Share Issuance.......................................................3.1(c)(i)
Subsidiary.............................................................8.11(i)
Superior Proposal.......................................................5.5(a)
Surviving Corporation...................................................1.1(a)

Tax...............................................................3.1(n)(viii)
Tax Return........................................................3.1(n)(viii)
Taxes.............................................................3.1(n)(viii)
Termination Date.....................................................7.1(b)(i)
Termination Fee.........................................................7.2(b)
the other party........................................................8.11(g)

UroCor................................................................Recitals
UroCor 1997 ESP Plan.................................................3.2(b)(i)
UroCor 2001 Bonus Plan..................................................3.2(i)
UroCor Benefit Agreements...............................................3.2(r)
UroCor Benefit Plans....................................................3.2(r)
UroCor Board Approval...................................................3.2(f)
UroCor Commonly Controlled Entity.......................................3.2(r)
UroCor Common Stock...................................................Recitals
UroCor Disclosure Schedule.................................................3.2
UroCor Multiemployer Pension Plan..................................3.2(s)(iii)
UroCor Pension Plans.................................................3.2(s)(i)
UroCor Permits......................................................3.2(h)(ii)
UroCor Recommendation...................................................5.1(b)
UroCor Rights........................................................3.2(b)(i)
UroCor Rights Agreement..............................................3.2(b)(i)
UroCor SEC Reports...................................................3.2(d)(i)
UroCor Stock Option Plans............................................3.2(b)(i)
UroCor Stock Options.................................................3.2(b)(i)
UroCor Stockholders Meeting.............................................5.1(b)
UroCor Voting Debt..................................................3.2(b)(ii)

Violation...........................................................3.1(c)(ii)

WARN Act................................................................3.1(s)

                                                                         ANNEX B

                     [LETTERHEAD OF LAZARD FRERES & CO. LLC]

                                                                   June 28, 2001

The Board of Directors
Dianon Systems Inc.
200 Watson Boulevard
Stratford, CT  06615

Dear Members of the Board:

      We understand that Dianon Systems Inc. (the "Company"), Dianon Acquisition Corp. ("Merger Sub"), and UroCor Inc. (the "Subject Company") have entered into an Agreement and Plan of Merger, dated as of June 28, 2001 (the "Merger Agreement"), pursuant to which the Company will acquire the Subject Company (the "Acquisition").

      Pursuant to the Merger Agreement, upon consummation of the Acquisition, each issued and outstanding share of common stock, par value $.0l per share (the "Subject Company Common Stock"), of the Subject Company (other than shares of Subject Company Common Stock owned by the Company or Merger Sub or held by the Subject Company) together with the associated UroCor Rights (as defined in the Merger Agreement) shall be converted into the right to receive a number of shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company equal to the Exchange Ratio (as defined below) and the associated Dianon Rights (as defined in the Merger Agreement), together with any cash in lieu of fractional shares of Company Common Stock. Pursuant to the Merger Agreement, the "Exchange Ratio" shall be an amount determined as follows: (i) if the Dianon Market Price (as defined in the Merger Agreement) is less than or equal to $44.29, the Exchange Ratio shall equal 0.4064, and (ii) if the Dianon Market Price is greater than $44.29, the Exchange Ratio shall equal a quotient (rounded to four decimal points), the numerator of which is $18.00, and the denominator of which is the Dianon Market Price. The terms and conditions of the Acquisition are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio. In connection with this opinion, we have:

      (1)   Reviewed the financial terms and conditions of the Merger Agreement;

      (2) Analyzed certain historical business and financial information relating to the Company and the Subject Company;

      (3) Reviewed financial projections for the Company that were not provided by the Company but were contained in certain securities analysts' research reports that were recommended for review by management of the Company;

      (4) Reviewed various financial forecasts and other data provided to us by management of the Subject Company and by management of the Company relating to the Subject Company's business;

      (5) Held discussions with members of the senior management of the Company and the Subject Company with respect to the businesses and prospects of the Company and the Subject Company, respectively, the strategic objectives of each, and possible benefits which might be realized following the Acquisition;

      (6) Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by the Company to be realized by the combined entities in connection with the Acquisition;

      (7) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Subject Company;

      (8) Reviewed the historical stock prices and trading volumes of the Company Common Stock and the Subject Company Common Stock; and

      (9) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Subject Company, or concerning the solvency of, or issues relating to solvency concerning, either of the foregoing entities. With respect to financial forecasts, including the synergistic savings and benefits projected to be realized following the Acquisition and the timing thereof, we have assumed that they have been reasonably prepared on bases reflecting, or otherwise reasonably reflect, the best currently available estimates and judgments of management of the Company and management of the Subject Company as to the future financial performance of the Company and the Subject Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering this opinion, we did not address the relative merits of the Acquisition, any alternative potential transaction or the Company's underlying decision to effect the Acquisition.

      In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Merger Agreement without any waiver of any material term or condition by the Company and that the Acquisition will be accounted for as a purchase under U.S. generally accepted accounting principles and will qualify as a tax free reorganization for

U.S. federal income tax purposes. We have also assumed that the synergistic savings and benefits of the Acquisition projected by the management of the Company will be realized both in scope and timing and that the governmental investigation of the Subject Company (and all related claims) relating to claims submitted by the Subject Company to Medicare and other federal health care programs have been resolved on terms that would not adversely effect the value of the Subject Company. In addition, we have assumed that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company or Subject Company.

      Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Acquisition. Lazard Freres & Co. LLC provides a full range of financial advisory and security services and, in the course of our trading and market making activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Subject Company for our own account and for the accounts of customers.

      Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Acquisition. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such holder should vote for the Acquisition. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except for its inclusion its entirety in filings the Company may be required to make with the Securities and Exchange Commission and except as may otherwise be required by law or by a court of competent jurisdiction.

      Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                               Very truly yours,

                                               LAZARD FRERES & CO. LLC


                                                By /s/ Kenneth M. Jacobs
                                                   ---------------------
                                                   Kenneth M. Jacobs
                                                   Managing Director

                                                                         ANNEX C

                 [Letterhead of U.S. Bancorp Piper Jaffray Inc.]

June 27, 2001


Board of Directors
UroCor, Inc.
840 Research Parkway
Oklahoma City, OK  73104

Members of the Board:

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of common stock of UroCor, Inc. (the "Company") of the Exchange Ratio (as defined below) set forth in the draft Agreement and Plan of Merger (the "Agreement") proposed to be entered into among the Company, Dianon Systems, Inc. ("Parent") and UroCor Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"). The Agreement contemplates the merger (the "Merger") of Merger Sub with and into the Company, or the merger of Company into Parent, pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive an amount of shares of common stock of Parent equal to the Exchange Ratio. As contemplated by the Agreement, (i) if the average daily closing stock price of Parent for selected dates within a specified time period ending prior to the closing date of the Merger (the "Parent Stock Market Price") is less than or equal to $44.29, the Exchange Ratio would be equal to 0.4064 and (ii) if the Parent Stock Market Price is greater than $44.29, the Exchange Ratio would be equal to a quotient, the numerator of which is $18.00 and the denominator of which is the Parent Stock Market Price. The Merger and the other transactions contemplated in the Agreement are collectively referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries, as we deemed necessary and appropriate under the circumstances. We have reviewed the draft dated June 27, 2001 of the Agreement and have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and Parent or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and Parent's respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and Parent's respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that that the Transaction will qualify as a reorganization under the United States Internal Revenue Code. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Parent is party to any pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Transaction or in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or Parent. For purposes of this opinion, we have also assumed that no transactions in securities of Parent or the Company will occur before the closing date of the Merger or as a result of the Transaction, including without limitation the exercise of any preemptive rights, participation rights or rights of first refusal by the stockholders of either company. We have also assumed the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company or Parent, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, Parent or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters. We have assumed that the terms of the Transaction are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Transaction, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in excess of the amount contemplated in the Transaction.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company or Parent have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that as of the date hereof, other than in respect of Parent, the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company.

Sincerely,

/s/ U.S. BANCORP PIPER JAFFRAY INC.

U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX D

                              DIANON SYSTEMS, INC.
                             AUDIT COMMITTEE CHARTER
                             -----------------------

ORGANIZATION
------------

There shall be a committee of the Board of Directors of Dianon Systems, Inc. (the "Corporation") to be known as the Audit Committee. The Audit Committee shall be composed of at least three directors who are independent and experienced in accordance with the rules of the National Association of Securities Dealers ("NASD"). The Audit Committee shall be governed by a Charter approved by the Board of Directors.

STATEMENT OF POLICY
-------------------

The Audit Committee shall provide assistance to the Board of Directors relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, the Audit Committee shall maintain free and open communications between the directors, the auditing firm engaged by the Corporation (the "outside auditors"), persons performing the internal audit function (the "internal auditors") and the financial management of the Corporation.

RESPONSIBILITIES
----------------

The Audit Committee's role is one of oversight. Management of the Corporation and the outside auditors have more detailed information about the Corporation as the result of their responsibilities in preparing the Corporation's financial statements and performing audits thereon. As such, the Audit Committee is not providing expert or special assurances as to the Corporation's financial statements or the outside auditor's professional review, but is responsible for providing oversight of these functions. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to assure the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with regulatory requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

      o Meet at least quarterly, and more frequently as appropriate, and provide sufficient opportunity for the internal auditors and outside auditors to meet with the members of the Audit Committee without members of management present. The Audit Committee shall regularly make reports to the Board of Directors.

      o Review the Audit Committee Charter annually and recommend any changes to the Board of Directors for their approval.

      o Evaluate the performance and recommend to the Board of Directors the selection and, where appropriate, the replacement of the outside auditors, who shall be ultimately accountable to the Board of Directors and the Audit Committee.

      o Review and discuss with the Corporation's outside auditors the written disclosures regarding the outside auditor's independence in accordance with Independence Standards Board Standard No. 1. Based upon this review and discussion, the Audit Committee will recommend to the Board of Directors any action appropriate to satisfy itself as to the independence of the outside auditor.

      o Meet with the outside auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion of each such audit, discuss with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including any comments or recommendations of the outside auditors, and including assurance that no matter has arisen with respect to
            Section 10A of the Securities Exchange Act of 1934.

      o Review with the outside auditors, the internal auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

      o Review the internal audit function of the Corporation, including the independence and authority of reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the outside auditors.

      o Receive prior to each meeting at which the subject is discussed, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

      o Review annually with financial management and the Corporation's outside auditors, the Corporation's accounting policies in light of the Corporation's current operations, generally accepted accounting principles and Securities and Exchange Commission ("SEC") rules and regulations.

      o Ensure review of the Corporation's interim financial information by the Corporation's outside auditors in accordance with applicable generally accepted auditing standards prior to the inclusion of such information on SEC Form 10-Q.

      o Review with management and the outside auditors the Corporation's year-end audited financial statements to determine whether to recommend to the Board of Directors that the Corporation's audited financial statements shall be included in its SEC Form 10-K.

      o Prepare with assistance of management, the outside auditors and, where appropriate, legal counsel, the Audit Committee Report for inclusion in the Corporation's annual proxy statement in accordance with applicable SEC regulations.

      o Ensure compliance with the written certification required by NASD rules annually or upon any change in Audit Committee membership.

      o Discuss periodically with management and the Corporation's legal counsel the Corporation's Code of Conduct and, as appropriate, the compliance of the Corporation's subsidiaries and employees with the Code of Conduct and applicable legal requirements.

      o Ensure that a copy of this charter is included in the Corporation's annual proxy statement at least once every three years.

                                                                         ANNEX E

                              DIANON SYSTEMS, INC.
                            2001 STOCK INCENTIVE PLAN

SECTION 1. PURPOSES

      The purposes of the Dianon Systems, Inc. 2001 Stock Incentive Plan (the "Plan") are (i) to enable Dianon Systems, Inc. (the "Company") and its Related Companies (as defined below) to attract, retain and reward employees and strengthen the existing mutuality of interests between such employees and the Company's stockholders by offering such employees an equity interest in the Company, and (ii) to enable the Company to pay part of the compensation of its Outside Directors (as defined in Section 5.2) in the form of equity of the Company, thereby increasing such directors' proprietary interests in the Company. For purposes of the Plan, a "Related Company" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest. In addition, for purposes of this Plan, the term "Stock" shall refer to the common stock of the Company, par value $.01 per share.

SECTION 2. TYPES OF AWARDS

      2.1 Awards under the Plan may be in the form of (i) Stock Options;
(ii) Stock Appreciation Rights; (iii) Restricted Stock; (iv) Deferred Stock;
(v) Bonus Stock; (vi) Loans; and/or (vii) Tax Offset Payments. One or more types of awards may be granted, which may be independent or granted in tandem. If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

      2.2 Outside Directors shall receive Stock Options, Limited Stock Appreciation Rights and Stock Grants as provided in Section 15. In addition, Outside Directors may be granted discretionary awards in one or more of the forms set forth in Section 2.1.

SECTION 3. ADMINISTRATION

      3.1 The Plan shall be administered (i) by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee of directors as the Board shall designate (the "Committee"), with respect to awards to persons other than Outside Directors, and (ii) by the Board with respect to awards to Outside Directors (except as provided in Section 4.5). The Committee shall consist of not less than two directors each of whom is an Outside Director. The members of the Committee shall serve at the pleasure of the Board.

      3.2 For purposes of this Plan the term "Granting Authority" shall mean
(i) the Board of Directors with respect to awards to Outside Directors (except as provided in Section 4.5), and (ii) the Committee with respect to all other awards. The Granting Authority shall have the following authority with respect to awards under the Plan within its jurisdiction: to grant such awards to persons eligible to receive them under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted by it under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Granting Authority shall have the authority with respect to the awards within its jurisdiction:

            (a) to determine whether and to what extent any award or combination of awards will be granted hereunder, including whether any awards will be granted in tandem with each other;

            (b) to select the eligible persons to whom awards will be granted;

            (c) to determine the number of shares of the Stock of the Company to be covered by each award granted hereunder subject to the limitations contained herein;

            (d) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives (the "Performance Objectives") and such other factors as the Granting Authority may establish, and to determine whether the Performance Objectives and other terms and conditions of the award are satisfied;

            (e) to determine the treatment of awards upon an award holder's retirement, disability, death, termination for cause or other termination of employment or service with the Company or Related Company;

            (f) to determine pursuant to a formula or otherwise the fair market value of the Stock on a given date; provided, however, that if the Granting Authority fails to make such a determination, fair market value of the Stock on a given date shall be the closing sale price on a given date, or if no such sale of Stock occurs on such date, the weighted average of the closing sale prices on the nearest trading dates before and after such date;

            (g) to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the award holder, or that the award holder has no rights with respect to such dividends;

            (h) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

            (i) to provide that the shares of Stock received as a result of an award shall be subject to a right of first refusal, pursuant to which the award holder shall be required to offer to the Company any shares that the award holder wishes to sell, subject to such terms and conditions as the Granting Authority may specify;

            (j) to amend the terms of any award (including those granted under Section 15), prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her written consent; and

            (k) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans or agreements, in each case including previously granted options having higher option prices.

      3.3 The Committee shall have the right to designate awards as "Performance Awards." Awards so designated shall be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such awards in accordance with Section 162(m) of the Internal Revenue Code (the "Code"). The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a business unit and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total stockholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.

      The Performance Objectives for a particular Performance Award relative to a particular fiscal year shall be established by the Committee in writing no later than 90 days after the beginning of such year. The Committee's determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing. The Committee shall have discretion to modify the Performance Objectives or vesting conditions of a Performance Award only to the extent that the exercise of such discretion would not cause the Performance Award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

      3.4 All determinations made by the Granting Authority pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

      3.5 The Committee may from time to time delegate to one or more officers of the Company any or all of its authorities granted hereunder except with respect to awards granted to persons subject to Section 16 of the Securities Exchange Act of 1934 or Performance Awards. The Committee shall specify the maximum number of shares that the officer or officers to whom such authority is delegated may award.

      3.6 All awards granted under this Plan shall be evidenced by a grant certificate and the terms and conditions of the award shall be set forth in a written agreement between the Company and the award recipient.

SECTION 4. STOCK SUBJECT TO PLAN

      4.1 The total number of shares of Stock which may be awarded or issued pursuant to the exercise of an award granted under this Plan shall be 640,000, of which 500,000 shall be used for awards to employees and 140,000 shall be used for awards to Outside Directors (all subject to adjustment as provided below). Such shares may consist of authorized but unissued shares or treasury shares. The exercise of a Stock Appreciation Right for cash or the payment of any other award in cash shall not count against this share limit.

      4.2 To the extent a Stock Option terminates without having been exercised, or an award terminates without the award holder having received payment of the award, or shares awarded are forfeited, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan. Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock which are withheld in order to satisfy federal, state or local tax liabilities, shall not count against the above limit, and shall again be available for grants under the Plan.

      4.3 (a) No employee shall be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, and/or Bonus Stock, or any combination of the foregoing with respect to more than 50,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 4.5). No employee shall be granted a Tax Offset Payment in any fiscal year with respect to more than the number of shares of Stock covered by awards granted to such employee in such fiscal year.

      (b) For purposes of Section 162(m) of the Code, no key employee shall be granted Stock Options or Stock Appreciation Rights with respect to more than 50,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 4.5).

      4.4 The maximum number of shares of Stock that may be issued under this Plan pursuant to the exercise of Options intended to be Incentive Stock Options shall be 500,000 shares.

      4.5 In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-oft split-up, split-off distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made by the Granting Authority in the aggregate number of shares reserved for issuance under the Plan, the number of shares as to which awards may be granted to any individual in any calendar year, the number and type of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. In the event any change described in this Section 4.5 occurs, the Granting Authority shall make appropriate adjustment in the awards previously granted and to be granted to Outside Directors under the Plan; provided that no such adjustment shall increase the aggregate value of any outstanding award.

SECTION 5. ELIGIBILITY

      5.1 Key employees of the Company or a Related Company, including key employees who are officers and/or directors of the Company, are eligible to be granted awards under the Plan, other than under Section 15. Employees shall be selected for participation in the Plan from time to time by the Committee, in its sole discretion, from among those key employees eligible to participate in this Plan.

      5.2 Awards under Section 15 of the Plan shall be made solely to Outside Directors, which term shall mean any director of the Company other than one who is an employee of the Company or a Related Company. The Board, in its discretion, may also grant other awards under the Plan in one or more of the forms set forth in Section 2.1 to one or more Outside Directors.

SECTION 6. STOCK OPTIONS

      6.1 The Stock Options awarded under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Code or any successor provision thereto (which may be granted only to employees); and (ii) Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

      6.2 Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Granting Authority may determine:

            (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Granting Authority, and may be less than the fair market value of the Stock on the date of the award of the Stock Option.

            (b) Option Term. The term of each Stock Option shall be fixed by the Granting Authority.

            (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Granting Authority. The Granting Authority may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

            (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Granting Authority may provide in the award, which may include cash (including cash equivalents), delivery of shares of Stock already owned by the optionee for at least six months, "cashless exercise" (which may be either (i) a broker-assisted cash exercise effected in accordance with rules adopted by the Granting Authority or (ii) a direction to the Company to withhold shares of Stock, otherwise deliverable to the option holder with respect to the Option, having a fair market value on the date of exercise equal to the option price), or in any other manner permitted by law determined by the Granting Authority, or any combination of the foregoing. If the Granting Authority determines that a Stock Option may be exercised using shares of Restricted Stock, then unless the Granting Authority provides otherwise, the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the Restricted Stock award.

            (e) No Stockholder Rights. An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares.

            (f) Surrender Rights. The Granting Authority may provide that options may be surrendered for cash upon any terms and conditions set by the Granting Authority.

            (g) Non-transferability. Unless otherwise provided by the Granting Authority, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee's lifetime, all Stock Options shall be exercisable only by the optionee or, in the event of the optionee's disability, by his or her guardian or legal representative.

            (h) Termination of Service. Following the termination of an optionee's service with the Company or a Related Company, the Stock Option shall be exercisable to the extent determined by the Granting Authority. The Granting Authority may provide different post-termination exercise provisions with respect to termination of service for different reasons. The Granting Authority may provide that, notwithstanding the option term fixed pursuant to Section 6.2(b), a Stock Option which is outstanding on the date of an optionee's death shall remain outstanding for an additional period after the date of such death.

      6.3 Notwithstanding the provisions of Section 6.2, no Incentive Stock Option shall (i) have an option price which is less than 100% of the fair market value of the Stock on the date of the award of the Incentive Stock Option, (ii) be exercisable more than ten years after the date such Incentive Stock Option is awarded, or (iii) be awarded more than ten years after the Effective Date (as defined below) of the Plan specified in Section 19. No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of award of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is awarded.

      6.4 A Stock Option granted to a key employee under this Plan will not be considered an Incentive Stock Option to the extent that such Stock Option, together with any earlier Stock Option granted to such employee under this or any other plan of the Company that is intended to be an Incentive Stock Option, permits the exercise for the first time in any calendar year of shares of Stock having a fair market value in excess of $100,000 (determined at the time of grant).

SECTION 7. STOCK APPRECIATION RIGHTS

      7.1 A Stock Appreciation Right shall entitle the holder thereof to receive payment of an amount, in cash, shares of Stock or a combination thereof, as determined by the Granting Authority, equal in value to the excess of the fair market value of the number of shares of Stock as to which the award is granted on the date of exercise over an amount specified by the Granting Authority. Any such award shall be in such form and shall have such terms and conditions as the

Granting Authority may determine. The grant shall specify the number of shares of Stock as to which the Stock Appreciation Right is granted.

      7.2 The Granting Authority may provide that a Stock Appreciation Right may be exercised only within the 60-day period following occurrence of a Change of Control (as defined in Section 17.2) (such Stock Appreciation Right being referred to herein as a Limited Stock Appreciation Right). The Granting Authority may also provide that in the event of a Change of Control the amount to be paid upon exercise of a Stock Appreciation Right shall be based on the Change of Control Price (as defined in Section 17.3).

SECTION 8. RESTRICTED STOCK

      Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Granting Authority may determine:

            (a) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the restrictions shall lapse and the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified Performance Objectives or upon such other criteria as the Granting Authority may determine.

            (b) Stock certificates representing the Restricted Stock awarded under the Plan shall be registered in the award holder's name, but the Granting Authority may direct that such certificates be held by the Company on behalf of the award holder. Except as may be permitted by the Granting Authority, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or his or her designated beneficiary in the event of death), free of all restrictions.

            (c) The Granting Authority may provide that the award holder shall have the right to vote or receive dividends on Restricted Stock. Unless the Granting Authority provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

            (d) Except as may be provided by the Granting Authority, in the event of an award holder's termination of service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Granting Authority may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock's fair market value on the date of forfeiture, if lower, shall be paid to the award holder.

            (e) The Granting Authority may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder's Restricted Stock, other than Performance Awards whose vesting was made subject to satisfaction of one or more Performance Objectives (except that the Committee may waive conditions or restrictions with respect to Performance Awards if such waiver would not cause the Performance Award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code).

SECTION 9. DEFERRED STOCK AWARDS

      Subject to the following provisions, all awards of Deferred Stock shall be in such form and shall have such terms and conditions as the Granting Authority may determine:

            (a) The Deferred Stock award shall specify the number of shares of Deferred Stock to be awarded and the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred. The Granting Authority may condition the grant or vesting of Deferred Stock, or receipt of Stock or cash at the end of the Deferral Period, upon the attainment of specified Performance Objectives or such other criteria as the Granting Authority may determine.

            (b) Except as may be provided by the Granting Authority, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

            (c) At the expiration of the Deferral Period, the award holder (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the Deferred Stock award, (ii) cash equal to the fair market value of such Stock, or (iii) a combination of shares and cash, as the Granting Authority may determine.

            (d) Except as may be provided by the Granting Authority, in the event of an award holder's termination of service before the Deferred Stock has vested, his or her Deferred Stock award shall be forfeited.

            (e) The Granting Authority may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Deferred Stock award, other than with respect to Performance Awards (except that the Committee may waive conditions or restrictions with respect to Performance Awards if such waiver would not cause the Performance Award to fail to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code).

SECTION 10. BONUS STOCK

      The Granting Authority may award Bonus Stock subject to such terms and conditions as the Granting Authority shall determine. The grant of Bonus Stock may be conditioned upon the attainment of specified Performance Objectives or upon such other criteria as the Granting Authority may determine. The Granting Authority may waive such conditions in whole or in part other than with respect to Performance Awards (except that the Committee may waive conditions or restrictions with respect to Performance Awards if such waiver would not cause the Performance Award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code). In making a determination with respect to the terms and conditions of a Bonus Stock award, the Granting Authority shall also have the right to eliminate or reduce the amount of Bonus Stock otherwise payable under an award. Unless otherwise specified by the Granting Authority, no money shall be paid by the recipient for the Bonus Stock. Alternatively, the Granting Authority may offer the award holder the opportunity to purchase Bonus Stock at a discount from its fair market value. The Bonus Stock award shall be satisfied by the delivery of the designated number of shares of Stock which are not subject to restriction.

SECTION 11. LOANS

      The Granting Authority may provide that the Company shall make, or arrange for, a loan or loans with respect to the exercise of any Stock Option awarded under the Plan, with respect to the payment of the purchase price, if any, of any Restricted Stock awarded hereunder or with respect to any taxes arising from an award hereunder; provided, however, that the Company shall not loan more than the sum of (i) the excess of the purchase or exercise price of an award over the par value of any shares of Stock awarded plus (ii) the amount of any taxes arising from such award. The Granting Authority shall have full authority to decide whether a loan will be made hereunder and to determine the amount, term and provisions of any such loan, including the interest rate to be charged, whether the loan will be with or without recourse against the borrower, any security for the loan, the terms on which the loan is to be repaid and the conditions, if any, under which the loan may be forgiven.

SECTION 12. TAX OFFSET PAYMENTS

      The Granting Authority may provide for a Tax Offset Payment by the Company with respect to one or more awards granted under the Plan. The Tax Offset Payment shall be in an amount specified by the Granting Authority, which shall not exceed the amount necessary to pay the federal, state, local and other taxes payable with respect to the applicable award and the receipt of the Tax Offset Payment, assuming that the award holder is taxed at the maximum tax rate applicable to such income. The Tax Offset Payment shall be paid solely in cash.

SECTION 13. ELECTION TO DEFER AWARDS

      The Granting Authority may permit an employee or Outside Director to elect to defer receipt of an award (other than an award pursuant to Section 15) for a specified period or until a specified event, upon such terms as are determined by the Granting Authority.

SECTION 14. TAX WITHHOLDING

      14.1 Each employee shall, no later than the date as of which the value of an award first becomes includible in such person's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee.

      14.2 To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an employee may elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award or (ii) delivering to the Company shares of unrestricted Stock previously owned by the person for at least six months.

SECTION 15. AUTOMATIC STOCK OPTIONS AND LIMITED STOCK APPRECIATION RIGHTS.

      15.1 Outside Directors shall be granted Stock Options as follows:

            (a) Existing Directors. On the first trading day following the approval of this Plan by the Company's stockholders, a Stock Option to purchase 20,000 shares of Stock, subject to adjustment as provided in
      Section 4.5, shall be granted automatically to each Outside Director who is then a member of the Board.

            (b) Triennial Option Grants. On each three-year anniversary of the date of grant of the Stock Options granted pursuant to Section 15.1(a), a Stock Option to purchase 20,000 shares of Stock, subject to adjustment as provided in Section 4.5, shall be granted automatically to each Outside Director who is then a member of the Board.

            (c) Initial Grants for New Outside Directors. Each new Outside Director who has not been granted a Stock Option pursuant to Section 15.1(a) or Section 15.1(b), upon the first trading day coincident with or immediately following the effective date of his or her election as an Outside Director, shall be granted a Stock Option to purchase a pro-rated number of shares of Stock. The pro-rated number of shares of Stock with respect to which a Stock Option shall be granted shall be equal to 20,000, subject to adjustment as provided in Section 4.5, times a fraction, the numerator of which is the number of whole months remaining (if any) until the next triennial Stock Option grant under Section 15.1(b) and the denominator of which is 36. A "whole" month will include the month in which the Outside Director is elected or appointed where the date of election or appointment is on or before the tenth of the month.

            (d) For purposes of this Section 15.1, the term trading day shall mean a day on which the Stock is traded on a national securities exchange, on the Nasdaq National Market, or in the over-the-counter market.

            (e) Notwithstanding the foregoing, if on any date on which Stock Options are to be granted under this Section 15.1 the remaining shares available for issuance to Outside Directors under the Plan are insufficient to enable each Outside Director to receive a Stock Option to purchase the applicable number of shares of Stock set forth above, each Outside Director who is entitled to be granted a Stock Option pursuant to this Section 15.1 on such date shall be granted a Stock Option to purchase his or her pro-rata portion of such remaining shares.

      15.2 Stock Options granted under this Section 15 shall be Non-Qualified Stock Options, and shall have the following terms and conditions:

            (a) Option Price. The option price per share of Stock purchasable under the Stock Option shall be equal to the closing sales price of the Stock on the date the Stock Option is granted.

            (b) Term of Option. The term of the Stock Option shall be ten years from the date of grant, subject to earlier termination in the event of termination of service as a director, as set forth in paragraphs (f) and
      (g) below.

            (c) Exercisability. Each Stock Option pursuant to Section 15.1 shall become exercisable as to one-third of the total number of shares of Stock covered by the Stock Option, on a cumulative basis, on each of the first, second and third anniversaries of the date of grant if the holder thereof has been an Outside Director at all times since such date of grant. The minimum number of shares with respect to which a Stock Option may be exercised is the lesser of 100 shares or the number of shares then subject to the Stock Option.

            (d) Method of Exercise. The Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in cash (including cash equivalents) or by delivery of shares of Stock already owned by the optionee for at least six months, or by any combination of the foregoing. Shares delivered upon payment of the exercise price shall be valued at the average of the high and low sale prices of the Stock on the date of exercise (or, if the Stock is not traded on such date, at the weighted average of the high and low prices on the nearest trading dates before and after such date).

            (e) Termination of Service as Director. If an optionee's service as a director is terminated for any reason, such director's Stock Options may be exercised for five years following such termination of service (but not beyond the Option term), but only to the extent such Options were vested on the date of termination of service.

            (f) Change of Control. Notwithstanding any other provision of the Plan, upon the occurrence of a Change of Control (as defined in Section 17.2), all Stock Options outstanding at the time of such Change of Control shall become immediately vested and exercisable and shall remain exercisable for five years after the director's termination of service (but not beyond the option term).

            (g) Non-transferability. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution. During an optionee's lifetime, all Stock Options shall be exercisable only by the optionee or, in the event of the optionee's disability, by his or her guardian or legal representative.

            (h) Stockholder Rights. The holder of a Stock Option shall, as such, have none of the rights of a stockholder.

      15.3 Limited Stock Appreciation Rights in Tandem with Options. Each Stock Option granted to an Outside Director under this Section 15 shall be granted in tandem with a Limited Stock Appreciation Right which may be exercised only within the 60-day period following a Change of Control. Upon exercise of the Limited Stock Appreciation Right, the holder shall receive, for each share with respect to which the Limited Stock Appreciation Right is exercised, an amount equal in value to the excess of the Change of Control Price (as defined in Section 17.3) over the exercise price of the related Stock Option. The Limited Stock Appreciation Right shall be payable solely in cash, and shall be paid within 30 days of the exercise of the Limited Stock Appreciation Right. Upon the exercise of the Limited Stock Appreciation Right, the Stock Option granted in tandem with such Right shall expire.

SECTION 16. AMENDMENTS AND TERMINATION

      The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder's written consent. Amendments may be made without stockholder approval except as required to satisfy Section 422 of the Code, Section 162(m) of the Code, or other NASDAQ, stock exchange, or regulatory requirements.

SECTION 17. CHANGE OF CONTROL

      17.1 In the event of a Change of Control, unless otherwise determined by the Granting Authority at the time of grant or by amendment (with the award holder's consent) of such grant:

            (a) all outstanding Stock Options and all outstanding Stock Appreciation Rights (including Limited Stock Appreciation Rights) awarded under the Plan shall become fully exercisable and vested;

            (b) the restrictions and deferral limitations applicable to any outstanding Restricted Stock and Deferred Stock awards under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

            (c) to the extent the cash payment of any award is based on the fair market value of Stock, such fair market value shall be the Change of Control Price.

      17.2 A "Change of Control" shall be deemed to occur on:

            (a) the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (other than the Company and its subsidiaries as determined immediately prior to that date) has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in rule 13d-3, or any successor rule, under the Securities Exchange Act of 1934) of securities of the Company representing 25% or more of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board, unless such person has acquired 80% or more of such securities directly from the Company;

            (b) the date on which one-third or more of the members of the Board shall consist of persons other than Current Directors (for these purposes a "Current Director" shall mean any member of the Board on the Effective Date and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board);

            (c) the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation where (i) the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or (ii) where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

            (d) the date of approval by the stockholders of the Company of an agreement providing for the sale or other disposition of all or substantially all of the assets of the Company.

      17.3 "Change of Control Price" means the highest price per share paid in any transaction reported in the Nasdaq National Market or on any national securities exchange where the Stock is traded, or paid or offered in any transaction related to a Change of Control at any time during the 90-day period ending with the Change of Control. Notwithstanding the foregoing sentence, in the case of Stock Appreciation Rights granted in tandem with Incentive Stock Options, the Change of Control Price shall be the highest price paid on the date on which the Stock Appreciation Right is exercised.

SECTION 18. GENERAL PROVISIONS

      18.1 Each award under the Plan shall be subject to the requirement that, if at any time the Granting Authority shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Stock thereunder, such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Granting Authority.

      18.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon any employee of the Company, or of a Related Company, any right to continued employment, and no award shall confer upon any Outside Director any right to continued service as a director.

      18.3 Determinations by the Granting Authority under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

      18.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 19. EFFECTIVE DATE OF PLAN

      The Plan was adopted by the Company's Board of Directors on August 1, 2001, and shall be effective as of such date (the "Effective Date"), subject to the approval of the Plan by the Company's stockholders at the 2001 Annual Meeting of Stockholders.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Indemnification Under Dianon's Certificate of Incorporation and Delaware Law. Article Tenth of Dianon's certificate of incorporation provides for the indemnification of directors or officers, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The General Corporation Law of the State of Delaware provides for the indemnification of directors and officers under certain conditions.

      Dianon D&O Insurance. The directors and officers of Dianon are insured under a policy of directors' and officers' liability insurance.

      Merger Agreement Provisions Relating To UroCor and Dianon Directors and Officers. Dianon is obligated, for six years after the merger, to maintain in effect UroCor's current directors' and officers' liability insurance (but the annual premiums for such insurance may not exceed $240,000) covering acts or omissions occurring prior to the effective time of the merger. Dianon will cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of 6 years the current provisions regarding indemnification of officers, directors and employees.

Item 21. Exhibits and Financial Statement Schedules.

      (a)   List of Exhibits

EXHIBIT                            DESCRIPTION
-------                            -----------

2.1 Agreement and Plan of Merger dated as of June 28, 2001 among DIANON Systems, Inc., UroCor, Inc. and UroCor Acquisition Corp., which is attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration Statement.

3.1 Restated Certificate of Incorporation of the Registrant, as amended through June 12, 1991 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement No. 33-41226).

3.2 Restated By-laws of the Registrant, as amended through February 2, 1997 (incorporated herein by reference to Exhibit 4.2 of the Registrant's Registration Statement No. 333-18817).

4.1 Rights Agreement, dated as of April 29, 1994, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 in the Registrant's Form 8-K dated April 29, 1994, filed with the Securities and Exchange Commission on May 9, 1994).


                                    S4-II-1

EXHIBIT                            DESCRIPTION
-------                            -----------

4.2 Amendment dated as of October 4, 1995 to Rights Agreement, dated as of April 29, 1994, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit No. 1 in the Registrant's Form 8-K dated October 30, 1995, filed with the Securities and Exchange Commission on November 8, 1995).

5 Opinion of Cadwalader, Wickersham & Taft regarding the validity of the securities being registered.

8.1 Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the merger.

8.2 Opinion of Fulbright & Jaworski L.L.P. regarding material federal income tax consequences relating to the merger.

21    Subsidiaries of the Registrant.

23.1  Consent of Arthur Andersen LLP (for the Registrant)

23.2  Consent of Arthur Andersen LLP (for UroCor, Inc.)

23.3 Consent of Cadwalader, Wickersham & Taft (included in the opinions filed as Exhibit 5 and Exhibit 8.1 to this Registration Statement).

23.4  Consent of Fulbright & Jaworski L.L.P. (included in the opinion filed as
      Exhibit 8.2 to this Registration Statement).

23.5 Consent of Lazard Freres & Co. LLC (included in the opinion attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement)

23.6  Consent of U.S. Bancorp Piper Jaffray Inc.

99.1  Form of Dianon Proxy Card.

99.2  Form of UroCor Proxy Card.


Item 22. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the


                                    S4-II-2
            foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
      Section 10(a) (3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
      Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                    S4-II-3

      (7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    S4-II-4

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stratford, State of Connecticut, on August 2, 2001.

                                       DIANON SYSTEMS, INC.
                                       (Registrant)

                                       By: /s/ Kevin C. Johnson
                                           -------------------------------------
                                           Kevin C. Johnson
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 2, 2001.

                   SIGNATURE                            TITLE


/s/   Kevin C. Johnson             President and Chief Executive Officer and a
------------------------------        Director
Kevin C. Johnson


/s/   David R. Schreiber           Senior Vice President, Finance and Chief
------------------------------        Financial Officer (Principal Financial and
David R. Schreiber                    Accounting Officer) and a Director


/s/   John P. Davis                Director
------------------------------
John P. Davis


/s/   G.S. Beckwith Gilbert        Director
------------------------------
G.S. Beckwith Gilbert


/s/   Bruce K. Crowther            Director
------------------------------
Bruce K. Crowther


/s/   E. Timothy Geary             Director
------------------------------
E. Timothy Geary


/s/   Jeffrey L. Sklar             Director
------------------------------
Jeffery L. Sklar, M.D., Ph.D.


/s/   James T. Barry               Director
------------------------------
James T. Barry


                                    S4-II-5

                                  EXHIBIT INDEX

EXHIBIT                            DESCRIPTION
-------                            -----------

2.1 Agreement and Plan of Merger dated as of June 28, 2001 among DIANON Systems, Inc., UroCor, Inc. and UroCor Acquisition Corp., which is attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration Statement.

3.1 Restated Certificate of Incorporation of the Registrant, as amended through June 12, 1991 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement No. 33-41226).

3.2 Restated By-laws of the Registrant, as amended through February 2, 1997 (incorporated herein by reference to Exhibit 4.2 of the Registrant's Registration Statement No. 333-18817).

4.1 Rights Agreement, dated as of April 29, 1994, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 in the Registrant's Form 8-K dated April 29, 1994, filed with the Securities and Exchange Commission on May 9, 1994).

4.2 Amendment dated as of October 4, 1995 to Rights Agreement, dated as of April 29, 1994, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit No. 1 in the Registrant's Form 8-K dated October 30, 1995, filed with the Securities and Exchange Commission on November 8, 1995).

5 Opinion of Cadwalader, Wickersham & Taft regarding the validity of the securities being registered.

8.1 Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the merger.

8.2 Opinion of Fulbright & Jaworski L.L.P. regarding material federal income tax consequences relating to the merger.

21    Subsidiaries of the Registrant.

23.1  Consent of Arthur Andersen LLP (for the Registrant)

23.2  Consent of Arthur Andersen LLP (for UroCor, Inc.)

23.3 Consent of Cadwalader, Wickersham & Taft (included in the opinions filed as Exhibit 5 and Exhibit 8.1 to this Registration Statement).

23.4  Consent of Fulbright & Jaworski L.L.P. (included in the opinion filed as
      Exhibit 8.2 to this Registration Statement).

23.5 Consent of Lazard Freres & Co. LLC (included in the opinion attached as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement)

23.6  Consent of U.S. Bancorp Piper Jaffray Inc.

99.1  Form of Dianon Proxy Card.

99.2  Form of UroCor Proxy Card.